     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 1998
                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                             BRIO TECHNOLOGY, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                              7372                            77-0210797
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            3430 WEST BAYSHORE ROAD
                              PALO ALTO, CA 94303
                                (650) 856-8000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                KAREN J. WILLEM
                            CHIEF FINANCIAL OFFICER
                             BRIO TECHNOLOGY, INC.
                            3430 WEST BAYSHORE ROAD
                              PALO ALTO, CA 94303
                                (650) 856-8000
 (NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                  COPIES TO:
             MARK B. WEEKS                        MARK A. BERTELSEN
            JON E. GAVENMAN                        JOSE F. MACIAS
            PATRICK R BARRY                         S. DAWN SMITH
           VENTURE LAW GROUP              WILSON SONSINI GOODRICH & ROSATI
      A PROFESSIONAL CORPORATION              PROFESSIONAL CORPORATION
          2800 SAND HILL ROAD                    650 PAGE MILL ROAD
         MENLO PARK, CA 94025                    PALO ALTO, CA 94304
            (650) 854-4488                         (650) 493-9300

                                ---------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.
                                ---------------

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF                                   AGGREGATE OFFERING     AMOUNT OF
     SECURITIES TO BE REGISTERED                                     PRICE(1)      REGISTRATION FEE
---------------------------------------------------------------------------------------------------
  Common Stock, par value $0.001...............................    $33,350,000         $9,838.25

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

SUBJECT TO COMPLETION, DATED MARCH 3, 1998

[LOGO OF BRIO TECHNOLOGY]

--------------------------------------------------------------------------------

       SHARES

 COMMON STOCK

--------------------------------------------------------------------------------

 Of the     shares of Common Stock, par value $0.001 per share ("Common
 Stock"), of Brio Technology, Inc. ("Brio" or the "Company") offered hereby
 (the "Offering"),     shares are being offered by the Company and     shares
 are being offered by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders" and "Underwriting." Prior to this Offering, there has been no public market for the Common Stock. It is currently estimated that
 the initial public offering price will be between $    and $    per share.
 See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for listing on the Nasdaq National Market under the symbol "BRYO."

 FOR INFORMATION CONCERNING CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" COMMENCING ON PAGE 5.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             PRICE               PROCEEDS
             TO     UNDERWRITING TO         PROCEEDS TO SELLING
             PUBLIC DISCOUNT(1)  COMPANY(2) STOCKHOLDERS
  Per Share  $      $            $          $
  Total(3)   $      $            $          $

 (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
 (2) Before deducting expenses estimated at $   , payable by the Company.
 (3) The Company and the Selling Stockholders have granted the Underwriters a
     30-day option to purchase up to    additional shares of Common Stock
     solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount, Proceeds to
     Company and Proceeds to Selling Stockholders will be $   , $   , $    and
     $   , respectively. See "Underwriting."

 The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. Delivery of the shares of Common Stock offered hereby to the Underwriters is expected to be made in New York,
 New York on or about       , 1998.

 DEUTSCHE MORGAN GRENFELL

              BANCAMERICA ROBERTSON STEPHENS

                                      FIRST ALBANY CORPORATION

                                                              PIPER JAFFRAY INC.

 The date of this Prospectus is       , 1998

                                [COLOR ARTWORK]


                     [DESCRIPTION OF COLOR ARTWORK]

  The inside front cover contains the same centered, dissected circle as the gatefold center graphic. However, in this circle the icons are eliminated, as is the upper-right arrow. The outside perimeter contains the same phrases:
"Client/Server Access" and "Web or Intranet Access." There are 5 text phrases embedded within the circle. Analoging to a clock face, the text phrases are positioned as follows:

  At twelve o'clock is a set of 4 stacked phrases: (i), (ii), (iii) and (iv). At two o'clock is the phrase: Query, Analysis & Reporting Directly from Data Sources
  At half-past three is: Query, Analysis & Reporting from Existing Data
  Models
  At six o'clock is: Ad Hoc Analysis from Pre-Built Reports
  At ten o'clock is: Web or Intranet Access

  The very top potion of the page contains a text box with the words "Enterprise Business Intelligence." Below it and on the left are two paragraphs. The text in the paragraph is as follows:

  Delivering effective enterprise business intelligence requires a new approach--the information supply chain. This information delivery and analysis strategy incorporates individuals who manage and produce information--Information Producers--and individuals who use information as a part of their daily business life--Information Consumers.

  This information supply chain approach allows Information Producers to leverage their strengths in data management, applications and report development and infrastructure management while enabling end users to focus an answering key business questions--on their own.

  Below that text is an empty space, then a third paragraph as follows:

  Information Consumers. The largest group of users in any organization require:
  Below the paragraph are set square bullet points:

  . Ad hoc analysis
  . Off-line analysis and reporting
  . Consistent user interface
  . Accessibility via the Web
  . Intuitive and easy to learn products
  . Timely delivery of information and reports

  Below the bullet points is another text box stretching across the left half of the page with the words "Information Consumers."

  On the upper right portion of the page, directly below the large text box is a smaller text box stretching across the right half of the page with the words "Information Producers." Below the text box is the phrase:

  Information Producers--IT professionals and departmental power users--who deliver business information to the organization require solutions that provide:

  Below this phrase are 7 square bullet points staggered at various points to the right, roughly shadowing the perimeter of the wheel. The bullet points read:

  . Scalable architecture
  . Simple support and maintenance
  . Leverage existing technology
  . Secure report distribution
  . Centralized control
  . Quick implementation
  . Comprehensive, integrated tools


           [END OF DESCRIPTION OF COLOR ARTWORK INSIDE FRONT COVER]




  Adaptive Reporting, Brio, Brio Enterprise, Brio.Insight, BrioQuery, BrioQuery Designer, BrioQuery Explorer, BrioQuery Navigator, Brio.Quickview, Broadcast Server, DataPrism, OnDemand Server and the Company's logo are trademarks of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  Except as otherwise noted herein, information in this Prospectus assumes (i) no exercise of the Underwriters' over-allotment option, (ii) a one-for-two reverse stock split to be effected in March 1998, (iii) the reincorporation of the Company from California to Delaware, (iv) the conversion of all outstanding shares of Preferred Stock of the Company into shares of Common Stock of the Company upon the closing of this Offering, (v) the exercise of a warrant to purchase 10,000 shares of Common Stock and (vi) the filing, upon the closing of this Offering, of a restated certificate of incorporation authorizing 2,000,000 shares of undesignated Preferred Stock.

                      [DESCRIPTION OF GATEFOLD GRAPHICS]


  The graphic heading starts with the phrase "Brio Enterprise for the Enterprise." Directly underneath this heading is the sentence: "Brio Enterprise is Brio Technology's comprehensive client/server and web-based suite of products that meets the needs of both Information Producers and Information Consumers. In the center of the gatefold there is a circle divided into 8 various-sized wedges. In the center of the circle is an icon representing the Brio Enterprise Server product with the text "Brio Enterprise Server" set out in a block directly below the icon. In the upper right portion of the circle is an icon representing the BrioQuery product with the text "BrioQuery" set directly below the icon in a text block. An arrow runs counter-clockwise through the upper right quadrant of the circle. On the left side of the circle, still within the circle itself at approximately a 70(degrees) angle from the top of the circle, lies an icon representing the Brio.Quickview product, again placing the text in a block directly below the icon. Curved arrows radiate from each side of the icon, one clockwise and the other counter-clockwise, each covering about 30(degrees) of the circle. An icon representing the Brio.Insight product lies in the bottom portion of the circle. Directly below the icon lies the text "Brio.Insight." Arrows radiate from each side of the icon in the same fashion as the arrows from the Brio.Quickview icon, but each of these arrows extends for approximately 90(degrees) of the circle. Around the perimeter of the circle is a solid band encasing two phrases. The upper right portion contains the phrase "Client/Server Access" and the lower left portion contains the phrase "Web or Intranet Access."

  Directly below the graphic heading and extending across the width of the page is a graphic consisting of two boxes linked by a double-headed arrow. The box on the left side of the page carries the text "Information Consumers" and the box at the right side carries the text "Information Producers." This graphic represents the two major subsets of individuals Brio's products serve.

  The page is roughly divided into 4 quadrants, each representing different products that meet a slightly different mix of needs, as evinced by their positioning under the "Information Consumers"--"Information Producers" continuum. In the lower left quadrant, closest to the left-hand side of the page, lies the Brio.Quickview icon, along with two different screen shots demonstrating the product the screen shots are diagonal from one another and overlap slightly. The icon is below them and to the left. Above and to the right is the following text:

  Brio.Quickview
  Browser-based report viewing and refresh of data views provides Web users timely, formatted reports. Brio's Executive Information System interface launches other applications and provides one-touch report selection.

  Above the text and slightly to the right are two more screen shots, these taken from Brio Enterprise Server, again diagonally placed and slightly overlapping. Above the intersection of the screens and to the right lies the following text:

  Brio Enterprise Server
  Brio Enterprise Server bridges Information Producers to Information Consumers with "push" and "pull" server technology. Brio's server solutions enables query over the Web and pushes information to Information Consumers via client's server connection, the Web, email, fileservers, or printers. Brio Enterprise Server provides IT with "zero administration" Web-based clients, and a full range of capabilities for managing user profiles, security and usage.

  Centered above the text is the Brio Enterprise server, intersecting the double-sided arrow that spreads across the top portion of the page.

  The upper right quadrant has a similar array. The BrioQuery icon is in the lower left corner of the array, with two screen shots linked diagonally above and to the right. In the upper right quadrant of the array lies the text:

  BrioQuery Designer, Explorer and Navigator
  With one intuitive interface, BrioQuery delivers integrated query, analysis and reporting via existing client/server environments. For IT departments, BrioQuery provides database administration functionality, security, auditing and repository set-up, including the ability to build data models and reports to be shared across the organization.

  The lower right quadrant is a mirror image of the upper right quadrant. The upper right portion contains the Brio.Insight icon, then come the two interlocked diagonal screens, then on the lower left portion lies the text:

  Brio.Insight
  Utilizing adaptive reporting technology, Brio's Web-client product, Brio.Insight adapts its functionality--report by report--based on security and user profiles. Users experience the same query, analysis and reporting as BrioQuery--but based in the Web browser.

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with and is qualified in its entirety by the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Brio designs, develops, markets and supports software products that enable organizations to rapidly implement enterprise business intelligence solutions. Brio provides a solution that is architected for the enterprise, designed for business users, and engineered for IT departments. The Company's software suite, consisting of server products and a range of Web, email, and client-server based software, minimizes the user's dependence and corresponding impact on IT departments by operating within existing hardware and software infrastructures. These user-centric, cross-platform products provide dynamic query, analysis, and reporting functionality in a distributed processing architecture. Brio's strategy is to be a leading provider of enterprise business intelligence solutions by (i) extending its technology leadership,
(ii) broadening its distribution channels, (iii) expanding its product deployments throughout the enterprise, (iv) leveraging its industry relationships, (v) increasing its international presence and (vi) providing its customers with premium support and service. The Company principally sells and markets its software and services through a direct sales and services organization located in the United States, Canada, the United Kingdom, France and Australia as well as worldwide through its indirect channel, including value added resellers, resellers and distributors. The Company's customers currently include: ARCO, Avis Rent A Car Systems, California State University System, Comcast Cable Communications, Hewlett-Packard, Hoffman LaRoche, IBM, Motorola, Sun Microsystems, the U.S. Army and Worldcom Network Services.

                                  THE OFFERING

Common Stock offered .............................      shares (including      shares by the
                                                   Company and      shares by the Selling
                                                   Stockholders)
Common Stock outstanding after the Offering.......      shares(1)
Use of proceeds................................... General corporate purposes, including working capital, capital expenditures, and repayment
                                                   of certain indebtedness. See "Use of
                                                   Proceeds."
Proposed Nasdaq National Market symbol............ BRYO

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                                 (In thousands)

                                                           NINE MONTHS ENDED
                                 YEAR ENDED MARCH 31,        DECEMBER 31,
                                ------------------------  -------------------
                                 1995    1996     1997       1996      1997
                                ------  -------  -------  ----------- -------
                                                          (UNAUDITED)
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
 Total revenues................ $3,512  $ 4,527  $13,386    $ 8,709   $18,560
 Gross profit..................  3,115    3,816   11,730      7,594    16,189
 Operating expenses............  3,445    7,045   17,720     11,063    22,703
 Loss from operations..........   (330)  (3,229)  (5,990)    (3,469)   (6,514)
 Net loss......................   (370)  (3,196)  (5,965)    (3,426)   (6,740)

                                                           DECEMBER 31, 1997
                                                         -----------------------
                                                         ACTUAL   AS ADJUSTED(2)
                                                         -------  --------------
CONSOLIDATED BALANCE SHEET DATA:
 Cash and cash equivalents.............................. $ 1,472       $
 Total current assets...................................   9,254
 Total current liabilities..............................  11,324
 Noncurrent liabilities.................................   1,609
 Stockholders' equity (deficit).........................    (554)

-------
(1) Based on the number of shares outstanding as of December 31, 1997. Excludes
    (i) 1,204,562 shares issuable upon exercise of options outstanding as of December 31, 1997 with a weighted average exercise price of $1.79 per share, (ii) 10,000 shares issuable upon exercise of an outstanding warrant as of December 31, 1997 with an exercise price of $.60 per share (which warrant the Company expects will be exercised immediately prior to completion of this Offering), (iii) 130,229 shares available for issuance under the Company's 1992 Stock Option Plan, (iv) 2,250,000 shares reserved for issuance upon exercise of options that may be granted under the newly adopted 1998 Stock Option Plan, (v) 300,000 shares reserved for issuance upon exercise of options that may be granted under the newly adopted 1998 Directors' Stock Option Plan, and (vi) 500,000 shares reserved for issuance under the newly adopted 1998 Employee Stock Purchase Plan. See "Management--Stock Plans" and Note 8 of Notes to Consolidated Financial Statements.
(2) As adjusted to reflect the sale of      shares of Common Stock offered by
    the Company hereby, at an assumed initial public offering price of $   per
    share and after deducting the estimated underwriting discount and estimated offering expenses, and receipt of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  THE COMPANY

  Brio Technology, Inc. designs, develops, markets and supports software products that enable organizations to rapidly implement enterprise business intelligence solutions. The Company's software solution is a comprehensive client-server and Web-based suite of products designed to enable large numbers of business professionals to access and analyze data in order to make faster and more informed business decisions.

  In today's increasingly competitive markets, organizations in virtually every industry are seeking to improve the ability of business professionals to make timely, fact-based business decisions. To accomplish this objective, organizations must establish and maintain an infrastructure that empowers business professionals with analytical tools and information to improve their decision making. The Company refers to this infrastructure as a business intelligence environment. Over the last decade, many organizations have spent considerable effort and resources to collect, organize and distribute data, but have been unable to fully empower business professionals with the benefits of a business intelligence environment.

  The Company believes there is a need for an approach to business intelligence modeled on the concept of an "INFORMATION SUPPLY CHAIN" consisting of individuals who produce information, or "INFORMATION PRODUCERS," and individuals who consume and use information as part of their daily business, or "INFORMATION CONSUMERS." The Company believes that an enterprise business intelligence approach based on the concept of an information supply chain is the most effective way of meeting the needs of users throughout an organization.

  The Company's Brio Enterprise product suite and related services enable organizations to develop and deploy enterprise business intelligence solutions that maximize the value of corporate data. The Company provides an integrated solution that is architected for the enterprise, designed for information consumers, and engineered for information producers. The Company's software suite consists of its server products and a range of Web, email, and client-server based software. These user-centric, cross-platform products provide dynamic query, analysis, and reporting functionality in a distributed processing architecture. The Company's products are designed to be easily and quickly implemented, to scale from departmental deployments to enterprise solutions, to minimize the dependence and impact on IT departments, and to leverage existing hardware and software investments.

  Brio's strategy is to be a leading provider of enterprise business intelligence software solutions. The Company plans to extend its technology leadership by devoting significant resources to research and development and leveraging relationships with industry partners. The Company also intends to broaden its distribution capabilities by expanding its indirect channel and growing its direct sales force to focus on enterprise-wide deployments within large organizations. Additionally, Brio has formed strategic relationships that provide enhanced integration with partner technology and increased market exposure and sales opportunities. Brio also intends to increase its international presence and to maintain a focus on quality customer service and support.

  The Company principally sells and markets its software and services through a direct sales and services organization located in the United States, Canada, the United Kingdom, France and Australia and internationally through its indirect channel, including value-added resellers, resellers and distributors. The Company's customers currently include: ARCO, Avis Rent A Car System, California State University System, Comcast Cable Communications, Hewlett-Packard, Hoffman LaRoche, IBM, Motorola, Sun Microsystems, the U.S. Army and Worldcom Network Services.

  Brio was incorporated in California in 1989 and will be reincorporated in Delaware prior to the closing of this Offering. The Company's principal executive offices are located at 3430 West Bayshore Road, Palo Alto, CA 94303. Its telephone number at that location is (650) 856-8000.

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock offered by this Prospectus. When used in this Prospectus, the words "expects," "anticipates," "intends," "plans," "estimates" and similar expressions are intended to identify forward looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those risks discussed below and elsewhere in this Prospectus. Actual results could differ materially from those projected in the forward looking statements as a result of the risk factors discussed below and elsewhere in this Prospectus.

  HISTORY OF NET LOSSES; SUBSTANTIAL ACCUMULATED DEFICIT; UNCERTAIN FUTURE PROFITABILITY. The Company incurred net losses of $370,000, $3.2 million, $6.0 million and $6.7 million in fiscal 1995, 1996, 1997 and for the nine months ended December 31, 1997, respectively. As of December 31, 1997, the Company had an accumulated deficit of approximately $16.5 million. Given the Company's history of net losses, there can be no assurance of revenue growth or profitability on a quarterly or annual basis in the future. While the Company achieved significant quarter-to-quarter revenue growth in fiscal 1997 and in the nine months ended December 31, 1997, the Company does not expect to sustain the same rate of sequential quarterly revenue growth in future periods. In addition, the Company intends to increase its operating expenses significantly in fiscal 1999; therefore, the Company's operating results will be adversely affected if revenue does not increase. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in rapidly evolving markets. To address these risks, the Company must, among other things, successfully increase the scope of its operations, respond to competitive developments, continue to attract, retain and motivate qualified personnel and continue to commercialize products incorporating advanced technologies. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so would have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company has experienced and expects to continue to experience significant fluctuations in quarterly operating results based on a number of factors, many of which are not within the Company's control. Among other things, the Company's operating results have fluctuated in the past due to the timing of product enhancements and new product announcements by the Company, the lengthy sales cycle of the Company's products, market acceptance of and demand for the Company's products, capital spending patterns of the Company's customers, customer order deferrals in anticipation of enhancements or new products offered by the Company, the Company's ability to attract and retain key personnel, the mix of domestic and international sales, personnel changes and changes in the timing and level of operating expenses. The Company's results of operations may also fluctuate in the future due to a number of factors, including but not limited to those discussed above as well as the number and significance of product enhancements and new product announcements by the Company's competitors, changes in pricing policies by the Company or its competitors, the ability of the Company to develop, introduce and market new and enhanced versions of the Company's products on a timely basis, customer order deferrals in anticipation of enhancements or new products offered by the Company's competitors, nonrenewal of service agreements, software defects and other product quality problems, the mix of direct and indirect sales, currency fluctuations, costs or damage awards associated with the current Business Objects, S.A. litigation, and general economic conditions. The Company anticipates that an increasing portion of its revenue could be derived from larger orders, in which case the timing of receipt and fulfillment of any such orders could cause material fluctuations in the Company's operating results, particularly on a quarterly basis. Furthermore, the Company has experienced, and expects to continue to experience, seasonality due, among other things, to customer capital spending patterns and the general summer slowdown in sales. Such seasonality could have a material adverse effect on the Company's results of operations, particularly for the quarters ending June 30 or September 30.

  In addition, the Company currently intends to commit substantial financial resources to research and development, customer support and sales and marketing, including the expansion of its direct sales force, third-party partnering relationships and its indirect channel sales organization, and expects that expenses relating to its litigation with Business Objects, S.A. will increase in future periods. The Company also expects to increase its staffing and systems infrastructure in order to support the Company's expanding operations and to comply with the additional responsibilities of a public company. To the extent such expenses are not subsequently followed by increased revenues, the Company's business, operating results and financial condition could be materially adversely affected. The timing of such expansion and the rate at which new sales people become productive could also cause material fluctuations in the Company's quarterly operating results.

  Due to the foregoing factors, quarterly revenue and operating results are difficult to forecast. Further, the Company's expense levels are based in significant part on the Company's expectations as to future revenue and are therefore relatively fixed in the short term. Additionally, the Company has in the past and expects in the future to recognize the majority of its license revenue in the last month of each quarter. If revenue levels fall below expectations, net income is likely to be disproportionately adversely affected because a proportionately smaller amount of the Company's expenses varies with its revenue. In light of the foregoing, in some future quarter the Company's reported or anticipated operating results may fail to meet or exceed the expectations of securities analysts or investors. In such event, the price of the Company's Common Stock would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


  DEPENDENCE ON DIRECT SALES FORCE. The Company has historically sold its products primarily through its direct sales and services organization located in the United States, Canada, the United Kingdom, France and Australia, and the Company intends to continue to invest significant resources to expand its direct sales force. Revenues from direct sales were 91%, 93% and 88% of total revenues for fiscal 1996, 1997 and the nine months ended December 31, 1997, respectively. Competition for personnel with a sufficient level of expertise and experience for these positions is intense, particularly among the Company's competitors who may have substantially greater resources than the Company or greater resources dedicated to hiring such personnel. In addition, the Company has experienced significant turnover of its sales force. Such turnover tends to slow sales efforts until replacement personnel can be recruited and trained to become productive members of the Company's sales force. There can be no assurance that the Company will be able to attract and retain adequate sales and marketing personnel, despite the expenditure of significant resources to do so, and the failure to do so could have a material adverse effect on the Company's business, operating results and financial condition. See "--Dependence on Key Personnel and Hiring of Additional Personnel."

  DEPENDENCE ON KEY PERSONNEL AND HIRING OF ADDITIONAL PERSONNEL. The Company's success depends to a significant degree upon the continued contributions of its key management, engineering, sales and marketing personnel, many of whom would be difficult to replace. The Company has employment contracts with only three members of its executive management personnel, and currently maintains "key person" life insurance only on Yorgen

Edholm, the Company's President and Chief Executive Officer, and Katherine Glassey, the Company's Executive Vice President, Products and Services and Chief Technology Officer, respectively. The Company does not believe such insurance would adequately compensate it for the loss of either Mr. Edholm or Ms. Glassey. The Company believes its future success will also depend in large part upon its ability to attract and retain highly skilled managerial, engineering, sales and marketing and finance personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The Company has recently experienced difficulties in hiring highly qualified sales and engineering personnel, and the Company believes that it may have greater difficulty in attracting such personnel with equity incentives as a public company than it had while privately held. For example, as a result of market forces, companies in the enterprise software industry have historically experienced significant fluctuations in their market valuations. To the extent that the Company's Common Stock trades at a premium relative to historical industry averages or to other companies in the enterprise software industry, the Company may experience difficulty in attracting qualified personnel. The loss of the services of any of the key personnel, the inability to attract or retain qualified personnel in the future or delays in either hiring required personnel or the rate at which new people become productive, particularly sales personnel and engineers, could have a material adverse effect on the Company's business, operating results and financial condition. In addition, companies in the enterprise software industry whose employees accept positions with competitive companies frequently claim that their competitors have engaged in unfair hiring practices. The Company has, from time to time, received such claims from other companies and there can be no assurance that the Company will not receive additional claims in the future as it seeks to hire qualified personnel or that such claims will not result in litigation involving the Company. The Company could incur substantial costs in defending itself against any such claims, regardless of the merits of such claims or lack thereof. See "Business--Employees" and "Management--Executive Officers and Directors."

  LENGTHY PRODUCT SALES CYCLE. The purchase of the Company's products may require significant, executive-level investment and systems architecture decisions by prospective customers. Such transactions may be delayed during the customer acceptance process because the Company must provide a significant level of education to prospective customers regarding the use and benefits of the Company's products. The Company believes that most companies currently are not yet aware of the benefits of enterprise-wide business intelligence solutions or of the Company's products and capabilities, nor have such companies deployed business intelligence solutions on an enterprise-wide basis. Accordingly, the sales cycle associated with the purchase of the Company's enterprise business intelligence products is typically three to nine months in length and subject to a number of significant risks over which the Company has little or no control, including customers' budgeting constraints and internal acceptance review procedures. Further, to the extent that potential customers divert resources and attention to issues associated with the year 2000 issue, the Company's sales cycle could be further lengthened. See "--Year 2000 Compliance."

  Additionally, the sales cycle for the Company's products in international markets has historically been, and is expected to continue to be, longer than the sales cycle in the United States and Canada. Accordingly, as the Company expands internationally, the average sales cycle for the Company's products is expected to lengthen. Based in part upon, among other things, its lengthy sales cycle, the Company believes that its quarterly revenues and operating results could vary significantly in the future, and that excessive delay in product sales could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Sales and Marketing."

  DEPENDENCE ON DEVELOPMENT OF INDIRECT SALES CHANNELS. To date, the Company has sold its products principally through its direct sales and services organizations and, to a lesser extent, through value-added resellers ("VARs"), resellers and distributors (collectively referred to as the Company's "Indirect Channel"). Revenues from the Company's Indirect Channel were 9%, 7% and 12% of total revenues for fiscal 1996, 1997 and for the nine months ended December 31, 1997, respectively. The Company's ability to achieve revenue growth and improved operating margins on product sales, as well as increased worldwide sales, in the future will depend in large part upon its success in expanding and maintaining the Indirect Channel worldwide. Although the Company is currently investing and plans to continue to invest significant resources to develop the Indirect Channel, there can be no assurance that the Company will be able to continue to attract and retain additional companies in the Indirect Channel that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and services. There also can be no assurance that the Company will be able to manage conflicts within the Indirect Channel or that the Company's focus on increasing sales through the Indirect Channel will not divert management resources and attention from direct sales. In addition, the Company's agreements with companies in the Indirect Channel do not restrict such companies from distributing competing products, and in many cases may be terminated by either party without cause. There can be no assurance that the Company will be able to successfully expand its Indirect Channel or that any such expansion will result in an increase in revenues, and failure to do so could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Brio Strategy" and "--Sales and Marketing."

  COMPETITION. The market in which the Company operates is intensely competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. The Company's current and potential competitors offer a variety of software solutions and generally fall within four categories: (i) vendors of business intelligence software such as Cognos, Business Objects, S.A., Seagate, and Andyne; (ii) vendors offering alternative approaches to delivering analysis capabilities to users, such as MicroStrategy; (iii) database vendors that offer products which operate specifically with their proprietary database, such as Microsoft, IBM, Oracle or Arbor; and (iv) other companies that may in the future announce offerings of enterprise business intelligence solutions. The Company has experienced and expects to continue to experience increased competition from current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources than the Company. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than the Company. The Company expects additional competition as other established and emerging companies enter into the business intelligence software market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which could have a material adverse effect on the Company's business, operating results and financial condition. Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. The Company's current or future indirect channel partners may establish cooperative relationships with current or potential competitors of the Company, thereby limiting the Company's ability to sell its products through particular distribution channels. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could have a material adverse effect on the Company's ability to obtain new licenses, and maintenance and support renewals for existing licenses, on terms favorable to the Company. Further, competitive pressures may require the Company to reduce the price of its products, which could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so could have a material adverse effect on the Company's business, operating results and financial condition. The Company competes on the basis of certain factors, including product features, time to market, ease of use, product performance, product quality, analytical capabilities, user scalability, open architecture, customer support and price. The Company believes it presently competes favorably with respect to each of these factors. However, the Company's market is still evolving and there can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so successfully could have a material adverse effect on the Company's business, operating results and financial condition.

  LITIGATION WITH BUSINESS OBJECTS, S.A. On January 20, 1997, Business Objects, S.A. filed a complaint (the "Complaint") against the Company in the U.S. District Court for the Northern District of California in San Jose, California alleging that certain of the Company's products (including at least the BrioQuery Navigator, BrioQuery Explorer and BrioQuery Designer products) infringe at least claims 1, 2 and 4 of U.S. Patent No. 5,555,403. In April 1997, the Company filed an answer and affirmative defenses to the Complaint, denying certain of the allegations in the Complaint and asserting a counterclaim requesting declaratory relief that the Company is not infringing the patent and that the patent is invalid and unenforceable. In December 1997, venue for the case was changed to the Northern District of California in San Francisco, California. The Company believes that it has meritorious defenses to the claims made in the Complaint on both invalidity and non-infringement grounds, and intends to defend the suit vigorously. Business Objects, S.A. contends that there was no prior software or other prior art which allowed users to associate a familiar name with a query or which permitted retrieved values to be semantically dynamic. The Company has contended that, if the patent were construed to cover the Company's current products, the patent would then also cover prior art products, rendering the patent invalid. Business Objects, S.A. contends that there are material differences between those prior art products and the Company's current products. Business Objects, S.A. also contends that the patent is valid because it has been commercially successful and widely copied in the industry. The Company disputes these contentions. The Company and Business Objects, S.A. are currently conducting discovery and are awaiting a date for the claims construction hearing. The pending litigation could result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. The Complaint seeks injunctive relief and unspecified monetary damages, and Business Objects, S.A. is expected to seek lost profits and/or equivalent royalties. The Complaint also alleges willful infringement, and seeks treble damages, costs and attorneys' fees. Litigation is subject to inherent uncertainties, especially in cases such as this where complex technical issues must be decided. The Company's defense of this litigation, regardless of the merits of the Complaint or lack thereof, could be time-consuming or costly, or divert the attention of technical and management personnel, which could have a material adverse effect upon the Company's business, operating results and financial condition. There can be no assurance that the Company will prevail in the litigation given the complex technical issues and inherent uncertainties in patent litigation, particularly before the claims have been construed by the Court. In the event the Company is unsuccessful in the litigation, the Company may be required to pay damages to Business Objects, S.A. and could be prohibited from marketing certain of its products without a license, which license may not be available on acceptable terms. If the Company is unable to obtain such a license, the Company may be required to license a substitute technology or redesign to avoid infringement, in which case the Company's business, operating results and financial condition could be materially adversely affected. See "Business--Proprietary Rights" and "--Legal Proceedings."

  MANAGEMENT OF OPERATIONS; NEW MANAGEMENT TEAM. The Company's recent growth and expansion of operations has placed, and is expected to continue to place, a significant strain on its managerial, operational and financial resources. To manage its potential growth, the Company must continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. Over half of the Company's executive management have joined the Company within approximately the last eighteen months, including the Company's Chief Financial Officer, Executive Vice President, Marketing and Executive Vice President, Worldwide Operations. See "Management--Executive Officers and Directors." These individuals have not previously worked together for substantial lengths of time and are in the process of integrating as a management team, and certain of such individuals do not have significant prior experience in public company executive management. There can be no assurance that the Company will be able to effectively manage the expansion of its operations, that the Company's systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to achieve the rapid execution necessary to fully exploit the market opportunity for the Company's products and services. Any inability to manage growth, if any, could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION. Sales to customers outside of the United States and Canada, including sales generated by the Company's foreign subsidiaries, represented 9%, 14% and 19% of total revenues for fiscal 1996, 1997 and the nine months ended December 31, 1997, respectively. The Company has direct sales offices in the United Kingdom, France and Australia, and has established distribution relationships in more than 20 countries, including Belgium, Italy, Japan, The Netherlands and South Africa. The Company has, to date, localized its products in French, Italian and Japanese. A key component of the Company's strategy is its planned expansion into additional international markets. To facilitate this international expansion, the Company anticipates localizing its products for additional foreign markets in the future. If the international revenues generated by these expanded operations are not adequate to offset the expense of establishing and maintaining these foreign operations, the Company's business, operating results and financial condition could be materially adversely affected. To date, the Company has only limited experience in developing localized versions of its products and marketing and distributing its products internationally. There can be no assurance that the Company will be able to successfully localize, market, sell and deliver its products in these markets, and failure to do so could have a material adverse effect on the Company's business, operating results and financial condition.

  In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent in doing business on an international level, such as increased difficulty in controlling operating expenses, unexpected changes in regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences, which could adversely impact the success of the Company's international operations. In particular, the Company's international sales are generally denominated and collected in foreign currencies, and the Company has not historically undertaken foreign exchange hedging transactions to cover its potential foreign currency exposure. In the quarter ended December 31, 1997, the Company incurred losses on foreign currency translations resulting from intercompany receivables from its foreign subsidiaries in an amount of approximately $105,000. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, operating results and financial condition.

  DEPENDENCE UPON PRODUCT DEVELOPMENT; RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS. The Company's success will depend upon its ability to develop new products that meet changing customer requirements. The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and customer requirements, emerging competition and frequent new product introductions. The Company's products incorporate a number of advanced technologies, including a proprietary data analysis engine, a distributed architecture, as well as Web access and delivery technology. As a result, the Company may be required to change and improve its products in response to changes in operating systems, applications, networking and connectivity software, computer and communications hardware, programming tools and computer language technology. Such changes and improvements are dependent, in part, on the Company's ability to hire and retain highly qualified engineering personnel. See "--Dependence on Key Personnel and Hiring of Additional Personnel." In addition, the Company attempts to establish and maintain partner alliances with influential companies in a variety of core technology areas. The loss of a partner alliance, or the failure to establish additional partner alliances with leading companies in particular technology areas, could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company can successfully respond to changing technology, identify new product opportunities or develop and bring new products to market in a timely and cost-effective manner. The Company has in the past experienced delays in software development and there can be no assurance that the Company will not experience delays in connection with its current or future product development activities. In particular, development efforts in the UNIX server environment are complex, and the Company in the past has encountered delays in developing products for this environment. Delays and difficulties associated with new product introductions or product enhancements could have a material adverse effect on the Company's business, operating results and financial condition. Failure of the Company, for technological or other reasons, to develop and introduce new products and product enhancements on a timely basis that are compatible with industry standards and that satisfy customer requirements would have a material adverse effect on the Company's business, operating results and financial condition.

  In addition, the Company or its competitors may announce enhancements to existing products, or new products embodying new technologies, industry standards or customer requirements that have the potential to supplant or provide lower cost alternatives to the Company's existing products. The introduction of such enhancements or new products could render the Company's existing products obsolete and unmarketable. There can be no assurance that the announcement or introduction of new products by the Company or its competitors or any change in industry standards will not cause customers to defer or cancel purchases of existing products, which could have a material adverse effect on the Company's business, operating results and financial condition. Furthermore, introduction by the Company of products with reliability, quality or compatibility problems could result in reduced orders, delays in collecting accounts receivable and additional service costs. The failure to introduce a new product or product enhancement on a timely basis could delay or hinder market acceptance. Any such event could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Products and Technology."

  DEPENDENCE ON EMERGING MARKET FOR ENTERPRISE BUSINESS INTELLIGENCE; NO ASSURANCE OF MARKET ACCEPTANCE OF ENTERPRISE BUSINESS INTELLIGENCE
PRODUCTS. The Company is focusing its selling efforts increasingly on larger, enterprise-wide implementations of its products, and the Company expects such sales to constitute an increasing portion of the Company's future revenue growth, if any. To date, the Company's selling efforts have resulted in limited enterprise-wide implementations of the Company's products. The Company believes that most companies currently are not yet aware of the benefits of enterprise-wide business intelligence solutions or of the Company's products and capabilities, nor have such companies deployed business intelligence solutions on an enterprise-wide basis. While the Company has devoted significant resources to promoting market awareness of its products and the problems such products address (including training of its sales force to promote enterprise business intelligence and demonstrating the enterprise-wide business intelligence capabilities of Brio Enterprise at industry conferences and trade shows, the costs of which the Company views as a normal part of its new product sales and marketing activity), no assurance can be given that these efforts will be sufficient to build market awareness of the need for enterprise business intelligence or acceptance of the Company's products. Failure of a significant market for enterprise business intelligence products to develop, or failure of enterprise-wide implementations of the Company's products to achieve broad market acceptance, would have a material adverse effect on the Company's business, operating results and financial condition.

  YEAR 2000 COMPLIANCE. Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000 and beyond. The Company relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including financial systems (such as general ledger, accounts payable and payroll), customer services, infrastructure, networks and telecommunications equipment. The Company also relies, directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations, and governmental entities, both domestic and international, for accurate exchange of data. The Company's current estimate is that the costs associated with the year 2000 issue, and the consequences of incomplete or untimely resolution of the year 2000 issue, will not have a material adverse effect on the results of operations or financial position of the Company in any given year. However, despite the Company's efforts to address the year 2000 impact on its internal systems, the Company has not fully identified such impact or whether it can resolve it without disruption of its business and without incurring significant expense. In addition, even if the internal systems of the Company are not materially affected by the year 2000 issue, the Company could be affected through disruption in the operation of the enterprises with which the Company interacts. Furthermore, although the Company's products comply with such year 2000 requirements, the Company believes that the purchasing patterns of customers and potential customers may be affected by year 2000 issues as companies expend significant resources to correct or patch their current software systems to comply with year 2000 requirements. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company, which could have a material adverse effect on the Company's business, operating results and financial condition. See "--Lengthy Product Sales Cycle."

  RISKS OF PRODUCT DEFECTS; PRODUCT LIABILITY. As a result of their complexity, the Company's software products may contain undetected errors, failures or viruses. Despite testing by the Company and use by current and potential customers when new products are first introduced or new enhancements are released, there can be no assurance that errors will not be found in new products or enhancements after commencement of commercial shipments. Although the Company has not experienced material adverse effects resulting from any such defects and errors to date, there can be no assurance that defects and errors will not be found in new products or enhancements after commencement of commercial shipments, resulting in loss of revenues, delay in market acceptance or damage to the Company's reputation, which could have a material adverse effect upon the Company's business, operating results and financial condition. Further, the Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure for potential claims based on errors or malfunctions of its products. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of the Company's products entails the risk of such claims. Although the Company carries insurance against product liability risks, there can be no assurance that such insurance would be adequate to cover a potential claim. A product liability claim brought against the Company could have a material adverse effect on the Company's business, operating results and financial condition.

  LIMITED PROTECTION OF PROPRIETARY RIGHTS. The Company currently relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company currently has one United States patent application. There can be no assurance that the Company's patent application will result in the issuance of a patent, or if issued, will not be invalidated, circumvented or challenged, or that the rights granted thereunder, if any, will provide competitive advantages to the Company or that any of the Company's future patent applications, if any, will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology or design around any patent that may come to be owned by the Company. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technology. The Company has entered into source code escrow agreements with a number of its customers and indirect channel partners requiring release of source code under certain conditions. Such agreements provide that such parties will have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to do business or, in some cases, if the Company fails to meet its contractual obligations. The provision of source code escrows may increase the likelihood of misappropriation by third parties. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology, the Company's business, operating results and financial condition would be materially adversely affected. Currently, the Company is engaged in litigation with Business Objects, S.A. concerning the alleged infringement by the Company of a U.S. patent held by Business Objects, S.A. See "-- Litigation with Business Objects, S.A." and "Business--Legal Proceedings."

  Finally, in the future the Company may rely upon certain software that it may license from third parties, including software that may be integrated with the Company's internally developed software and used in the Company's products to perform key functions. There can be no assurance that these third-party software licenses will be available to the Company on commercially reasonable terms. The inability to obtain or maintain any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated, which could have a material adverse effect on the Company's business, operating results and financial condition.

  NO PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market will develop or be sustained after this Offering. The initial public offering price will be determined by negotiations between the Company, the Selling Stockholders and the representatives of the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after this Offering. The market price of the shares of the Company's Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcement of business partnerships, technological innovations or new product introductions by the Company or its competitors, changes of estimates of the Company's future operating results by securities analysts, developments with respect to copyrights or proprietary rights, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies. Broad market fluctuations, as well as economic conditions generally and in the software industry specifically, may result in material adverse effects on the market price of the Company's Common Stock. There can be no assurance that the market price for the Company's Common Stock will not decline below the initial public offering price. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, operating results and financial condition. These broad market fluctuations may adversely effect the market price of the Company's Common Stock. See "Underwriting."

  IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of the Common Stock offered
hereby will suffer an immediate and substantial dilution of $    per share in
the net tangible book value of the Common Stock from the assumed initial public offering price. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

  SHARES ELIGIBLE FOR FUTURE SALE. Sales of a substantial number of shares of Common Stock in the public market following this Offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Deutsche Morgan Grenfell Inc., subject to certain limited exceptions. However, Deutsche Morgan Grenfell Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Deutsche Morgan Grenfell Inc. currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, Deutsche Morgan Grenfell Inc. will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. As a result of these restrictions, based on shares outstanding and options granted as of December 31, 1997, the following shares of Common Stock will be eligible
for future sale. On the date of this Prospectus, (i)      shares will be
eligible for immediate sale, (ii)      shares will be eligible for sale 90 days
after the date of this Prospectus, and (iii)      shares will be eligible for
sale upon expiration of lock-up agreements 180 days after the date of this Prospectus. In addition, the Company intends to file a registration statement on Form S-8 with the Securities and Exchange Commission (the "Commission")
shortly after the date of this Prospectus covering approximately       shares
of Common Stock subject to outstanding options or reserved for issuance under the Company's stock plans. See "Management--Stock Plans." Following this
Offering and expiration of the lock-up agreements, the holders of       shares
will have certain rights to require the Company to register those shares under the Securities Act. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Description of Capital Stock," "Underwriting" and "Shares Eligible for Future Sale."

  CONTROL BY EXISTING STOCKHOLDERS. Upon consummation of this Offering (based on shares outstanding as of December 31, 1997), the Company's executive officers and directors, together with entities affiliated with such individuals, will beneficially own approximately % of the Company's Common
Stock (approximately   % if the Underwriters' over-allotment option is
exercised in full). In particular, Yorgen Edholm, the Company's President and Chief Executive Officer and a director of the Company, and his spouse Katherine Glassey, the Company's Executive Vice President, Products and Services and Chief Technology Officer and a director of the Company, will beneficially own
approximately    % of the Company's Common Stock (approximately  % if the
Underwriters' over-allotment option is exercised in full). Accordingly, these stockholders may, as a practical matter, continue to be able to control the election of a majority of the Company's directors and the determination of all corporate actions after this Offering. This concentration of ownership could have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal and Selling Stockholders."

  ANTI-TAKEOVER PROVISIONS. Certain provisions of the Company's charter documents, including provisions relating to a classified board of directors and provisions eliminating cumulative voting, eliminating the ability of stockholders to take actions by written consent and limiting the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice, may have the effect of delaying or preventing a change in control or management of the Company, which could have an adverse effect on the market price of the Company's Common Stock. In addition, the Board of Directors has authority to issue up to 2,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the Common Stock. The Company has no present plan to issue shares of Preferred Stock. Further, Section 203 of the General Corporation Law of the State of Delaware (as amended from time to time, the "DGCL"), which is applicable to the Company, prohibits certain business combinations with certain stockholders for a period of three years after they acquire 15% or more of the outstanding voting stock of a corporation. See "Description of Capital Stock."

  BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS. The Company currently has no specific plan for using substantially all of the proceeds of this Offering. As a consequence, the Company will have the discretion to allocate a large percentage of such proceeds to uses which the stockholders may not deem desirable, and there can be no assurance that the proceeds can or will yield a significant return. See "Use of Proceeds."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock being offered by the Company hereby at an assumed public offering price of $
per share are estimated to be $    ($    if the Underwriters' over-allotment
option is exercised in full). The principal purpose of this Offering is to obtain additional working capital. The Company expects to use the net proceeds of this Offering for general corporate purposes, capital expenditures, working capital, and acquisitions of companies and/or technology, although there are no current agreements or negotiations with respect to any such transactions. In addition, the Company intends to use a portion of the net proceeds of this Offering to repay approximately $3.4 million of debt that has a maturity date of December 31, 1999 and bears interest at the lender's prime rate. Pending such uses, the Company intends to invest the net proceeds from this Offering in interest-bearing, investment grade securities.

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of the Company's primary credit facility prohibit the paying of dividends without the lender's consent.

                                CAPITALIZATION

  The following table sets forth as of December 31, 1997 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company giving effect to the conversion of the outstanding shares of Preferred Stock into shares of Common Stock upon the closing of this Offering, and (iii) the pro forma capitalization of the Company as adjusted to give effect to the
sale of the       shares of Common Stock offered hereby at an assumed initial
public offering price of     per share and after deducting the estimated
underwriting discount and offering expenses. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                      DECEMBER 31, 1997
                                                -------------------------------
                                                                     PRO FORMA
                                                 ACTUAL   PRO FORMA AS ADJUSTED
                                                --------  --------- -----------
                                                        (IN THOUSANDS)
Current portion of long-term debt(1)........... $  3,140   $ 3,140
                                                --------   -------
Long-term debt, less current portion(1)........      250       250
                                                --------   -------
Stockholders' equity (deficit):
  Preferred Stock, par value $0.001 per share;
   5,625,000 shares authorized, 5,466,172
   shares outstanding actual; 2,000,000 shares
   authorized pro forma and as adjusted; no
   shares outstanding pro forma and as
   adjusted....................................   15,655        --
  Common Stock, par value $0.001 per share;
   38,250,000 shares authorized; 5,745,000
   shares outstanding actual, 11,211,172 shares
   outstanding pro forma and     shares
   outstanding pro forma as adjusted(2)........    1,134    16,789
  Additional paid-in capital...................       --        --
  Notes receivable from shareholders...........     (292)     (292)
  Deferred compensation........................     (504)     (504)
  Cumulative translation adjustment............      (10)      (10)
  Accumulated deficit..........................  (16,537)  (16,537)
                                                --------   -------
    Total stockholders' equity (deficit).......     (554)     (554)
                                                --------   -------
      Total capitalization..................... $  2,836   $ 2,836
                                                ========   =======      ===

--------
(1) See Note 6 of Notes to Consolidated Financial Statements.
(2) Based on the number of shares outstanding as of December 31, 1997. Excludes (i) 1,204,562 shares issuable upon exercise of options outstanding as of December 31, 1997 with a weighted average exercise price of $1.79 per share, (ii) 10,000 shares issuable upon exercise of an outstanding warrant as of December 31, 1997 with an exercise price of $0.60 per share (which warrant the Company expects will be exercised immediately prior to completion of this Offering), (iii) 130,229 shares available for issuance under the Company's 1992 Stock Option Plan, (iv) 2,250,000 shares reserved for issuance upon exercise of options that may be granted under the newly adopted 1998 Stock Option Plan, (v) 300,000 shares reserved for issuance upon exercise of options that may be granted under the newly adopted 1998 Directors' Stock Option Plan, and (vi) 500,000 shares reserved for issuance under the newly adopted 1998 Employee Stock Purchase Plan. See "Management--Stock Plans" and Note 8 of Notes to Consolidated Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company as of December 31, 1997 was approximately $(608,000) or $(.05) per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets of the Company reduced by the amount of its total liabilities and divided by the total number of shares of Common Stock outstanding. After giving effect to the
sale by the Company of the     shares of Common Stock offered hereby at an
assumed initial public offering price of $    per share (after deducting the
estimated underwriting discount and estimated offering expenses), the adjusted pro forma net tangible book value of the Company as of December 31, 1997 would have been $ or $ per share of Common Stock. This represents an immediate increase in net tangible book value of $ per share to existing stockholders
and an immediate dilution in net tangible book value of $    per share to new
investors. The following table illustrates this per share dilution:

   Assumed initial public offering price per share.................        $
     Pro forma net tangible book value per share as of
      December 31, 1997............................................ $(.05)
     Increase per share attributable to new investors..............
                                                                    -----
   Adjusted pro forma net tangible book value per share after this
    Offering.......................................................
                                                                           ----
   Dilution per share to new investors.............................        $
                                                                           ====

  The following table summarizes on a pro forma basis, as of December 31, 1997, the differences between the existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid.

                                SHARES PURCHASED    TOTAL CONSIDERATION    AVERAGE
                                ------------------  --------------------    PRICE
                                NUMBER   PERCENT     AMOUNT    PERCENT    PER SHARE
                                -------  ---------  --------- ----------  ---------
Existing stockholders(1).......                  %   $                 %    $
New investors..................
                                 ------  ---------   -------- ----------
  Totals.......................             100.0%   $            100.0%
                                 ======  =========   ======== ==========

--------
(1) Sales by the Selling Stockholders will reduce the number of shares of
    Common Stock held by existing stockholders to     or   % (or     or   % if
    the Underwriters' over-allotment option is exercised in full) and will increase the number of shares of Common Stock held by new investors to
    or   % (or     or   % if the Underwriters' over-allotment option is
    exercised in full). See "Principal and Selling Stockholders."

  The information presented with respect to existing stockholders assumes no exercise of a warrant to purchase 10,000 shares that was outstanding on December 31, 1997 with an exercise price of $0.60 per share (which warrant the Company expects will be exercised immediately prior to completion of this Offering) and no exercise of outstanding options under the 1992 Stock Option Plan. As of December 31, 1997, options to purchase 1,204,562 shares were outstanding under the Company's 1992 Stock Option Plan with a weighted average price of $1.79 per share and 130,229 additional shares are available for issuance. In addition, the information presented excludes 2,250,000 shares reserved for issuance upon exercise of options that may be granted subsequent to December 31, 1997 under the newly adopted 1998 Stock Option Plan, 300,000 shares reserved for issuance upon exercise of options that may be granted subsequent to December 31, 1997 under the newly adopted 1998 Directors' Stock Option Plan and 500,000 shares reserved for issuance subsequent to December 31, 1997 under the newly adopted 1998 Employee Stock Purchase Plan. The issuance of Common Stock under these plans and warrant will result in further dilution to new investors. See "Management--Stock Plans" and Note 8 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and the notes thereto and the other information contained in this Prospectus. The selected consolidated statements of operations data for the years ended March 31, 1995, 1996 and 1997 and the nine months ended December 31, 1997, and the selected consolidated balance sheet data as of March 31, 1996 and 1997 and December 31, 1997, are derived from, and are qualified by reference to, the audited consolidated financial statements of the Company appearing elsewhere in this Prospectus. The consolidated balance sheet data as of March 31, 1995, are derived from audited consolidated financial statements of the Company not included herein. The selected consolidated statement of operations data for the years ended March 31, 1993 and 1994 and for the nine months ended December 31, 1996 and the selected consolidated balance sheet data as of March 31, 1993 and 1994 are derived from unaudited consolidated financial statements of the Company not included in this Prospectus which have been prepared by the Company on a basis consistent with the audited consolidated financial statements appearing elsewhere in this Prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of such data. The results of operations for the nine months ended December 31, 1997 are not necessarily indicative of results to be expected for any subsequent period.

                                                                                NINE MONTHS
                                                                                   ENDED
                                       YEAR ENDED MARCH 31,                    DECEMBER 31,
                          ------------------------------------------------  -------------------
                             1993        1994      1995    1996     1997       1996      1997
                          ----------- ----------- ------  -------  -------  ----------- -------
                          (UNAUDITED) (UNAUDITED)                           (UNAUDITED)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 License fees...........     $ 470      $3,180    $2,487  $ 3,212  $10,328    $ 6,675   $13,914
 Services...............        84         287     1,025    1,315    3,058      2,034     4,646
                             -----      ------    ------  -------  -------    -------   -------
 Total revenues.........       554       3,467     3,512    4,527   13,386      8,709    18,560
                             -----      ------    ------  -------  -------    -------   -------
Cost of revenues:
 License fees...........        48         184       192      340      839        641       654
 Services...............        67         174       205      371      817        474     1,717
                             -----      ------    ------  -------  -------    -------   -------
 Total cost of revenues.       115         358       397      711    1,656      1,115     2,371
                             -----      ------    ------  -------  -------    -------   -------
Gross profit............       439       3,109     3,115    3,816   11,730      7,594    16,189
                             -----      ------    ------  -------  -------    -------   -------
Operating expenses:
 Research and
  development...........       276         725       934    1,555    2,447      1,619     3,860
 Sales and marketing....       451       1,001     1,662    4,476   13,588      8,350    16,764
 General and
  administrative........       385         819       849    1,014    1,685      1,094     2,079
                             -----      ------    ------  -------  -------    -------   -------
 Total operating
  expenses..............     1,112       2,545     3,445    7,045   17,720     11,063    22,703
                             -----      ------    ------  -------  -------    -------   -------
Income (loss) from
 operations.............      (673)        564      (330)  (3,229)  (5,990)    (3,469)   (6,514)
Interest and other
 income (expense), net..       (24)        (40)      (40)      33       25         43      (226)
                             -----      ------    ------  -------  -------    -------   -------
Net income (loss).......     $(697)     $  524    $ (370) $(3,196) $(5,965)   $(3,426)  $(6,740)
                             =====      ======    ======  =======  =======    =======   =======
Basic net income (loss)
 per share(1)...........     $(.14)     $  .10    $ (.07) $  (.64) $ (1.14)   $  (.68)  $ (1.18)
                             =====      ======    ======  =======  =======    =======   =======
Shares used in computing
 basic net income (loss)
 per share(1)...........     5,000       5,000     5,000    5,018    5,218      5,069     5,715
                             =====      ======    ======  =======  =======    =======   =======
Pro forma basic net loss
 per share(1)...........                                           $  (.63)   $  (.37)  $  (.62)
                                                                   =======    =======   =======
Shares used in computing
 pro forma basic net
 loss per share (1).....                                             9,479      9,213    10,898
                                                                   =======    =======   =======
                                       YEAR ENDED MARCH 31,
                          ------------------------------------------------     DECEMBER 31,
                             1993        1994      1995    1996     1997           1997
                          ----------- ----------- ------  -------  -------  -------------------
                          (UNAUDITED) (UNAUDITED)
CONSOLIDATED BALANCE
 SHEET DATA:                                        (IN THOUSANDS)
Cash and cash
 equivalents............     $ 167      $   39    $3,091  $   546  $   890        $ 1,472
Total current assets....       442         925     4,284    3,002    6,516          9,254
Total current
 liabilities............       839       1,178     1,221    3,371    8,295         11,324
Noncurrent liabilities..       420          --        --       --      457          1,609
Stockholders' equity
 (deficit)..............      (690)       (166)    3,236      100      133           (554)

-------
(1) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share amounts.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and the other information included elsewhere in this Prospectus. Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward-looking statements. The forward-looking statements contained herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. For a more detailed discussion of these and other business risks, see "Risk Factors."

OVERVIEW

  The Company designs, develops, markets and supports software products that enable organizations to rapidly implement enterprise business intelligence solutions. The Company's first product, DataPrism, was introduced in 1990, and the Company's most recent version of its product suite, Brio Enterprise 5.5, was introduced in 1997. The Company had net losses of $3.2 million, $6.0 million and $6.7 million in fiscal 1996, 1997 and for the nine months ended December 31, 1997, respectively, and had an accumulated deficit of approximately $16.5 million as of December 31, 1997. See "Risk Factors-- History of Net Losses; Substantial Accumulated Deficit; Uncertain Future Profitability."

  The Company's revenues are derived principally from license fees for software products and, to a lesser extent, fees for a range of services complementing such products, including software maintenance and support, training and system implementation consulting. The Company generally licenses its products on a per user basis with the price per user varying based on the selection of products licensed. Additionally, the Company is increasing its efforts to sell customers larger enterprise-wide implementations of the Company's products through licenses on a per site basis with the price per site varying based on the selection of products licensed, the number of authorized users for each product at each site and the number of licensed sites. Revenues from license fees are recognized upon product shipment if collection of the resulting receivable is deemed probable, the fee is fixed or determinable and vendor- specific objective evidence exists to allocate the total fee to all delivered and undelivered elements of the arrangement. In instances where payments are subject to extended payment terms, revenue is deferred until payments become due. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period. Allowances are established for potential product returns and credit losses, which have been insignificant to date. Fees for services are charged separately from license fees. In addition, service revenues from maintenance and support services, which include ongoing product support and periodic product updates, are recognized ratably over the term of each contract, which is typically twelve months. Payments for maintenance and support services are generally made in advance and are non-refundable. Service revenues from training and consulting services are recognized when the services are performed.

  To date, revenues from license fees have been derived principally from direct sales of software products to end users through the Company's direct sales force. Although the Company believes that such direct sales will continue to account for a significant portion of revenues from license fees in the foreseeable future, the Company has recently developed and intends to continue to develop reselling relationships with companies in the Indirect Channel, and the Company expects that revenues from sales through the Indirect Channel will increase as a percentage of revenues from license fees. Revenues from the Indirect Channel were 9%, 7% and 12% of total revenues for fiscal 1996, 1997 and for the nine months ended December 31, 1997, respectively. The Company's ability to achieve revenue growth and improved operating margins, as well as increased worldwide sales, in the future will depend in large part upon its success in expanding and maintaining the Indirect Channel worldwide. See "Risk Factors--Dependence on Direct Sales Force" and "--Dependence on Development of Indirect Sales Channels."

  The Company is also increasing its efforts to sell customers larger, enterprise-wide implementations of the Company's products, rather than departmental sales, which may increase the complexity and length of the sales cycle. In connection with such larger sales, the Company has in the past and may in the future choose to grant greater pricing and other concessions, such as discounted training and consulting, than for single department or local network sales. See "Risk Factors--Lengthy Product Sales Cycle."

  The Company has, to date, sold its products internationally through direct sales offices in the United Kingdom, France and Australia, and indirectly through established distribution relationships in more than 20 countries, including Belgium, Italy, Japan, The Netherlands and South Africa. Sales to customers outside of the United States and Canada, including sales generated by the Company's foreign subsidiaries, represented 9%, 14% and 19% of total revenues for fiscal 1996, 1997 and the nine months ended December 31, 1997, respectively. The Company's direct sales offices in the United Kingdom and Australia were formed through the Company's acquisition of distributors in those countries. A portion of the Company's international sales in the past have been denominated and collected in foreign currencies, and the Company believes that a portion of the Company's cost of revenues and operating expenses will continue to be incurred in foreign currencies. Although it is impossible to predict future exchange rate movements between the U.S. dollar and other currencies, to the extent the U.S. dollar strengthens or weakens against other currencies, a substantial portion of the Company's revenues, cost of revenues and operating expenses will be commensurately lower or higher than would be the case in a more stable foreign currency environment. Although the Company has not historically undertaken foreign exchange hedging transactions to cover its potential foreign currency exposure, it may do so in the future. See "Risk Factors--Risks Associated with International Expansion."

  Although the Company has experienced significant quarter-to-quarter revenue growth in fiscal 1997 and in the nine months ended December 31, 1997, the Company does not expect to sustain the same rate of sequential quarterly revenue growth in future periods, and there can be no assurance that the Company will be able to sustain revenue growth or attain profitability in the future. The Company currently intends to commit substantial financial resources to research and development, customer support and sales and marketing, including the expansion of its direct sales force, third-party partnering relationships and its indirect channel sales organization, and expects that expenses relating to its litigation with Business Objects, S.A. will increase in future periods. The Company also expects to increase its staffing and systems infrastructure in order to support the Company's expanding operations and to comply with the additional responsibilities of a public company. As a result, the Company expects that its operating expenses will increase significantly in fiscal 1999. See "Risk Factors--Fluctuations in Quarterly Operating Results" and "--Litigation with Business Objects, S.A."

RESULTS OF OPERATIONS

  The following table sets forth certain selected consolidated financial information as a percentage of total revenues for the periods indicated:

                                                             NINE MONTHS
                                                                ENDED
                              YEAR ENDED MARCH 31,          DECEMBER 31,
                              --------------------------    ----------------
                               1995      1996      1997      1996      1997
                              ------    ------    ------    ------    ------
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Revenues:
  License fees...............     71%       71%       77%       77%       75%
  Services...................     29        29        23        23        25
                              ------    ------    ------    ------    ------
    Total revenues...........    100       100       100       100       100
                              ------    ------    ------    ------    ------
Cost of revenues:
  License fees...............      5         8         6         7         4
  Services...................      6         8         6         6         9
                              ------    ------    ------    ------    ------
    Total cost of revenues...     11        16        12        13        13
                              ------    ------    ------    ------    ------
Gross profit.................     89        84        88        87        87
                              ------    ------    ------    ------    ------
Operating expenses:
  Research and development...     27        34        18        19        21
  Sales and marketing........     47        99       102        96        90
  General and administrative.     24        23        13        12        11
                              ------    ------    ------    ------    ------
    Total operating expenses.     98       156       133       127       122
                              ------    ------    ------    ------    ------
Loss from operations.........     (9)      (72)      (45)      (40)      (35)
Interest and other income
 (expense), net..............     (1)        1        --         1        (1)
                              ------    ------    ------    ------    ------
Net loss.....................    (10)%     (71)%     (45)%     (39)%     (36)%
                              ======    ======    ======    ======    ======

NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997

 REVENUES

  The Company's revenues are derived from license fees and services, which include software maintenance and support, training and system implementation consulting. Total revenues increased 113% from $8.7 million for the nine months ended December 31, 1996 to $18.6 million for the nine months ended December 31, 1997.

  License Fees. Revenues from license fees increased 108% from $6.7 million for the nine months ended December 31, 1996 to $13.9 million for the nine months ended December 31, 1997. The increase was the result of increased sales to new customers and increased follow-on sales to existing customers primarily as a result of the introduction of the Company's Web-based extension to its product suite in fiscal 1997 and to a lesser extent increases in average selling prices for the Company's products.

  Services. Service revenues increased 128% from $2.0 million for the nine months ended December 31, 1996 to $4.6 million for the nine months ended December 31, 1997. The increase was primarily due to increases in maintenance and support, and to a lesser extent training and consulting service revenues, related to increases in the Company's installed customer base.

 COST OF REVENUES

  License Fees. Cost of revenues from license fees consists primarily of product packaging, shipping, media, documentation, and related personnel and overhead allocations. Cost of revenues from license fees increased from $641,000, or 10% of revenues from license fees, for the nine months ended December 31, 1996 to $654,000, or 5% of revenues from license fees, for the nine months ended December 31, 1997. The increase in absolute dollars was due to the increase in the number of licenses sold. The decrease as a percentage of revenues from license fees was primarily due to an increase in the number of customers purchasing master disks, which are less expensive to produce and ship, as compared to "shrinkwrapped" product.

  Services. Cost of service revenues consists primarily of personnel costs and third-party consulting fees associated with providing software maintenance and support, training and consulting services. Cost of service revenues increased from $474,000, or 23% of service revenues, for the nine months ended December 31, 1996 to $1.7 million, or 37% of service revenues, for the nine months ended December 31, 1997. The increase in absolute dollars was due principally to increases in personnel resulting from the Company's expansion of its support services and use of outside consultants for training and consulting services. The increase as a percentage of service revenues was due principally to the use of outside consultants for training and consulting services. The cost of service revenues may vary between periods due to the mix of services provided by the Company's personnel relative to services provided by outside consultants and to varying levels of expenditures required to build the services organization.

 OPERATING EXPENSES

  Research and development. Research and development expenses consist primarily of personnel and related costs associated with the development of new products, the enhancement and localization of existing products, quality assurance and testing. Research and development expenses increased from $1.6 million, or 19% of total revenues, for the nine months ended December 31, 1996 to $3.9 million, or 21% of total revenues, for the nine months ended December 31, 1997. The increases were primarily due to increased personnel and related costs required to develop new products and enhance existing products. The Company believes that significant investment for product research and development is essential to product and technical leadership and anticipates that it will continue to commit substantial resources to research and development in the future. The Company anticipates that research and development expenditures will continue to increase in absolute dollars, although such expenses may vary as a percentage of total revenues.

  Sales and marketing. Sales and marketing expenses consist primarily of salaries and other personnel related costs, commissions, bonuses and sales incentives, travel, marketing programs such as trade shows and seminars, and promotion costs. Sales and marketing expenses increased from $8.4 million, or 96% of total revenues, for the nine months ended December 31, 1996 to $16.8 million, or 90% of total revenues, for the nine months ended December 31, 1997. The increase in absolute dollars was primarily attributable to the costs associated with additional field sales and marketing personnel, both domestically and internationally, higher sales commissions associated with increased revenues, and increased marketing activities worldwide. The Company also expanded its domestic telesales organization in the nine months ended December 31, 1997. The decrease as a percentage of total revenues was generally attributable to increases in revenues for the periods.

  The Company believes that as it continues to expand its direct sales and pre-sales support organization and its third-party partnering relationships and its indirect channel sales organization on a worldwide basis, sales and marketing expenses will continue to increase in absolute dollars. In particular, the Company expects that sales compensation, travel and related expenses will increase significantly as the Company continues to increase the number of its direct sales personnel and its emphasis on direct field sales efforts. Nonetheless, the Company expects sales and marketing expenses will continue to vary as a percentage of total revenues.

  General and administrative. General and administrative expenses consist primarily of personnel costs for finance, human resources, information systems, and general management, as well as legal, accounting and unallocated overhead expenses. General and administrative expenses increased from $1.1 million, or 12% of total revenues, for the nine months ended December 31, 1996 to $2.1 million, or 11% of total revenues, for the nine months ended December 31, 1997. The increase in absolute dollars was primarily due to an increase in personnel and related costs and professional fees necessary to manage and support the Company's growth and facilities expansion. The decrease in general and administrative expenses as a percentage of total revenues is primarily attributable to increased efficiencies in the Company's administrative operations and increased revenues. The Company expects that its general and administrative expenses will increase in absolute dollars as the Company expands its staffing to support expanded operations, incurs expenses in its litigation with Business Objects, S.A., and assumes the responsibilities of a public company. The Company expects that such expenses will vary as a percentage of total revenues.

  Deferred Compensation. In connection with the grant of certain stock options to employees during the nine months ended December 31, 1997, the Company recorded deferred compensation of $580,000, representing the difference between the deemed value of the Common Stock for accounting purposes and the option exercise price of such options at the date of grant. Such amount is presented as a reduction of stockholder's equity and amortized ratably over the vesting period of the applicable options. Approximately $76,000 was expensed during the nine months ended December 31, 1997, and the balance will be expensed ratably over the next four years as the options vest. See Note 8 of Notes to Consolidated Financial Statements.

 INTEREST AND OTHER INCOME (EXPENSE), NET

  Interest and other income (expense), net, is comprised primarily of interest income and foreign currency transaction gains or losses, net of interest expense. Interest expense is comprised of interest incurred on the Company's bank line of credit. Interest and other income (expense), net, decreased from a net income of $43,000 for the nine months ended December 31, 1996 to a net expense of $226,000 for the nine months ended December 31, 1997. The decrease in interest and other income (expense), net, is attributable to an increase in the amount of borrowings on the Company's line of credit to fund growth in operations, increased working capital requirements and losses on foreign currency transactions resulting from intercompany receivables from foreign subsidiaries. See Note 2 of Notes to Consolidated Financial Statements.

 PROVISION FOR INCOME TAXES

  As of December 31, 1997, the Company had federal and state net operating loss carryforwards of approximately $8.0 million and $3.0 million, respectively, available to offset future taxable income, which expire at various dates through 2012 if not utilized. Further, as of December 31, 1997, the Company had tax credit carryforwards of approximately $515,000, which expire at various dates through 2012. In addition, the Internal Revenue Code of 1986, as amended, contains certain provisions that may limit the net operating loss carryforwards available for use in any given period upon the occurrence of certain events, including a significant change in ownership interests. The Company has net deferred tax assets, including its net operating loss carryforwards, totaling approximately $4.6 million as of December 31, 1997. The Company has recorded a valuation allowance for all of its net deferred tax assets as a result of significant uncertainties regarding the realization of most of its assets, including the limited operating history of the Company, a recent history of losses and the variability of operating results. See Note 10 of Notes to Consolidated Financial Statements.

FISCAL YEARS ENDED MARCH 31, 1995, 1996 AND 1997

 REVENUES

  The Company's revenues increased by 29% from $3.5 million in fiscal 1995 to $4.5 million in fiscal 1996 and by 196% to $13.4 million in fiscal 1997.

  License Fees. The Company's revenues from license fees increased by 29% from $2.5 million in fiscal 1995 to $3.2 million in fiscal 1996 and by 222% to $10.3 million in fiscal 1997. The increases in fiscal 1996 and 1997 were the result of growing sales to new customers and increased follow-on sales to existing customers, primarily as a result of the introduction of BrioQuery version 3.0 during fiscal 1996, which introduced query and analysis capabilities in an integrated product, and the expansion of the BrioQuery product and the introduction of the Company's Web-related products in fiscal 1997, and to a lesser extent increases in average selling prices for the Company's products.

  Services. The Company's service revenues increased by 28% from $1.0 million in fiscal 1995 to $1.3 million in fiscal 1996 and by 133% to $3.1 million in fiscal 1997. The increases in fiscal 1996 and 1997 were primarily due to increases in maintenance and support, and to a lesser extent training and consulting revenues, related to increases in the Company's installed customer base.

 COST OF REVENUES

  License Fees. The Company's cost of revenues from license fees increased by 77% from $192,000 in fiscal 1995 to $340,000 in fiscal 1996 and by 147% to
$839,000 in fiscal 1997. The increases from year to year were due to the increase in the number of licenses sold and related personnel and overhead costs.

  Services. Cost of service revenues increased by 81% from $205,000 in fiscal 1995 to $371,000 in fiscal 1996 and by 120% to $817,000 in fiscal 1997. The increases from year to year were due principally to increases in personnel resulting from the Company's expansion of its support services and related costs in response to increased demand for maintenance and support, training and consulting services.

 OPERATING EXPENSES

  Research and development. Research and development expenses increased by 66% from $934,000 in fiscal 1995 to $1.6 million in fiscal 1996 and by 57% to $2.4 million in fiscal 1997. The increases from year to year were primarily due to increased personnel and related costs required to continue to develop and enhance the Company's fully integrated Brio Enterprise solution for both the client/server and Web-based environments, while developing new products, such as the Brio Enterprise server products.

  Sales and marketing. Sales and marketing expenses increased by 169% from $1.7 million in fiscal 1995 to $4.5 million in fiscal 1996 and by 204% to $13.6 million in fiscal 1997. These increases were primarily attributable to the costs associated with additional worldwide field sales and marketing personnel, higher sales commissions, bonuses and sales incentives associated with increased revenues, and increased domestic and international marketing activities. In fiscal 1996, the Company began building its direct field sales organization. In fiscal 1997, it continued the expansion domestically through the growth of the telesales organization and internationally through the establishment of subsidiary offices in the United Kingdom, Australia, and France.

  General and administrative. General and administrative expenses increased by 19% from $849,000 in fiscal 1995 to $1.0 million in fiscal 1996 and by 66% to $1.7 million in fiscal 1997. The increases were primarily due to increased personnel and related costs and professional fees necessary to manage and support the Company's growth and facilities expansion.

 INTEREST AND OTHER INCOME (EXPENSE), NET

  The Company's interest and other income (expense), net, increased by 183% from a net expense of $40,000 in fiscal 1995 to a net income of $33,000 in fiscal 1996 and decreased by 24% to $25,000 in fiscal 1997. The increase in fiscal 1996 was primarily due to the investment of proceeds from the Company's sale of preferred stock in March 1995 and the corresponding interest on such funds and related reduced borrowings. The decrease in fiscal 1997 was due to increased bank borrowings.

 PROVISION FOR INCOME TAXES

  The Company incurred significant operating losses in each of fiscal 1995, 1996 and 1997. Therefore, no provision for income taxes was necessary.

QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth certain unaudited consolidated statements of operations data of the Company for each of the seven quarters ended December 31, 1997, as well as such data expressed as a percentage of the Company's total revenues for the quarters presented. This unaudited quarterly information has been prepared on the same basis as the Company's audited consolidated financial statements and, in the opinion of management, reflects all adjustments (consisting only of normal recurring entries) necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                 QUARTER ENDED
                          ---------------------------------------------------------------------
                          JUNE 30,  SEPT 30,  DEC 31,   MAR 31,   JUNE 30,   SEPT 30,   DEC 31,
                            1996      1996     1996      1997       1997       1997      1997
                          --------  --------  -------   -------   --------   --------   -------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 License fees...........   $1,389    $2,176   $ 3,110   $ 3,653   $ 3,950    $ 4,531    $ 5,433
 Services...............      569       697       768     1,024     1,303      1,527      1,816
                           ------    ------   -------   -------   -------    -------    -------
 Total revenues.........    1,958     2,873     3,878     4,677     5,253      6,058      7,249
                           ------    ------   -------   -------   -------    -------    -------
Cost of revenues:
 License fees...........      184       257       200       198       210        219        225
 Services...............      104       137       233       343       443        544        730
                           ------    ------   -------   -------   -------    -------    -------
 Total cost of revenues.      288       394       433       541       653        763        955
                           ------    ------   -------   -------   -------    -------    -------
Gross profit............    1,670     2,479     3,445     4,136     4,600      5,295      6,294
                           ------    ------   -------   -------   -------    -------    -------
Operating expenses:
 Research and
  development...........      442       501       676       828     1,141      1,304      1,415
 Sales and marketing....    1,798     2,647     3,905     5,238     5,314      5,676      5,774
 General and
  administrative........      254       368       472       591       626        687        766
                           ------    ------   -------   -------   -------    -------    -------
 Total operating
  expenses..............    2,494     3,516     5,053     6,657     7,081      7,667      7,955
                           ------    ------   -------   -------   -------    -------    -------
Loss from operations....     (824)   (1,037)   (1,608)   (2,521)   (2,481)    (2,372)    (1,661)
Interest and other
 income (expense), net..      (18)       53         8       (18)      (62)       (18)      (146)
                           ------    ------   -------   -------   -------    -------    -------
Net loss................   $ (842)   $ (984)  $(1,600)  $(2,539)  $(2,543)   $(2,390)   $(1,807)
                           ======    ======   =======   =======   =======    =======    =======
                                       AS A PERCENTAGE OF TOTAL REVENUES
                          ---------------------------------------------------------------------
                          JUNE 30,  SEPT 30,  DEC 31,   MAR 31,   JUNE 30,   SEPT 30,   DEC 31,
                            1996      1996     1996      1997       1997       1997      1997
                          --------  --------  -------   -------   --------   --------   -------
Revenues:
 License fees...........       71%       76%       80%       78%       75%        75%        75%
 Services...............       29        24        20        22        25         25         25
                           ------    ------   -------   -------   -------    -------    -------
 Total revenues.........      100       100       100       100       100        100        100
                           ------    ------   -------   -------   -------    -------    -------
Cost of revenues:
 License fees...........        9         9         5         5         4          4          3
 Services...............        6         5         6         7         8          9         10
                           ------    ------   -------   -------   -------    -------    -------
 Total cost of revenues.       15        14        11        12        12         13         13
                           ------    ------   -------   -------   -------    -------    -------
Gross profit............       85        86        89        88        88         87         87
                           ------    ------   -------   -------   -------    -------    -------
Operating expenses:
 Research and
  development...........       23        17        17        18        22         22         20
 Sales and marketing....       92        92       101       112       101         94         80
 General and
  administrative........       12        13        12        12        12         10         10
                           ------    ------   -------   -------   -------    -------    -------
 Total operating
  expenses..............      127       122       130       142       135        126        110
                           ------    ------   -------   -------   -------    -------    -------
Loss from operations....      (42)      (36)      (41)      (54)      (47)       (39)       (23)
Interest and other
 income (expense), net..       (1)        2        --        --        (1)        --         (2)
                           ------    ------   -------   -------   -------    -------    -------
Net loss................      (43)%     (34)%     (41)%     (54)%     (48)%      (39)%      (25)%
                           ======    ======   =======   =======   =======    =======    =======

  The Company's revenues have increased each consecutive quarter during the six fiscal quarters ending December 31, 1997, primarily due to increased sales of new and existing products to new customers and increased follow-on sales to existing customers. See "Risk Factors--Fluctuations in Quarterly Operating Results," "--Dependence on Direct Sales Force" and "--Risks Associated with International Expansion." Service revenues have generally increased along with increases in the Company's installed base. Cost of revenues from license fees have not increased proportionately with the increase in revenues from license fees due to an increase in sales of master disks, which are less expensive to produce and ship as compared to "shrinkwrapped" product. Cost of services revenues have increased generally quarter to quarter both in absolute dollars and as a percentage of revenues, primarily due to increases in personnel and related costs for customer support, training and consulting services and the use of outside consultants.

  Research and development expenses have increased in absolute dollars quarter to quarter, primarily due to increased personnel required to support ongoing development. Fluctuations in quarterly research and development expenses as a percentage of total revenues were generally attributable to changes in total revenues. Sales and marketing expenses have increased generally quarter to quarter in absolute dollars due to the expansion of sales and marketing personnel domestically and internationally, as well as increased sales commissions, bonuses and sales incentives as a result of increased revenues. Decreases in sales and marketing expenses as a percentage of total revenues from the quarter ended June 30, 1997 through the quarter ended December 31, 1997 were attributable to increased total revenues, and to a reduced rate of spending as a result of an increased focus on expense management. The Company believes that, as it continues to expand its direct sales and pre-sales support organization and its third-party partnering relationships and its indirect channel sales organization on a worldwide basis, sales and marketing expenses will continue to increase in absolute dollars. In particular, the Company expects that sales compensation, travel and related expenses will increase significantly as the Company continues to increase the number of its direct sales personnel and its emphasis on direct field sales efforts. Nonetheless, the Company expects sales and marketing expenses will continue to vary as a percentage of total revenues. General and administrative expenses have increased in absolute dollars quarter to quarter, primarily due to increased personnel and related costs and expanded facilities and infrastructure added to support overall Company growth. Fluctuations in quarterly general and administrative expenses as a percentage of total revenues were generally attributable to changes in revenues, although an increased focus on expense management resulted in the decline of quarterly general and administrative expenses as a percentage of total revenues for the quarters ended September 30, 1997 and December 31, 1997. In particular, operating expenses increased significantly in the aggregate during the quarters ended December 31, 1996 and March 31, 1997 for the reasons discussed above.


  The Company has experienced and expects to continue to experience significant fluctuations in quarterly operating results based on a number of factors, many of which are not within the Company's control. Among other things, the Company's operating results have fluctuated in the past due to the timing of product enhancements and new product announcements by the Company, the lengthy sales cycle of the Company's products, market acceptance of and demand for the Company's products, capital spending patterns of the Company's customers, customer order deferrals in anticipation of enhancements or new products offered by the Company, the Company's ability to attract and retain key personnel, the mix of domestic and international sales, personnel changes and changes in the timing and level of operating expenses. The Company's results of operations may also fluctuate in the future due to a number of factors, including but not limited to those discussed above as well as the number and significance of business partnerships, product enhancements and new product announcements by the Company's competitors, changes in pricing policies by the Company or its competitors, the ability of the Company to develop, introduce and market new and enhanced versions of the Company's products on a timely basis, customer order deferrals in anticipation of enhancements or new products offered by the Company's competitors, nonrenewal of service agreements, software defects and other product quality problems, the mix of direct and indirect sales, currency fluctuations, costs or damage awards associated with the current Business Objects, S.A. litigation, and general economic conditions. The Company anticipates that an increasing portion of its revenue could be derived from larger orders, in which case the timing of receipt and fulfillment of any such orders could cause material fluctuations in the Company's operating results, particularly on a quarterly basis. Furthermore, the Company has experienced, and expects to continue to experience, seasonality due, among other things, to customer capital spending patterns and the general summer slowdown in sales. Such seasonality could have a material adverse effect on the Company's results of operations, particularly for the quarters ending June 30 or September 30.

  In addition, the Company currently intends to increase significantly its funding of research and product development, customer support operations and sales and marketing activities, to expand its domestic and international distribution channels, and to increase its infrastructure at its headquarters and overseas, as required, to support the Company's expanding operations and additional needs to comply with the responsibilities of a public company. To the extent such expenses are not subsequently followed by increased revenues, the Company's business, operating results and financial condition could be materially adversely affected. The timing of such expansion and the rate at which new sales people become productive could also cause material fluctuations in the Company's quarterly operating results.

  Due to the foregoing factors, quarterly revenue and operating results are difficult to forecast. Further, the Company's expense levels are based in significant part on the Company's expectations as to future revenue and are therefore relatively fixed in the short term. Additionally, the Company has in the past and expects in the future to recognize the majority of its license revenue in the last month of each quarter. If revenue levels fall below expectations, net income is likely to be disproportionately adversely affected because a proportionately smaller amount of the Company's expenses varies with its revenue. In light of the foregoing, in some future quarter the Company's reported or anticipated operating results may fail to meet or exceed the expectations of securities analysts or investors. In such event, the price of the Company's Common Stock would be materially adversely affected. See "Risk Factors--Fluctuations in Quarterly Operating Results."

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for the Company's fiscal year beginning on April 1, 1998. This standard defines comprehensive income as the changes in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income will be required to be reported in financial statements issued for periods beginning after the effective date of SFAS No. 130. Management believes the adoption of SFAS No. 130 will not have a material effect on the Company's consolidated financial statements.

  In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 is effective for the Company's fiscal years beginning on April 1, 1998. SFAS No. 131 establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. Management believes the adoption of SFAS No. 131 will not have a material effect on the Company's consolidated financial statements.

  In December 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2 which will supersede SOP 91-1, "Software Revenue Recognition." SOP 97-2 is effective for transactions entered into in the Company's fiscal years beginning April 1, 1998. Management has assessed this new statement and believes that its adoption will not have a material effect on the Company's consolidated financial statements or the timing of the Company's revenue recognition, or cause changes to its revenue recognition policies.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has funded its operations and capital expenditures primarily from the net proceeds of approximately $15.7 million from private sales of Preferred Stock, cash from operations and, early in the Company's history, development fees, and to a lesser extent from bank borrowings. Net cash used in operating activities in fiscal 1996, 1997 and the nine months ended December 31, 1997 was $3.3 million, $4.7 million and $5.4 million, respectively.

  As of December 31, 1997, the Company had cash and cash equivalents of $1.5 million. In addition, during January 1998, the Company obtained a bank line of credit which provides for up to $10.0 million in borrowings. The Company can borrow up to 80% of eligible accounts receivable against this line, with an additional $1.5 million available, which is collateralized by substantially all of the Company's assets, including the Company's intellectual property to the extent required to secure the Bank's interest in the accounts receivables and which provides for interest at the bank's prime rate. This line of credit requires the Company to comply with various financial covenants. The line expires on December 1, 1999, when any amounts outstanding thereunder would be due and payable. See Note 6 of Notes to Consolidated Financial Statements. As of December 31, 1997, the Company's bank borrowings were $3.4 million.

  Net cash used in investing activities was $380,000, $2.0 million and $1.2 million in fiscal 1996, 1997 and the nine months ended December 31, 1997, respectively, consisting primarily of purchases of property and equipment and, to a lesser extent, a one-time payment in connection with the acquisition of the Company's Australian subsidiary. The Company has planned capital commitments of up to approximately $500,000 in fiscal 1999. See Note 5 of Notes to Consolidated Financial Statements.

  Net cash provided by financing activities was $1.2 million, $7.1 million and $7.2 million in fiscal 1996, 1997 and the nine months ended December 31, 1997, respectively, consisting primarily of proceeds from private sales of Preferred Stock and periodic borrowings, net of repayments, on the bank line of credit.

  The Company believes that the proceeds from this Offering, together with the Company's current cash balances and any cash generated from operations and from available or future debt financing, will be sufficient to meet the Company's operating and capital requirements for at least the next 12 months. However, there can be no assurance that the Company will not require additional financing within this time frame. The Company has no current plans, and is not currently negotiating, to obtain additional financing following the completion of this Offering.

                                   BUSINESS

  Brio Technology, Inc. ("Brio" or the "Company") designs, develops, markets and supports software products that enable organizations to rapidly implement enterprise business intelligence solutions. The Company's software solution, Brio Enterprise, is a comprehensive client-server and Web-based suite of products designed to enable large numbers of business professionals to quickly access and analyze data to make more informed business decisions. The Company's products and services are designed to allow organizations to rapidly deploy and effectively manage business intelligence solutions incorporating the wide range of available corporate data sources, including data marts, data warehouses, operational data stores, enterprise applications and legacy applications.

INDUSTRY BACKGROUND

  In today's increasingly competitive markets, organizations in virtually every industry are seeking to improve the ability of business professionals to make timely, fact-based business decisions. To accomplish this objective, organizations must establish and maintain an infrastructure that empowers business professionals with analytical tools and information to improve their decision making. The Company refers to this infrastructure as a business intelligence environment. Over the last decade, many organizations have spent considerable effort and resources to collect, organize and distribute data, but have been unable to fully empower business professionals with the benefits of a business intelligence environment.

 LIMITED SCOPE OF TRADITIONAL APPROACHES

  Reporting Products. Many organizations use standardized reporting products to improve the dissemination of information across the organization. Managed by IT departments, reporting products deliver static reports to business professionals on paper, through executive information or decision support systems or recently via the Web and Web browsers. This approach has provided business professionals with significant amounts of information, but requires significant IT resources to continually revise and customize reports as requested by end users. Although reporting products facilitate broad and timely dissemination of information, they generally do not enable business professionals to perform the follow-on analysis and custom reporting needed to maximize the usefulness of the information provided.

  Data Access and Analysis Tools and the Data Warehouse. Over the last decade, data warehousing technology, coupled with access and analysis tools, emerged as a leading technology framework for enabling business professionals to make better fact-based decisions. Data warehouses with access and analysis tools have enabled some non-technical users for the first time to work with data on their own terms. While this approach has made a positive impact in many organizations, significant cost and technical barriers have made deploying data warehousing solutions beyond a small percentage of these organizations' total user population impractical.

  Although reporting products and data warehousing each serve particular types of users well, many organizations employing these technologies have continued to encounter problems. IT departments continue to have a reporting and applications development backlog, a prohibitively high cost of implementation and maintenance, and face challenges delivering information in a secure and controlled manner. Reporting products fail to provide more active users with the analytical functionality they seek. The Company believes that there is a large and growing population of professionals who need to interact with data, for whom a data warehousing solution is prohibitively complex and expensive, and for whom standardized reporting is inadequate. The Company believes that as the amount of data and the number and diversity of users increase, organizations will be unable to meet the needs of business professionals without a new approach to business intelligence.

 OPPORTUNITY FOR ENTERPRISE BUSINESS INTELLIGENCE

  The Company believes there is a need for an approach to business intelligence modeled on the concept of an "INFORMATION SUPPLY CHAIN" consisting of individuals who produce information, or "INFORMATION PRODUCERS," and individuals who consume and use information as part of their daily business, or "INFORMATION CONSUMERS." The Company believes that an enterprise business intelligence approach based on the concept of an information supply chain is the most effective means of meeting the needs of users throughout an organization.

TARGET MARKETS: TRADITIONAL APPROACHES VERSUS ENTERPRISE BUSINESS INTELLIGENCE

  [Four circuclar pie diagrams in a rectangular box, showing the types of users served (information producer and information consumers) by traditional approaches of reporting products, data access and analysis tools and data warehouses and enterprise business intelligence.]

  Information Producers. In the information supply chain, IT staff and IT-savvy business professionals, often referred to as "power users," act as the information producers for the entire organization. IT professionals, using and supporting a wide variety of hardware and software technologies, create and manage the infrastructure that supports the storage, processing and delivery of information across the enterprise. Power users, as part of their jobs, use full-function data access, reporting and analysis tools to interact directly with data resident in data marts or data warehouses and to produce reports and analyses for their own use or the selective use of information consumers. Information producers are under pressure from information consumers to continually develop, customize and deliver reports.

  Information Consumers. Information consumers, the customers in the information supply chain, are the largest group of users within any organization. Although standardized reports have met the needs of a number of information consumers for years, over the last decade, information consumers have become increasingly more sophisticated in their information requirements and have tried to derive more value from the information delivered to them. These consumers are seeking technology solutions that will allow them to work autonomously with information delivered by information producers. Although information consumers want to have access to customized information products, they typically do not have the skills or supporting information infrastructure to do anything other than view static, standardized reports.

  The Company believes that to address the needs of all users in the information supply chain, an effective enterprise business intelligence solution must:

  . meet the needs of growing and diverse user populations and growing amounts of data;

  . leverage email and the Web as critical components of the information infrastructure;

  . minimize the dependence and impact on IT departments; and

  . leverage existing hardware and software within the organization.

THE BRIO SOLUTION

  The Company's Brio Enterprise product suite and related services enable organizations to develop and deploy enterprise business intelligence solutions that maximize the value of corporate data. The Company provides an integrated solution that is architected for the enterprise, designed for information consumers, and engineered for information producers. The Company's products and services enable information producers to support the entire information supply chain, while satisfying the needs of information consumers to interact with and customize their data. The Company's products are designed to be easily and quickly implemented, to scale from departmental deployments to enterprise solutions, to minimize the dependence and impact on IT departments, and to leverage existing hardware and software investments. The Company believes its solution provides the following benefits for the enterprise and its information consumers and producers:

 ARCHITECTED FOR THE ENTERPRISE

  Integrated, Comprehensive Product Suite. The Company provides a suite of products that can be used either separately or together in an integrated, distributed client-server and/or Web-enabled implementation. By incorporating the same easy-to-use interface across all supported platforms and the same underlying core technologies, the Company's products provide simple viewing capabilities, robust analysis and reporting features and powerful administrative functions for information producers and consumers.

  Scalable for Enterprise Deployment. The Company's multi-tier architecture utilizes the strength of the server and the computing power of the client, allowing the Company's solution to scale by number and location of users, as well as by quantity and type of source data.

  Leverages Email and the Web. The Company's products economically enable information producers to push data and reports to information consumers via email, printers and the Internet.

  Adaptive Reporting. The Company's adaptive reporting feature permits information producers to control, on a report-by-report basis, the analytical functionality available to the information consumers in a report. This feature allows information producers to control user access while maximizing the usefulness of reports and data.

 DESIGNED FOR INFORMATION CONSUMERS

  Powerful Functionality, Easy to Use. The Company's products combine a consistent and intuitive user interface with powerful functionality that allows information consumers to easily customize, format and manipulate data, reports and analyses.

  Robust Solution for Mobile Users. The Company's products facilitate mobile, off-line analysis in both Web browser and PC-based environments and enable information consumers to work with reports, analyses, and data sets that have been sent via email, file servers or the Web. As a result, users in a mobile, off-line environment can view data and can create new analyses and reports to answer their individual questions.

 ENGINEERED FOR INFORMATION PRODUCERS

  Simplifies Administration. The Company designs its products to be quickly and easily installed. The Company's "zero administration" technology centralizes and automates the installation and upgrade of the Company's Web-based client software. The Company's server products enable IT departments to control user access and security privileges and to audit and manage user activity.

  Leverages Existing Customer Investments in Technology. The Company's products are designed to integrate seamlessly with existing customer database, application, reporting and analysis software, to take advantage of existing enterprise hardware environments and to leverage existing desktop and operating system infrastructure.

BRIO STRATEGY

  The Company's strategy is to be a leading provider of enterprise business intelligence software solutions. The following are key elements of the Company's strategy:

  Extend Technology Leadership. The Company has designed its products to satisfy customers' desire for rapid implementation, intuitive user interfaces, transparent integration, high performance and limited IT involvement. The Company's products incorporate a number of advanced technologies, including a proprietary data analysis engine, a distributed architecture, and Web access and delivery technology. In addition, the Company has in the past rapidly incorporated new technology into its product offerings. In particular, the Company shipped its Web-based end user analysis solution (Brio.Insight) in November 1996 and its Java-based server solution (OnDemand Server) in November 1997. The Company intends to extend its technology leadership by continuing to devote significant resources to research and development efforts and by forming strategic relationships that will enable the Company to further enhance its products' functionality and ease of use.

  Broaden Distribution Channels. To date, the Company has sold its products primarily through its direct sales and services organizations located in the United States, Canada, the United Kingdom, France and Australia, and has sold its products worldwide through VARs, resellers and distributors. The Company intends to grow its direct sales organization to intensify its coverage of large organizations and to augment its telesales operation to cover smaller organizations. In addition, the Company will continue to both leverage and grow its existing network of value-added resellers, resellers and distributors to expand its indirect distribution channel worldwide.

  Expand Product Deployments Throughout the Enterprise. The Company's products and related services are designed to enable organizations to deploy enterprise-wide business intelligence. Although most organizations initially deploy the Company's products on a departmental or pilot basis, the Company believes that initial customer success with this deployment can lead to significant opportunities for enterprise-wide adoption of the Company's products. The Company intends to focus its sales and services efforts on large organizations seeking enterprise-wide business intelligence deployments and on making initial customer pilots or deployments successful.

  Leverage Industry Relationships. To accelerate the adoption of the Company's products as a standard platform for business intelligence, the Company has formed strategic relationships that provide for enhanced technology integration with partner technology as well as increased market exposure and sales opportunities for the Company's products and services. The Company's partners include industry-leading providers of software and hardware, such as Microsoft, Oracle and IBM, that complement the Company's product and service offerings, and providers of a wide range of training, implementation and application development services related to the Company's products.

  Increase International Presence. Outside of the United States, the Company has direct sales offices in Canada, the United Kingdom, France and Australia, has established distributor relationships in more than 20 countries, including Belgium, Italy, Japan, The Netherlands and South Africa and has localized products in French, Italian and Japanese. The Company intends to expand its global sales capabilities by increasing the size of its direct sales and sales support organizations, expanding its distribution channels in Europe, Latin America, and Asia/Pacific and continuing localization efforts of its products in selected markets.

  Provide Premium Customer Support and Service. The Company believes that offering quality service and support is important to customer satisfaction and provides a significant opportunity for the Company to build customer loyalty and to differentiate itself from competition. The Company intends to increase its focus on customer satisfaction by investing in support services including additional staffing, a Web-based help line and systems infrastructure. In addition, the Company is committed to providing customer-driven product functionality through feedback from user groups, prospects, consultants, partners and customer surveys.

PRODUCTS AND TECHNOLOGY

  Brio Enterprise is a fully integrated business intelligence software product suite providing powerful query, analysis and reporting functionality across both client-server and Web environments. Designed to meet the needs of users throughout the enterprise, the Company's products combine powerful functionality with intuitive, easy-to-use interfaces. The Company's products are designed to enable an IT department to maintain centralized control with auditing, security and "zero administration" deployment while incorporating a system architecture that scales to meet the needs of growing and diverse user populations and increasing amounts of data.

  The Company's products use "push" and "pull" server technology to optimize utilization of client and server system resources. The Company's distributed architecture, built on the Company's proprietary, portable on-line analytical processing engine, enables analytical processing to take place on the server or on the client. This architecture enhances the flexibility and scalability of the solution without losing analytical capabilities required for individuals to answer complex data-related business questions. The Company's adaptive reporting capability further enhances this flexibility by giving IT departments the ability to control the analytical functionality available to an information consumer on a report-by-report basis.

  [Flowchart diagram illustrating the way the Company's products interact with various elements of an information technology network.]

 BRIO ENTERPRISE CLIENT PRODUCTS

  The Company's client products, whether Web-based or client-server based, share the same user-centric design, functionality and intuitive interface. The Company believes that the result is an integrated, easy-to-navigate suite of products that consistently guide the user from query and analysis through reporting and charting. The Company's client products allow users to create queries that are targeted at single or multiple data sources and that can combine data from local or server-based data sources without IT department assistance.

  BrioQuery. All editions of BrioQuery unify query, analysis, reporting and charting capabilities in one product for client-server connected users. To meet the differing needs of these users, BrioQuery is available in three editions:

    BrioQuery Designer extends the core BrioQuery capabilities with database administration functionality, security, auditing and repository setup features to enable IT departments to manage and control the business intelligence environment;

    BrioQuery Explorer is designed for power users or independent analysts who need direct access to database tables and repositories of pre-defined data models and reports and need to be able to create their own queries, analyses and reports; and

    BrioQuery Navigator is used by analysts or information consumers who do not have the technical ability or need to directly access database tables. These users typically only need access to repositories of pre-defined data models and reports that they can use as a basis for independent analyses.

  Web-based Products. The Company's Web-based client products provide users with a wide range of report, query and analytical capabilities within standard Web browsers. Together with the Company's server-based products, they enable organizations to deploy a "thin client" architecture that facilitates administration and maintenance in a multi-platform environment.

    Brio.Insight. Employing the same user-interface as BrioQuery, Brio.Insight delivers interactive query, analysis, reporting and charting capabilities inside a standard Web browser. Whether connected to the Web, to the Brio Enterprise Server, or operating without connection, Brio.Insight enables users to go beyond viewing static reports and to perform independent analysis and reporting on the delivered information.

    Brio.Quickview. Brio.Quickview enables organizations to deliver a portfolio of "view only" reports to users through a Web browser. These portfolios can include fully formatted reports with color, highlights, charts and tables. When used in conjunction with the Brio Enterprise Server, Brio.Quickview provides users with the option to refresh the data that is used to create their portfolio, or to limit the view based on a set of criteria.

 BRIO ENTERPRISE SERVER PRODUCTS

  Brio Enterprise Server. The Brio Enterprise Server product includes two powerful server modules, the Broadcast Server and the OnDemand Server, and a unified administration tool. The Brio Enterprise Server is designed to meet the information distribution and data access needs of information consumers, while providing IT departments with centralized control, administration and security management functionality. This scalable server suite employs "push" and "pull" technology to enable organizations to cost-effectively deploy business intelligence solutions to a wide variety of users across heterogeneous computing environments.

  Broadcast Server. The Broadcast Server enables IT departments to control the integrity and distribution of business information. It allows information producers to take queries, analyses and reports created with BrioQuery, and to schedule automatic processing and delivery of such reports based on date, time, or event. The Broadcast Server pushes the reports and documents in a highly compressed format out to Web, client-server and mobile users via FTP, email, Web servers, and network file servers and printers.

  OnDemand Server. The OnDemand Server allows both mobile and desktop users easy and secure access to a variety of data sources. Query execution can be performed over the Web or on the server; the server can then pre-build reports and transmit them to the Company's Web client products, Brio.Insight and Brio.Quickview. With the OnDemand Server and the Company's adaptive reporting feature, IT departments can determine on a report-by-report basis the level of Brio.Insight and Brio.Quickview functionality and interactivity that a particular user is allowed.

The OnDemand Server also automates the installation and maintenance of the Company's Web client software.

 PLATFORMS AND PRICING

  The Company's server products are designed to operate on most popular server platforms including Windows NT and UNIX (AIX, HPUX, Sun Solaris). Pricing on the Brio Enterprise Server product, which includes both the Broadcast Server and the OnDemand Server, ranges from $30,000 to $45,000. Brio client products currently operate on a number of operating systems including Windows (95, NT and 3.1), PowerMac and UNIX (AIX, HPUX, Sun Solaris). The Company's products provide native and ODBC connectivity to a variety of data sources, including relational database management systems such as Oracle, DB2, SQL Server and Adaptive Server; non-relational database management systems such as Arbor Essbase, Oracle Express and Informix Metacube; and legacy systems such as SAS. Pricing ranges from approximately $50 for Brio.Quickview to $4,000 for BrioQuery Designer.

  The Company's success in the future will depend upon its ability to develop new products and its ability to sell larger, enterprise-wide implementations of its products. See "Risk Factors--Dependence upon Product Development; Rapid Technological Change and Evolving Industry Standards" and "--Dependence on Emerging Market for Enterprise Business Intelligence; No Assurance of Market Acceptance of Enterprise Business Intelligence Products."

CUSTOMERS

  The Company's customers include organizations in a diverse set of industry segments. The following is a representative list of Company's customers who have purchased more than $150,000 of the Company's products since January 1996. No single customer has accounted for more than 10% of the Company's total revenues for the year ended March 31, 1997 and the nine months ended December 31, 1997.


 MANUFACTURING/PUBLISHING  FINANCIAL SERVICES         Montell USA, Inc.
 Addison-Wesley Longman    Allstate Insurance         Nortel--Northern
 ARCO                       Company                    Telecom
 Boise Cascade             Barclays De Zoete Wedd     Pacific Telesis
  Corporation               Plc                       Qualcomm Incorporated
 BP Exploration            Edward Jones & Co.         Sasktel ITM
  Operating Company        Esanda Finance             Sprint Corporation
 Gannett Co., Inc.          Corporation               US West Communications
 Honeywell Inc.            Fair Isaac & Co.            Inc.
 KLA-Tencor Corporation    J&W Seligman & Co. Inc.    Worldcom Network
 Kraft General Goods       Liberty Mutual              Services
 Nike Inc.                  Insurance Company
 Phillip Morris U.S.A.     Piper Jaffray Companies    PHARMACEUTICAL/ MEDICAL
 Pioneer Standard &         Inc.                      Amgen
  Electric Inc.            Westpac Banking            Bayer Corporation
 Sikorsky Aircraft Corp.    Corporation               Blue Cross & Blue
 Toyota Motor Sales                                    Shield
  U.S.A. Inc.              GOVERNMENT                 Genentech Inc.
 Viskase Corporation       State of Oregon            Hoffman LaRoche Inc.
 Zeneca Agricultural       State of Washington        Merck & Co. Inc.
  Products                 U.S. Army                  Pfizer Inc.
                           U.S. Department of         Roche Biosciences
 TECHNOLOGY                 Agriculture               United Healthcare
 Hewlett-Packard Company   U.S. Navy                   Services, Inc.
 Hitachi America
 IBM                       RETAIL/SERVICES            EDUCATION
 Lotus Development         Avis Rent A Car System     California State
  Corporation               Inc.                       University System
 LSI Logic Inc.            DHL                        Massachusetts Institute
 Micron Electronics Inc.   Edgars Stores               of Technology
 Motorola                  HBO Inc.                   Purdue University
 Quantum                   J. Sainsburys Plc          School Board of Broward
 Storage Technology        Safeway Stores Plc          County, Florida
  Corporation              Toys R' US                 Virginia Polytechnic
 Sun Microsystems                                      Institute
 US Robotics Access        TELECOMMUNICATIONS         University of
  Corporation              AT&T Wireless Services      California
 VLSI Technology            Corporation               University of Maryland
                           Comcast Cable
                            Communication
                           MCI Telecommunications
                            Corporation

SALES AND MARKETING

  Sales. To date, the Company has sold its products primarily through its direct sales and services organizations located in the United States, Canada, the United Kingdom, France and Australia, and has sold its products worldwide through value-added resellers ("VARs"), resellers and distributors. The direct sales process involves the generation of sales leads through direct mail, seminars and telemarketing or requests for proposal from prospects. The Company's field sales force conducts multiple presentations and demonstrations of the Company's products to management and users at customer sites as part of the direct sales effort. Sales cycles typically last from three to nine months. The direct sales force is responsible for local partner support, joint sales efforts and channel management. The direct sales force is compensated for sales made through indirect channel partners as well as direct sales to ensure appropriate cooperation with the Company's VARs, resellers and distributors. To date, the Company has generated a majority of its sales from its direct sales force, and has supplemented its direct sales efforts with the efforts of VARs, resellers and distributors in a variety of locations throughout the world. These third parties perform some or all of the following functions: sales and marketing; systems implementation and integration; software development and customization; and ongoing consulting, training, service and technical support. The Company generally offers such parties discounts on products and training, a cooperative marketing program, and field level assistance from the Company's direct sales force. The Company intends to leverage sales and marketing through indirect channel partners that will distribute or resell the Company's products in their respective markets. Indirect channel partners accounted for approximately 9%, 7% and 12% of the Company's total revenues in fiscal 1996 and 1997 and for the nine months ended December 31, 1997, respectively. The Company intends to grow its direct sales organization and its telesales operation to cover smaller organizations. In addition, the Company will continue both to leverage and grow its existing network of VARs, resellers and distributors to expand its indirect distribution channel worldwide. See "Risk Factors--Dependence on Direct Sales Force," "--Dependence on Key Personnel and Hiring of Additional Personnel," "--Lengthy Product Sales Cycle," "--Dependence on Development of Indirect Sales Channels," "--Risks Associated with International Expansion" and "--Year 2000 Compliance."

  Marketing. The Company is focused on building market awareness and acceptance of the Company and its products as well as on developing strategic partnerships. The Company has a marketing strategy with several key components: image and awareness building, direct marketing to both prospective and existing customers, a strong Web presence, as well as broad-scale marketing programs in conjunction with key local and global partners. The Company's corporate marketing strategy includes extensive public relations activities; a conference and trade show speakers program, as well as programs to work closely with key analysts and other influential third parties. The Company's direct marketing activities include participation in selected trade shows and conferences, targeted advertising as well as ongoing direct mail efforts to existing and prospective customers. The Company has effectively used local, regional and Web-based seminars to assist prospects in selecting enterprise business intelligence solutions. The Company has used the Web to further the interest and lead generation process and to improve the quality of the leads that it provides to the sales organization. The Company's Web site has become an effective lead generation program. The Company has invested in building a partner and channel marketing function which helps to recruit, train, support and conduct cooperative marketing with technology partners, resellers and VARs. These programs helped to foster strong relationships between the Company and its various partners. The marketing organization also provides a wide-range of programs, materials and events to support the sales organization in its efforts.

  The Company's sales and marketing organization consisted of 111 full-time employees as of December 31, 1997. The sales and marketing staff is based at the Company's corporate headquarters in Palo Alto, California. The Company also has field sales offices in the metropolitan areas of Chicago, New York, Los Angeles, Atlanta, Washington D.C. and Dallas.

RESEARCH AND DEVELOPMENT

  Research and development created the products that have been the basis for the Company's success, and the Company intends to make substantial investments in research and development and related activities to maintain and enhance its product lines. The Company believes that its future success will, in large part, depend on its ability to maintain and improve current products, and to develop new products that meet enterprise business intelligence needs. The Company's research and development organization is divided into teams consisting of development engineers, product managers, quality assurance engineers and technical writers. As of December 31, 1997, the Company's research and development organization consisted of 43 full-time employees. The research and development organization uses a phase-oriented development process, which includes constant monitoring of quality, schedule, functionality, costs and customer satisfaction. Product development is based upon a consolidation of the requirements from existing customers, technical support and engineering. The development group infrastructure provides documentation, quality assurance, and delivery and support capabilities (as well as product design and implementation) for the Company's products.
See "Risk Factors--Dependence on Key Personnel and Hiring of Additional Personnel," "--Dependence on Product Development; Rapid Technological Change and Evolving Industry Standards" and "--Risks of Product Defects; Products Liability."

CUSTOMER AND TECHNICAL SUPPORT

  The Company believes that a high level of customer support is important to the successful marketing and sale of its products. Maintenance and support contracts, which are typically for twelve months, are offered with the initial license, may be renewed annually and are typically set at a percentage of the total license fee. Substantially all of the Company's direct sales to customers have maintenance and support contracts that entitle the customers to patches, updates and upgrades at no additional cost if and when available, and technical hotline support. In addition, the Company offers classes and training programs at the Company's headquarters, local training centers and customer sites. Customers purchasing maintenance are able to access hotline telephone support during normal business hours. Incoming customer calls are immediately logged into the support database at the time of the call. The Company supplements its standard telephone hotline support with a number of Web-based support services, including access to FAQs (frequently asked questions), a patch download area, and an interface to the Company's technical support department's problem-tracking database, which allows customers to submit cases and view the status of any of their current cases on-line. Users of the Company's products can attend regional user group conferences throughout the year. To improve user access to explanatory materials, the Company provides on-line documentation with all of its products. Among other things, such documentation includes detailed explanations of product features as well as problem-solving tips for middleware connections.

COMPETITION

  The market in which the Company operates is intensely competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. The Company's current and potential competitors offer a variety of software solutions and generally fall within four categories: (i) vendors of business intelligence software such as Cognos, Business Objects, Seagate, and Andyne; (ii) vendors offering alternative approaches to delivering analysis capabilities to users, such as MicroStrategy; (iii) database vendors that offer products which operate specifically with their proprietary database, such as Microsoft, IBM, Oracle and Arbor; and (iv) other companies that may in the future announce offerings of an enterprise business intelligence solution. The Company has experienced and expects to continue to experience increased competition from current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources than the Company. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than the Company. The Company expects additional competition as other established and emerging companies enter into the business intelligence software market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which could materially and adversely affect the Company's business, operating results and financial condition. Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. The Company's current or future indirect channel partners may establish cooperative relationships with current or potential competitors of the Company, thereby limiting the Company's ability to sell its products through particular distribution channels. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect the Company's ability to obtain new licenses, and maintenance and support renewals for existing licenses, on terms favorable to the Company. Further, competitive pressures may require the Company to reduce the price of its products, which could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so could have a material adverse effect upon the Company's business, operating results and financial condition. The Company competes on the basis of certain factors, including data scalability, user scalability, open architecture, analytical capabilities, product features, product performance, product quality, time to market, ease of use, customer support and price. The Company believes it presently competes favorably with respect to each of these factors. However, the Company's market is still evolving and there can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so successfully could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors-- Competition."

PROPRIETARY RIGHTS

  The Company currently relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company currently has one United States patent application. There can be no assurance that the Company's patent application will result in the issuance of a patent, or if issued, will not be invalidated, circumvented or challenged, or that the rights granted thereunder, if any, will provide competitive advantages to the Company or that any of the Company's future patent applications, if any, will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology or design around any patent that may come to be owned by the Company. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the

Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technology. The Company has entered into source code escrow agreements with a number of its customers and indirect channel partners requiring release of source code under certain conditions. Such agreements provide that such parties will have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to do business or, in some cases, if the Company fails to meet its contractual obligations. The provision of source code escrows may increase the likelihood of misappropriation by third parties. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology, the Company's business, operating results and financial condition would be materially adversely affected. The Company relies upon certain software that it licenses from third parties, including software that is integrated with the Company's internally developed software and used in the Company's products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to the Company on commercially reasonable terms. The loss of, or inability to maintain, any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated, which could have a material adverse effect on the Company's business, operating results and financial condition. Currently, the Company is engaged in litigation with Business Objects, S.A. concerning the alleged infringement by the Company of a U.S. patent held by Business Objects, S.A. See "--Legal Proceedings." See "Risk Factors--Fluctuations in Quarterly Operating Results," "--Litigation with Business Objects, S.A." and "--Limited Protection of Proprietary Rights."

  Finally, in the future the Company may rely upon certain software that it may license from third parties, including software that may be integrated with the Company's internally developed software and used in the Company's products to perform key functions. There can be no assurance that these third-party software licenses will be available to the Company on commercially reasonable terms. The inability to obtain or maintain any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated, which could have a material adverse effect on the Company's business, operating results and financial condition.

LEGAL PROCEEDINGS

  On January 20, 1997, Business Objects, S.A. filed a complaint (the "Complaint") against the Company in the U.S. District Court for the Northern District of California in San Jose, California alleging that certain of the Company's products (including at least the BrioQuery Navigator, BrioQuery Explorer and BrioQuery Designer products) infringe at least claims 1, 2 and 4 of U.S. Patent No. 5,555,403. In April 1997, the Company filed an answer and affirmative defenses to the Complaint, denying certain of the allegations in the Complaint and asserting a counterclaim requesting declaratory relief that the Company is not infringing the patent and that the patent is invalid and unenforceable. In December 1997, venue for the case was changed to the Northern District of California in San Francisco, California. The Company believes that it has meritorious defenses to the claims made in the Complaint on both invalidity and non-infringement grounds, and intends to defend the suit vigorously. Business Objects, S.A. contends that there was no prior software or other prior art which allowed users to associate a familiar name with a query or which permitted retrieved values to be semantically dynamic. The Company has contended that, if the patent were construed to cover the Company's current products, the patent would then also cover prior art products, rendering the patent invalid. Business Objects, S.A. contends that there are material differences between those prior art products and the Company's current products. Business Objects, S.A. also contends that the patent is valid because it has been commercially successful and widely copied in the industry. The Company disputes these contentions. The Company and Business Objects, S.A. are currently conducting discovery and are awaiting a date for the claims construction hearing. The pending litigation could result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. The Complaint seeks injunctive relief and unspecified monetary damages, and Business Objects, S.A. is expected to seek lost profits and/or equivalent royalties. The Complaint also alleges willful infringement, and seeks treble damages, costs and attorneys' fees. Litigation is subject to inherent uncertainties, especially in cases such as this where complex technical issues must be decided. The Company's defense of this litigation, regardless of the merits of the Complaint or lack thereof, could be time-consuming or costly, or divert the attention of technical and management personnel, which could have a material adverse effect upon the Company's business, operating results and financial condition. There can be no assurance that the Company will prevail in the litigation given the complex technical issues and inherent uncertainties in patent litigation, particularly before the claims have been construed by the Court. In the event the Company is unsuccessful in the litigation, the Company may be required to pay damages to Business Objects, S.A. and could be prohibited from marketing certain of its products without a license, which license may not be available on acceptable terms. If the Company is unable to obtain such a license, the Company may be required to license a substitute technology or redesign to avoid infringement, in which case the Company's business, operating results and financial condition could be materially adversely affected. See "Risk Factors-- Litigation with Business Objects, S.A." and "Business--Proprietary Rights."

EMPLOYEES

  As of December 31, 1997, the Company had 200 employees, including 111 in sales and marketing, 21 in services and support, 43 in research and development and 25 in general and administrative functions. The Company believes its employee relations are good. The Company's success depends to a significant degree upon the continued contributions of its key management, engineering, sales and marketing personnel, many of whom would be difficult to replace. The Company has employment contracts with only two members of its executive management personnel, and currently maintains "key person" life insurance only on Yorgen Edholm, the Company's President and Chief Executive Officer, and Katherine Glassey, the Company's Executive Vice President, Products and Services and Chief Technology Officer. The Company does not believe such insurance would adequately compensate it for the loss of either Mr. Edholm or Ms. Glassey. The Company believes its future success will also depend in large part upon its ability to attract and retain highly skilled managerial, engineering, sales and marketing and finance personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of the services of any of the key personnel, the inability to attract or retain qualified personnel in the future or delays in either hiring required personnel or the rate at which new people become productive, particularly sales personnel and engineers, could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Dependence on Key Personnel and Hiring of Additional Personnel."

FACILITIES

  The Company's principal executive offices are located in Palo Alto, California where the Company leases approximately 12,145 square feet under a lease that expires in October 2003. Effective March 1998, the Company will lease approximately 30,000 square feet in Palo Alto, California under a lease that expires in March 2000. The Company also leases approximately 17,895 square feet in an adjacent facility in Palo Alto, California under a lease that expires in May 1998. The Company has no plans to renew this lease upon expiration. The Company also leases space (typically less than 4,000 square feet) in various geographic locations primarily for sales and support personnel. The Company believes that its current facilities are adequate to meet its needs through the end of 1999, at which time the Company may need to lease additional space.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and their ages as of March 31, 1998 are as follows:

NAME                                  AGE POSITION(S)
----                                  --- -----------
Yorgen H. Edholm.....................  42 President, Chief Executive Officer and
                                          Chairman of the Board of Directors
Katherine Glassey....................  40 Executive Vice President, Products and
                                          Services, Chief Technology Officer and
                                          Director
Robert W. Currie.....................  52 Executive Vice President, Worldwide
                                          Operations
Chris M. Grejtak.....................  49 Executive Vice President, Marketing
Karen J. Willem......................  42 Executive Vice President, Finance and
                                          Operations and Chief Financial Officer
E. Floyd Kvamme(1)(2)................  60 Director
Bernard J. Lacroute(1)(2)............  54 Director
Norman L. Vincent(1)(2)..............  64 Director

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee

  YORGEN H. EDHOLM is a co-founder of the Company and has been its President, Chief Executive Officer and Chairman of the Board of Directors since inception. Prior to founding the Company, Mr. Edholm was a manager with the Management Consulting Division of Arthur Young & Company in New York (now Ernst & Young,
LLP) where he co-founded the microcomputer-based Decision Support Systems Group. Before that, Mr. Edholm was a product manager with Industri Mathematic AB in Stockholm, Sweden. Mr. Edholm holds a M.S. degree in Computer Science and Applied Mathematics from the School of Physical Engineering at the Royal Institute of Technology in Stockholm, Sweden and an M.B.A. degree in Organizational Behavior and International Economics from the Stockholm School of Economics in Stockholm, Sweden. Mr. Edholm is the spouse of Katherine Glassey.

  KATHERINE GLASSEY is a co-founder of the Company and has been its Executive Vice President of Products and Services and Chief Technology Officer since January 1997 and has been a director since inception. Prior to joining the Company, Ms. Glassey established and managed application development and consulting organizations for Metaphor Computer Systems, Inc. ("Metaphor"), a decision support hardware and software company. Before joining Metaphor, Ms. Glassey was a Senior Consultant with the Management Consulting Division of Arthur Young & Company in New York. During that time, she co-founded the microcomputer-based Decision Support Systems Group whose charter was to use personal computers to enable end-users to make decisions based on corporate data. Ms. Glassey holds a B.S. degree in Operations Research from Cornell University with a Minor in English Literature. Ms. Glassey is the spouse of Yorgen H. Edholm.

  ROBERT W. CURRIE joined the Company in September 1996 as Executive Vice President of Worldwide Operations. Prior to joining the Company, Mr. Currie was Vice President and General Manager of North American Operations at Sybase, Inc., a database software and systems company, from July 1995 to July 1996. From December 1993 to July 1995, Mr. Currie was Vice President and General Manager of European Operations at Sybase, Inc. Mr. Currie holds a B.S. degree in Business Administration from the University of Massachusetts.

  CHRIS M. GREJTAK joined the Company in January 1997 as Executive Vice President, Marketing. Prior to joining the Company, Mr. Grejtak was Vice President, Marketing at Red Brick Systems, Inc., a data warehousing company, from December 1995 to December 1996. From July 1995 to December 1995, he was Vice President, Sales and Marketing at Avistar Systems, Inc., a video desktop conferencing software and hardware company. Mr. Grejtak was Vice President, Marketing at Network General Corporation ("Network General"), a network management software company, from November 1994 to June 1995. From August 1992 to November 1994, he was a Vice President and then President and CEO of Metaphor. Mr. Grejtak holds a B.A. degree in Sociology from Middlebury College.

  KAREN J. WILLEM joined the Company in August 1997 as Executive Vice President, Finance and Operations and Chief Financial Officer. Prior to joining the Company, Ms. Willem was Vice President, Worldwide Sales Operations from April 1995 to January 1997 at Network General. From July 1991 to March 1995, Ms. Willem was Vice President and Corporate Controller at Network General. Ms. Willem holds a B.S. degree in Biology from Bucknell University and an M.B.A. degree in Finance from the University of Pittsburgh.

  E. FLOYD KVAMME has been a director of the Company since March 1995. He is currently also a director of TriQuint Semiconductor, Inc., Harmonic Lightwaves, Inc., Photon Dynamics, Inc., and several privately held companies. He has been a partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since 1984. He holds a Bachelor of Science degree in engineering from the University of California and a Master of Science degree in engineering from Syracuse University.

  BERNARD J. LACROUTE has been a director of the Company since March 1995. He is currently also a director of several privately held companies. Mr. Lacroute has been a partner with Kleiner Perkins Caufield & Byers since 1989. Prior to joining Kleiner Perkins Caufield & Byers, Mr. Lacroute held a number of Senior Executive positions in leading high technology firms including Digital Equipment Corporation and Sun Microsystems, Inc. Mr. Lacroute holds graduate degrees in Physics from the University of Grenoble and in Engineering from the Ecole Nationale Superieure d'lngenieurs, as well as an M.S. degree in Electrical Engineering from the University of Michigan.

  NORMAN L. VINCENT has been a director of the Company since November 1995. From 1960 until 1995, Mr. Vincent held various positions at State Farm Mutual Auto Insurance Company ("State Farm") including, most recently, head of the systems department (Systems Vice President). During part of his tenure at State Farm, Mr. Vincent was a member of the Research Board, a private organization of Chief Information Officers. He currently serves on the board of NeoVista Solutions, Inc. Mr. Vincent holds a degree in Psychology from the University of Wisconsin, as well as an M.S. and a Ph.D. in Industrial Psychology from Purdue University.

EXECUTIVE OFFICERS

  The Company's executive officers are appointed by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee of the Company.

BOARD COMPOSITION

  The Company currently has authorized six directors. In accordance with the terms of the Company's Restated Certificate of Incorporation, effective at the time the Company becomes a Listed Corporation within the meaning of Section
301.5 of the California Corporations Code, the terms of office of the Board of Directors will be divided into two classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 1999 and Class II, whose term will expire at the annual meeting of stockholders to be held in 2000. The Class I directors are Mr. Kvamme, Mr. Vincent and Ms. Glassey, and the Class II directors are Mr. Edholm and Mr. Lacroute. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the second annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the two classes so that, as nearly as possible, each class will consist of one-half of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company. Directors of the Company may be removed, with or without cause, by the affirmative vote of the holders of a majority of the Common Stock.

BOARD COMMITTEES

  The Board of Directors has two committees, an Audit Committee and a Compensation Committee. The Board's Audit Committee currently consists of Messrs. Kvamme, Lacroute and Vincent. The Audit Committee reviews the Company's annual audit and meets with the Company's independent auditors to review the Company's internal accounting procedures and financial management practices. The Compensation Committee currently consists of Messrs. Kvamme, Lacroute and Vincent. The Compensation Committee recommends compensation and benefits for certain of the Company's executive officers to the Board, reviews general policy relating to compensation and benefits of employees of the Company, and administers the Company's Stock Plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  None of the members of the Compensation Committee of the Board is currently or has been, at any time since the formation of the Company, an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on the Company's Board or Compensation Committee.

DIRECTOR COMPENSATION

  Except for Mr. Vincent, who receives $500 per meeting for his attendance at meetings of the Board of Directors, the Company does not currently provide cash compensation to directors for services in such capacity. Directors may, however, be reimbursed for certain expenses in connection with attendance at Board and Committee meetings. Directors are eligible to participate in the Company's Stock Plans and, beginning in 1998, employee directors will also be eligible to participate in the Company's 1998 Employee Stock Purchase Plan and non-employee directors will also be eligible to participate in the 1998 Directors' Stock Option Plan. In December 1996, Mr. Vincent was granted an option to purchase 12,500 shares of Common Stock at an exercise price of $0.60 per share subject to a twenty-five month vesting schedule. In March 1989, Mr. Edholm and Ms. Glassey purchased 3,750,000 shares and 1,250,000 shares, respectively, of restricted Common Stock. See "--Stock Plans."

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE. The following table sets forth certain estimated compensation awarded or paid by the Company during the fiscal year ended March 31, 1998 ("Last Fiscal Year") to its President, Chief Executive Officer and Chairman of the Board of Directors and the Company's other four most highly compensated executive officers, each of whose aggregate compensation during the Last Fiscal Year exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                   ------------
                                                                      AWARDS
                                                                   ------------
                                                                    NUMBER OF
                                           ANNUAL COMPENSATION      SECURITIES
                                           --------------------     UNDERLYING
NAME AND PRINCIPAL POSITION                 SALARY   BONUS(1)        OPTIONS
---------------------------                --------------------    ------------
Yorgen H. Edholm.......................... $  175,000$  42,112            --
 President, Chief Executive Officer and
 Chairman of the Board of Directors
Katherine Glassey.........................    145,000   31,584            --
 Executive Vice President, Products and
 Services, Chief Technology Officer and
 Director
Robert W. Currie..........................    170,000   69,934(2)         --
 Executive Vice President and General
 Manager, Worldwide Operations
Chris M. Grejtak..........................    175,000   21,056        25,000
 Executive Vice President, Marketing
Karen J. Willem(3)........................     99,519   21,056        87,500
 Executive Vice President, Finance and
 Operations, and Chief Financial Officer

--------
(1) Includes amounts estimated to be earned in the Last Fiscal Year with respect to such individual's performance in the quarter ending March 31, 1998.
(2) Represents sales commission.
(3) Ms. Willem joined the Company in August 1997. Ms. Willem's annualized salary is $150,000.

  Option Grants. The following table provides certain estimated information regarding stock options granted to the Named Executive Officers during the Last Fiscal Year.

                                                                            POTENTIAL REALIZABLE
                                                                              VALUE AT ASSUMED
                                                                              ANNUAL RATES OF
                                                                                STOCK PRICE
                                                                              APPRECIATION FOR
                                         INDIVIDUAL GRANTS                     OPTION TERM(4)
                         -------------------------------------------------- --------------------
                         NUMBER OF  PERCENTAGE OF
                         SECURITIES TOTAL OPTIONS
                         UNDERLYING   GRANTED TO     EXERCISE
                          OPTIONS    EMPLOYEES IN      PRICE     EXPIRATION
NAME                     GRANTED(1) FISCAL YEAR(2) PER SHARE (3)    DATE       5%        10%
----                     ---------- -------------- ------------- ---------- --------- ----------
Yorgen H. Edholm........       --          --             --             --        --         --
Katherine Glassey.......       --          --             --             --        --         --
Robert W. Currie........       --          --             --             --        --         --
Chris M. Grejtak........   25,000         3.5%         $1.20     06/18/2002 $   8,288 $   18,315
Karen J. Willem.........   75,000        10.6           2.00     08/20/2002    41,442     91,577
                           12,500         1.8           6.00     11/25/2002    20,721     45,788

                       OPTION GRANTS IN LAST FISCAL YEAR

--------
(1) With respect to Mr. Grejtak's option, 1/48 of the total shares vest on each monthly anniversary of the vesting commencement date. With respect to Ms. Willem's options, (i) the option to purchase 75,000 shares vests at the rate of 1/4 of such shares one year from the vesting commencement date, and 1/48th of the total shares on each monthly anniversary of the vesting commencement date thereafter and (ii) the option to purchase 12,500 shares vests at the rate of 1/48 of the total shares on each monthly anniversary of the vesting commencement date. The options expire five years from the date of grant, or earlier upon termination of employment. See "--Stock Plans--1992 Stock Option Plan."
(2) Based on an aggregate of 705,597 options granted to employees, consultants and directors during the eleven months ended February 28, 1998.

(3) The exercise price per share of each option was equal to the fair value of the Common Stock on the date of grant as determined by the Board of Directors. See Note 8 of Notes to Consolidated Financial Statements.
(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC. There can be no assurance that the actual stock price appreciation over the five-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

  Option Holdings. The following table sets forth for each of the Named Executive Officers the number and value of securities underlying unexercised options held by each of the Named Executive Officers as of March 31, 1998.

                      YEAR-END OPTION HOLDINGS AND VALUES

                               NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                             OPTIONS AT MARCH 31, 1998   AT MARCH 31, 1998(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Yorgen H. Edholm............          --            --          --            --
Katherine Glassey...........          --            --          --            --
Robert W. Currie............      87,240       175,260
Chris M. Grejtak............      16,146        33,854
Karen J. Willem.............         521        86,979

--------
(1) Value realized and value of unexercised in-the-money options is based on a value of $ .00 per share of the Company's Common Stock, the assumed initial public offering price. Amounts reflected are based on the assumed value minus the exercise price multiplied by the number of shares acquired on exercise.

EMPLOYMENT AGREEMENTS

  In June 1994, the Company entered into an agreement with Mr. Edholm providing that, in the case of involuntary termination six months prior to or twelve months after a change in control of the Company, salary will continue to be paid for a period of six months from the date of termination and all stock options and restricted stock then held by Mr. Edholm will become fully vested and exercisable.

  In October 1996, the Company entered into an agreement with Mr. Currie providing that, in the case of involuntary termination six months prior to or twelve months after a change in control of the Company, salary will continue to be paid for a period of six months from the date of termination and all stock options and restricted stock then held by Mr. Currie will become fully vested and exercisable.

  In August 1997, the Company entered into an agreement with Ms. Willem providing that, in the case of involuntary termination six months prior to or twelve months after an acquisition of the Company, the vesting of all of the stock options and restricted stock then held by Ms. Willem will accelerate as if an additional year of service had been rendered.

STOCK PLANS

  1992 Stock Option Plan. The Company's 1992 Stock Option Plan (the "1992 Plan") was adopted by the Board of Directors in January 1992 and approved by the stockholders in June 1992. A total of 1,250,000 shares of Common Stock were reserved at that time for issuance under the 1992 Plan. An increase of 429,795 shares in the number of shares reserved for issuance under the 1992 Plan, to a total of 1,679,795 shares of Common Stock issuable thereunder, was authorized by the Board of Directors and approved by the stockholders in

March 1995. An additional increase of 400,000 shares in the number of shares reserved for issuance under the 1992 Plan, to a total of 2,079,795 shares of Common Stock issuable thereunder, was authorized by the Board of Directors and approved by the stockholders in May 1996. As of December 31, 1997, 784,901 options to purchase any shares of Common Stock had been exercised, options to purchase a total of 1,204,562 shares at a weighted average exercise price of $1.79 per share were outstanding and 130,229 shares remained available for future option grants under the 1992 Plan.

  The purposes of the 1992 Plan are to attract, retain and reward persons providing services to the Company and to motivate such persons to contribute to the growth of the Company. The 1992 Plan provides for the granting to employees, including officers and employee directors, of incentive stock options within the meaning of Section 422 of the Code and for the granting to employees, consultants and advisors of nonstatutory stock options. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options shall be treated as nonqualified stock options. If not terminated earlier, the 1992 Plan will terminate in January 2002.

  The 1992 Plan is administered by the Board of Directors (the "1992 Administrator"). The 1992 Administrator has the power to determine which of the persons eligible under the 1992 Plan shall be granted options; when and how an option shall be granted; whether an option will be an incentive stock option or a nonqualified stock option; the provisions of each option granted (which need not be identical), including the time or times when a person shall be permitted to receive an option; and the number of shares with respect to which option shall be granted to each such person. Options granted under the 1992 Plan are not generally transferable by the optionee. Options granted under the 1992 Plan may be exercised within ninety days after termination of employment or consulting status, provided however that options must be exercised within 12 months after an optionee's termination by death or 12 months after an optionee's termination due to optionee's disability, and in any event no later than the expiration of the option's five year term. The exercise price of options must be at least equal to the fair market value of the Common Stock on the date of grant, unless such option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of
Section 425(a) of the Code. Under the Company's standard form of option agreement, the initial option grant vests over four years, with 25% vesting on the annual anniversary of the vesting commencement date and an additional 1/48 vesting on each monthly anniversary thereafter. For subsequent option grants, the option shares typically vest at a rate of 1/48 of such shares on each monthly anniversary following the grant date. The 1992 Administrator has the power to accelerate the time at which an option may first be exercised or the time during which an option or any part thereof will vest, notwithstanding the provisions in the option agreement. In the event of a dissolution, sale of substantially all of the Company's assets, merger, reverse merger, or consolidation of the Company with or into another corporation, the Board may have the surviving corporation assume the options granted under the 1992 Plan, or substitute similar options, continue the options in full force and effect or accelerate vesting thereof. The Company does not intend to grant any new options under the 1992 Plan following completion of this Offering.

  1998 Stock Option Plan. The Company's 1998 Stock Option Plan (the "1998 Plan") was adopted by the Board of Directors in February 1998 and will be submitted to the stockholders for approval in April 1998. A total of 2,250,000 shares of Common Stock have been reserved for issuance under the 1998 Plan, plus an automatic annual increase on the first day of each of the Company's fiscal years in 1999, 2000, and 2001 equal to the lesser of 600,000 shares or three percent (3%) of the Company's outstanding Common Stock on the last day of the immediately preceding fiscal year. No options have been granted under the 1998 Plan.

  The purposes of the 1998 Plan are to attract and retain the best available personnel to the Company, to provide additional incentives to the Company's employees and consultants and to promote the success of the Company's business. The 1998 Plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of Section 422 of the Code and for the granting to employees and consultants, including nonemployee directors, of nonstatutory stock options. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options shall be treated as nonstatutory stock options. If not terminated earlier, the 1998 Plan will terminate in February 2008.

  The 1998 Plan may be administered by the Board of Directors or a committee appointed by the Board which shall be constituted in such a manner as to comply with applicable law (the "1998 Administrator"). The 1998 Administrator has the power to select the consultants and employees to whom options may be granted, to determine the terms of the options granted including the exercise price, the number of shares subject to the option and the exercisability thereof, and the form of consideration payable upon exercise. Options granted under the 1998 Plan are not generally transferable by the optionee; provided, however, that the maximum number of shares which may be subject to options granted to any employee for any fiscal year or the Company shall be 1,000,000. Such limitation shall not take effect until the earliest date required under Section 162(m) of the Code. Options granted under the 1998 Plan must be exercised within 30 days after termination of employment or consulting status, provided however that options must generally be exercised within six months after an optionee's termination by death or by disability, and in any event no later than the expiration of the option's ten year term. The exercise price of stock options must be at least equal to the fair market value of the Common Stock on the date of grant; provided, however, that the exercise price of any stock option granted to a holder of more than 10% of the total combined voting power of all classes of stock of the Company must equal at least 110% of the fair market value of the Company Stock on the date of grant. Initial grants made under the Company's standard form of option agreement typically vest over four years, with 25% vesting on the 12 month anniversary of the vesting commencement date and with 1/48 vesting on each monthly anniversary thereafter. For subsequent option grants, the option shares typically vest at a rate of 1/48 of such shares on each monthly anniversary following the grant date. In the event of a dissolution or liquidation, to the extent it has not been previously exercised, the option will terminate immediately prior to the consummation of such proposed action. In the event of a proposed sale of all or substantially all of the Company's assets, merger of the Company with or into another corporation, each outstanding option or stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation, unless the Administrator determines that the optionee shall have the right to exercise the option as to some or all of the optioned stock, including shares as to which the option would not otherwise be exercisable, for a thirty day period.

  1998 Employee Stock Purchase Plan. The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in February 1998 and will be submitted to the stockholders for approval in April 1998. A total of 500,000 shares of Common Stock has been reserved for issuance under the Purchase Plan, plus an automatic annual increase on the first day of each of the Company's fiscal years in 1999, 2000, and 2001 equal to the lesser of 300,000 shares or 2% of the Company's outstanding Common Stock or the last day of the immediately preceding fiscal year.

  The Purchase Plan, which is intended to qualify under Section 423 of the Code, will be implemented by a series of offering periods of twenty-four month duration, with the first such offering period commencing on the effective date of this Registration Statement and ending on April 30, 2000. Each offering period after the first offering period will commence on or about May 1 and November 1 of each year. Each offering period will consist of four consecutive purchase periods of six months duration, with the last day of each period being designated a purchase date. The first purchase date will occur on October 31, 1998, with subsequent purchase dates to occur every six months thereafter. The Purchase Plan will be administered by the Board of Directors or a committee named by the Board. Employees (including officers and employee directors) of the Company, or of any majority-owned subsidiary designated by the Board, are eligible to participate in the Purchase Plan if they are employed by the Company or any such subsidiary for at least 20 hours per week and more than five months per year. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 20% nor equal less than 1% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the Company's Common Stock at the beginning of the offering period or the purchase date. If the fair market value of the Common Stock on a purchase date is less than the fair market value at the beginning of the offering period, a new twenty-four month offering period will automatically being on the first business day following the purchase date with a new fair market value. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. If not terminated earlier, the Purchase Plan will have a term of 20 years.

  The Purchase Plan provides that in the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a merger of the Company with or into another corporation or a sale of all or substantially all of the Company's assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation unless the Board of Directors shortens the offering period so that employees' rights to purchase stock under the Purchase Plan are exercised prior to the merger or sale of assets. The Board of Directors has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder.

  1998 Directors' Stock Option Plan. The 1998 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in February 1998 and will be submitted for approval by the stockholders for approval in April 1998. A total of 300,000 shares of Common Stock has been reserved for issuance under the Directors' Plan. The Directors' Plan provides for the automatic grant of nonstatutory stock options to nonemployee directors of the Company. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors.

  The Directors' Plan provides that each person who first becomes a nonemployee director of the Company after the date of this offering shall be granted a nonstatutory stock option to purchase 20,000 shares of Common Stock (the "First Option") on the date on which the optionee first becomes a nonemployee director of the Company. The First Option will not be granted to individuals serving as nonemployee directors as of the date of this offering. Thereafter, on the date of each annual meeting of the Company's stockholders following which a nonemployee director is serving on the Board of Directors, each nonemployee director (including directors who were not granted a First Option prior to the date of such annual meeting) shall be granted an option to purchase 5,000 shares of Common Stock (a "Subsequent Option") if, on such date, he or she has served on the Company's Board of Directors for at least six months.

  The Directors' Plan sets neither a maximum nor a minimum number of shares for which options may be granted to any one nonemployee director, but does specify the number of shares that may be included in any grant and the method of making a grant. No option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to the terms of a qualified domestic relations order, and each option is exercisable, during the lifetime of the optionee, only by such optionee. The Directors' Plan provides that the First Option shall become exercisable in installments of 25% of the total number of shares subject to the First Option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option; each Subsequent Option shall become exercisable in full on the day before the first anniversary of the date of grant of that Subsequent Option. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years.

  In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, the merger of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, the Company shall give to each nonemployee director either (i) a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of any such transaction at the end of which time the Option shall terminate, or (ii) the right to exercise the option, including any part of the option that would not otherwise be exercisable (or receive a substitute option with comparable terms) as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of any such transaction. The Board of Directors may amend or terminate the Directors' Plan; provided, however, that no such action may adversely affect any outstanding option. If not terminated earlier, the Directors' Plan will have a term of ten years.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  As permitted by the Delaware General Corporation Law (the "Delaware Law"), the Company has included in its Restated Certificate of Incorporation a provision to eliminate the personal liability of its officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors, respectively, except to the extent otherwise required by Delaware Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition, the Company's Bylaws provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The Company has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware Law. The indemnification agreements require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. The Company has also obtained directors' and officers' liability insurance with respect to liabilities arising out of certain matters, including matters under the Securities Act. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

  At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Since January 31, 1995, the Company has issued, in private placement transactions (collectively, the "Private Placement Transactions"), shares of Preferred Stock as follows: an aggregate of 2,496,756 shares of Series A Preferred Stock at $1.542 per share in March 1995, an aggregate of 2,117,147 shares of Series B Preferred Stock at $2.834 per share in June 1996 and an aggregate of 852,269 shares of Series C Preferred Stock at $7.04 per share in June 1997. Each share of Series A, Series B and Series C Preferred Stock is convertible into one share of Common Stock. The purchasers of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock included, among others, the following Named Executive Officers, directors and 5% stockholders of the Company and persons and entities associated with them:

                          SERIES A  SERIES B  SERIES C
                          PREFERRED PREFERRED PREFERRED
INVESTOR(1)                 STOCK     STOCK     STOCK
-----------               --------- --------- ---------
Kleiner Perkins Caufield  2,269,780  705,716   71,022
 & Byers VII............
 (E. Floyd Kvamme and
 Bernard J.
 Lacroute)(2)(3)
Integral Capital
 Partners(2)(4).........         --  705,716   99,431

--------
(1) Shares held by affiliated persons and entities have been aggregated. See "Principal Stockholders."
(2) Holder is a 5% stockholder.
(3) Includes shares held by Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund II.
(4) Includes shares held by Integral Capital Partners III, L.P. and Integral Capital Partners International II C.V.

  In December 1996, the Company issued to Management Decisions Limited a warrant to purchase 10,000 shares of Common Stock at an exercise price of $0.60 per share. The Company expects these warrants will be exercised immediately prior to the completion of this Offering.

  In December 1996, Chris Grejtak exercised an option to purchase 50,000 shares of the Company's Common Stock and entered into a Notice of Early Exercise and Restricted Stock Purchase Agreement with respect to such exercise. Mr. Grejtak paid the $0.60 exercise price per share of such shares by delivery of a five year full-recourse promissory note bearing interest at the rate of 6.31% per annum. The note, which is full-recourse, is secured by the shares of Common Stock purchased by Mr. Grejtak. The maximum indebtedness under the note during the year ended March 31, 1998 was $32,403.

  In July 1997, the Company loaned Yorgen Edholm $400,000 pursuant to a full-recourse Secured Promissory Note bearing interest at a rate of 6.07% per annum. The note was repaid in full in December 1997. The maximum indebtedness under the note during the nine months ended December 31, 1997 was $408,877.

  In June 1994, the Company entered into an agreement with Mr. Edholm providing that, in the case of involuntary termination six months prior to or twelve months after a change in control of the Company, salary will continue to be paid for a period of six months from the date of termination and all stock options and restricted stock then held by Mr. Edholm will become fully vested and exercisable.

  In October 1996, the Company entered into an agreement with Mr. Currie providing that, in the case of involuntary termination six months prior to or twelve months after a change in control of the Company, salary will continue to be paid for a period of six months from the date of termination and all stock options and restricted stock then held by Mr. Currie will become fully vested and exercisable.

  In August 1997, the Company entered into an agreement with Ms. Willem providing that, in the case of involuntary termination six months prior to or twelve months after an acquisition of the Company, the vesting of all of the stock options and restricted stock then held by Ms. Willem will accelerate as if an additional year of service had been rendered.

  The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to execute such agreements with its future directors and executive officers. See "Management--Limitation of Liability and Indemnification Matters."

  In the past, the Company has granted options to certain of its executive officers. The Company intends to continue to grant options to its officers in the future. See "Management--Option Grants in Last Fiscal Year" and "Principal and Selling Stockholders."

  The Company believes that all of the transactions set forth above were in its best interests. As a matter of policy, the transactions were, and all future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1997 and as adjusted to reflect the sale of the Common Stock offered by this Prospectus by (i) each stockholder who is known by the Company to own beneficially more than 5% of the Common Stock , (ii) each Named Executive Officer of the Company, (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group.

                                       SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                              OWNED                                 OWNED
                                      PRIOR TO OFFERING (1)                   AFTER OFFERING (1)
                                      --------------------------             --------------------
OFFICERS,                                                          SHARES
DIRECTORS AND PRINCIPAL STOCKHOLDERS    NUMBER      PERCENT(2)   OFFERED (3)  NUMBER   PERCENT(2)
------------------------------------  ------------- ------------ ----------- --------- ----------
Entities affiliated with
 Kleiner Perkins                          3,046,518        27.2%        --   3,046,518
 Caufield & Byers(4)....
 2750 Sand Hill Road,
 Suite 250
 Menlo Park, CA 94025
Entities affiliated with
 Integral Capital                           805,147         7.2         --     805,147
 Partners(5)............
 2750 Sand Hill Road
 Menlo Park, CA 94025
Yorgen H. Edholm(6).....                  4,999,996        44.6    125,000   4,874,996
Katherine Glassey(6)....                  4,999,996        44.6    125,000   4,874,996
Robert W. Currie(7).....                     87,240       *             --      87,240
Chris M. Grejtak(8).....                     66,146       *             --      66,146
Karen J. Willem(9)......                        521       *             --         521
E. Floyd Kvamme(10).....                  3,046,518        27.2         --   3,046,518
 Kleiner Perkins
 Caufield & Byers
 2750 Sand Hill Road
 Menlo Park, CA 94025
Bernard J. Lacroute(11).                  3,046,518        27.2         --   3,046,518
 Kleiner Perkins
 Caufield & Byers
 2750 Sand Hill Road
 Menlo Park, CA 94025
Norman L. Vincent(12)...                     12,500       *             --      12,500
All directors and
 executive officers as a
 group (8 persons) (13).                  8,212,921        72.5    125,000   8,087,920

--------
  * Represents beneficial ownership of less than 1% of the Company's Common
    Stock.
 (1) Assumes no exercise of the Underwriters' over-allotment option and no exercise of outstanding warrants. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.
 (2) Applicable percentage of ownership for each stockholder is based on 11,211,172 shares of Common Stock outstanding as of December 31, 1997 together with applicable options for such stockholders. Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 1997. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Unless otherwise indicated, the address of each of the individuals named above is: c/o Brio Technology, Inc., 3430 West Bayshore Road, Palo Alto, CA 94303.
 (3) Consists of 93,750 shares and 31,250 shares to be sold in this Offering by Mr. Edholm and Ms. Glassey, respectively. Additionally, if the Underwriter's over-allotment option is exercised in full, Mr. Edholm and Ms.

   Glassey will sell an additional 93,750 shares and 31,250 shares, respectively, in the Offering. In such event, Mr. Edholm and Ms. Glassey
   will both beneficially own 4,749,996 shares or    % and    %, respectively,
   of the shares outstanding. The Company will sell the remaining shares of the over-allotment if such option is exercised in full.
 (4) Consists of 3,027,100 shares held by Kleiner Perkins Caufield & Byers VII and 19,418 shares held by KPCB Information Sciences Zaibatsu Fund II. E. Floyd Kvamme and Bernard J. Lacroute, both directors of the Company, are general partners of KPCB VII Associates, the general partner of each of Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund II. Each of Messrs. Kvamme and Lacroute disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
 (5) Includes 153,048 shares held by Integral Capital Partners International II C.V.
 (6) Includes 1,815,009 shares held by Mr. Edholm, 605,003 shares held by Ms. Glassey and 2,500,000 shares held by the Edholm Family Limited Partnership. Also includes an aggregate of 79,984 shares held in trusts for the children of which Mr. Edholm and Ms. Glassey are trustees and have voting power.
 (7) Consists of 87,240 shares issuable upon exercise of options exercisable within 60 days of December 31, 1997.
 (8) Includes 16,146 shares issuable upon exercise of options exercisable within 60 days of December 31, 1997.
 (9) Consists of 521 shares issuable upon exercise of options exercisable within 60 days of December 31, 1997.
(10) Consists of 3,027,100 shares held by Kleiner Perkins Caufield & Byers VII and 19,418 shares held by KPCB Information Sciences Zaibatsu Fund II. E. Floyd Kvamme, a director of the Company, is a general partner of KPCB VII Associates, the general partner of each of Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund II, shares voting and dispositive power with respect to the shares held by each such entity, and disclaims beneficial ownership of such shares in which he has no pecuniary interest.
(11) Consists of 3,027,100 shares held by Kleiner Perkins Caufield & Byers VII and 19,418 shares held by KPCB Information Sciences Zaibatsu Fund II. Bernard J. Lacroute, a director of the Company, is a general partner of KPCB VII Associates, the general partner of each of Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund II, shares voting and dispositive power with respect to the shares held by each such entity, and disclaims beneficial ownership of such shares in which he has no pecuniary interest.
(12) Consists of 12,500 shares issuable upon exercise of options exercisable within 60 days of December 31, 1997.
(13) Includes 116,407 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 1997.

                          DESCRIPTION OF CAPITAL STOCK

  Upon the completion of this Offering, the authorized capital stock of the Company will consist of 60,000,000 shares of Common Stock, $0.001 par value, and 2,000,000 shares of undesignated Preferred Stock, $0.001 par value.

COMMON STOCK

  As of December 31, 1997, there were 11,211,172 shares of Common Stock outstanding, held of record by 91 stockholders, and options to purchase an aggregate of 1,204,562 shares of Common Stock were also outstanding. There will
be       shares of Common Stock outstanding after December 31, 1997 (assuming no exercise of the Underwriter's overallotment option, no exercise of outstanding warrants, and no exercise of outstanding options under the Stock Plans after December 31, 1997) after giving effect to the sale of the shares of Common Stock to the public offered hereby.

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding Preferred Stock. The Common Stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon completion of this Offering will be, fully paid and non-assessable.

PREFERRED STOCK

  Effective upon the closing of this Offering, each outstanding share of preferred stock will be converted into one share of Common Stock and automatically retired. Thereafter, the Board of Directors is authorized to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

  The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including voting rights, of the holders of Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. As of the closing of this Offering, no shares of Preferred Stock will be outstanding and the Company currently has no plans to issue any shares of Preferred Stock.

WARRANTS

  As of December 31, 1997, the Company had an outstanding exercisable warrant to purchase 10,000 shares of Common Stock at $0.60 per share. The warrant expires, among other times, upon the closing of this Offering. The warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassification, consolidations and certain dilutive sales of the securities for which the warrant is exercisable below the then existing exercise price. The warrant may be exercised, without the payment of cash, for the number of shares of Common Stock purchasable, at the current market value of the Common Stock, by the difference between the aggregate exercise price of the warrant and the value, at the current market price per share of Common Stock of the aggregate number of shares purchasable under the warrant. The Company anticipates that the warrant will be exercised immediately prior to the closing of this Offering on
a net issuance basis for approximately     shares.

REGISTRATION RIGHTS

  Following this Offering, the holders of 4,533,480 shares of Common Stock (the "Registrable Securities") or their transferees will be entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of the Registrable Securities. Subject to certain limitations in the agreement, the holders of at least 50% of the Registrable Securities may require, on two occasions beginning after the earlier of March 21, 1998 or six months after the effective date of this Offering, that the Company use its best efforts to register the Registrable Securities for public resale. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in such registration, subject to the ability of the underwriters to limit the number of shares included in such offering. The holders of Registrable Securities may also require the Company (not more than two times in any twelve-month period or three times in the aggregate) to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price (net of any underwriters' discounts or commissions) is at least $250,000. All registration expenses must be borne by the Company and certain selling expenses relating to the Registrable Securities must be borne by the Company.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

  In February 1998, the Company's Board of Directors approved certain provisions to the Company's Restated Certificate and Bylaws to provide, among other things, that directors of the Company will be elected without the application of cumulative voting. The Company will seek stockholder approval of such amendments prior to the effective date of this Offering. Such provisions shall become effective at the first meeting of stockholders following the annual meeting of stockholders when the Company shall have had at least 800 stockholders. Such amendments also provide that, after the closing of this Offering, any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board, the President of the Company or by any person or persons holding shares representing at least 10% of the outstanding capital stock. The Company's Restated Certificate also provides for a classified Board. See "Management--Board Composition." These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. The Bylaws also establish procedures, including advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors.

  The Company is subject to the provisions of Section 203 of the Delaware Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

  The foregoing provisions could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors. In addition, these provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. See "Risk Factors--Anti-Takeover Provisions."

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Boston EquiServe, L.P. located at 150 Royall Street, Canton, Massachusetts, (781) 575-2000.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has not been any public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of this offering, based on the number of shares outstanding as of December 31, 1997, the Company will have outstanding an aggregate of shares of Common Stock assuming no exercise of warrants or options to purchase Common Stock outstanding as of December 31, 1997. Of these shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by an existing "affiliate" of the Company as that term is defined in Rule 144
under the Securities Act (an "Affiliate"). The remaining      shares of Common
Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows: (i) no shares will be eligible for immediate sale on the
date of this Prospectus, (ii)      shares will be eligible for sale 90 days
after the date of this Prospectus, and (iii)      shares will be eligible for
sale upon expiration of lock-up agreements 180 days after the date of this Prospectus.

  All of the officers and directors and certain stockholders and optionholders of the Company have entered into lock-up agreements generally providing that they will not offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock owned by them, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Deutsche Morgan Grenfell Inc., subject to certain limited exceptions. Deutsche Morgan Grenfell Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Deutsche Morgan Grenfell Inc. currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, Deutsche Morgan Grenfell Inc. will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then
outstanding (which will equal approximately     shares immediately after this
Offering); or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule
144. Accordingly, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this Offering

  Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Offering). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold (i) by persons other than Affiliates, subject only to the manner of sale provisions of Rule 144 and (ii) by Affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements.

  Following this Offering, the Company intends to file a registration statement
under the Securities Act covering approximately      shares of Common Stock
issued and outstanding, subject to outstanding options or reserved for issuance under the Company's stock plans. See "Management--Stock Plans." Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions with the Company or contractual restrictions described above.

  Upon completion of this Offering, the holders of approximately      shares of
Common Stock issuable upon conversion of Preferred Stock or the transferees, will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by Affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

  The Underwriters named below, for whom Deutsche Morgan Grenfell Inc., BancAmerica Robertson Stephens, First Albany Corporation and Piper Jaffray Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions in the Underwriting Agreement (the form of which will be filed as an exhibit to the Company's Registration Statement of which this Prospectus is a part), to purchase from the Company and the Selling Stockholders the respective number of shares of Common Stock indicated below opposite their respective names. The Underwriters are committed to purchase all of the shares, if they purchase any.

                                                                       NUMBER OF
   UNDERWRITER                                                          SHARES
   -----------                                                         ---------
   Deutsche Morgan Grenfell Inc.......................................
   BancAmerica Robertson Stephens.....................................
   First Albany Corporation...........................................
   Piper Jaffray Inc..................................................
                                                                         ----
       Total..........................................................
                                                                         ====

  The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions.

  The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers
(who may include the Underwriters) a concession not in excess of $    a share
under the initial public offering price. The selected dealers may reallow a
concession not in excess of $    a share to other dealers and other selling
terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part. The Underwriters do not intend to sell any of the shares of Common Stock offered hereby to accounts for which they exercise discretionary authority.

  Pursuant to the Underwriting Agreement, the Company and the Selling Stockholders have granted to the Underwriters an option to purchase up to
and     additional shares of Common Stock, respectively, to cover over-
allotments, if any, at the initial public offering price, less the underwriting discount set forth on the cover page of this Prospectus. Such option is exercisable for 30 days from the date of this Prospectus. To the extent such option is exercised, each Underwriters will be committed, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered hereby. The Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters.

  See "Shares Eligible for Future Sale" for a description of certain arrangements by which all officers, directors, optionholders and stockholders of the Company have agreed not to sell or otherwise dispose of Common Stock or convertible securities of the Company for up to 180 days after the date of the final Prospectus without the prior consent of Deutsche Morgan Grenfell Inc. The Company has agreed in the Underwriting Agreement that it will not, directly or indirectly, without the prior written consent of Deutsche Morgan Grenfell Inc., contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable for Common Stock, for a period of 180 days after the date of the final Prospectus without the consent of Deutsche Morgan Grenfell Inc., except under certain circumstances.

  The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

  Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiation between the Company and the Representatives. The principal factors to be considered in determining the initial public offering price include the information set forth in this Prospectus and otherwise available to the Representatives; the history and the prospects for the industry in which the Company competes; the ability of the Company's management; the prospects for future earnings of the Company; the present state of the Company's development and its current financial condition; the general condition of the securities markets at the time of this Offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies. Each of the Representatives has informed the Company that it currently intends to make a market in the shares subsequent to the effectiveness of this Offering, but there can be no assurance that the Representatives will take any action to make a market in any securities of the Company.

  At the request of the Company, the Underwriters have reserved for sale at the initial public offering price to persons designated by the Company a number of shares of Common Stock not to exceed five percent of the total number of shares of Common Stock in this Offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase these shares.

  Certain persons participating in this Offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with this Offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with this Offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Venture Law Group, A Professional Corporation, Menlo Park, California. Mark B. Weeks, a director of Venture Law Group, is the Secretary of the Company. Certain legal matters relating to this Offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this Prospectus, certain directors of Venture Law Group and an investment partnership affiliated with Venture Law Group own options to purchase an aggregate of 12,500 shares of the Company's Common Stock and own an aggregate of 10,035 shares of Common Stock.

                                    EXPERTS

  The financial statements and schedule included in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement, including exhibits thereto and the financial statements and notes filed as a part thereof, as well as such reports and other information filed with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission. Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of such site is http://www.sec.gov.

                             BRIO TECHNOLOGY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants.................................... F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statements of Shareholders' Equity (Deficit) .................. F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-7

  After the reincorporation and the effectiveness of the stock split discussed in Note 11 to Brio Technology, Inc.'s consolidated financial statements, we expect to be in a position to render the following audit report:

                                          ARTHUR ANDERSEN LLP

San Jose, California
February 26, 1998

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Brio Technology, Inc.:

  We have audited the accompanying consolidated balance sheets of Brio Technology, Inc. (a California corporation) and subsidiaries as of March 31, 1996, March 31, 1997, and December 31, 1997, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended March 31, 1997, and for the nine-month period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brio Technology, Inc. and subsidiaries as of March 31, 1996, March 31, 1997, and December 31, 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997, and for the nine-month period ended December 31, 1997, in conformity with generally accepted accounting principles.

San Jose, California
February 26, 1998 (except with
 respect to the matter
 discussed in Note 11, as to
 which the date is     , 1998)

                             BRIO TECHNOLOGY, INC.

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                  DECEMBER 31,
                                    MARCH 31,                    1997 PRO FORMA
                                 ----------------  DECEMBER 31,  SHAREHOLDERS'
                                  1996     1997        1997     DEFICIT (NOTE 7)
                                 -------  -------  ------------ ----------------
                                                                  (UNAUDITED)
            ASSETS
Current Assets:
  Cash and cash equivalents....  $   546  $   890    $  1,472
  Accounts receivable, net of
   allowance of $249, $371 and
   $619........................    2,277    5,144       6,779
  Inventories..................      152      104         347
  Prepaid expenses and other
   current assets..............       27      378         656
                                 -------  -------    --------
      Total current assets.....    3,002    6,516       9,254
Property and Equipment, net....      413    2,052       2,807
Other Assets...................       56      317         318
                                 -------  -------    --------
                                 $ 3,471  $ 8,885    $ 12,379
                                 =======  =======    ========
 LIABILITIES AND SHAREHOLDERS'
        EQUITY (DEFICIT)
Current Liabilities:
  Current maturities of notes
   payable.....................  $ 1,104  $ 1,724    $  3,140
  Accounts payable.............      246    1,535       1,546
  Accrued liabilities--
   Payroll and related
    benefits...................      428    1,318       1,239
   Other.......................       65      657         781
  Deferred revenue, current....    1,528    3,061       4,618
                                 -------  -------    --------
      Total current
       liabilities.............    3,371    8,295      11,324
Notes Payable, net of current
 maturities....................       --      438         250
Noncurrent Deferred Revenue....       --       --       1,311
Other Noncurrent Liabilities...       --       19          48
                                 -------  -------    --------
      Total liabilities........    3,371    8,752      12,933
                                 -------  -------    --------
Commitments and Contingencies
 (Notes 5 and 9)
Shareholders' Equity (Deficit):
  Convertible preferred stock,
   no par value, aggregate
   liquidation preference of
   $15,850:
    Authorized--5,625,000
     shares at December 31,
     1997 and pro forma
    Issued and outstanding
     (Series A, B and C)--
     2,496,756 shares at March
     31, 1996; 4,613,903 at
     March 31, 1997; and
     5,466,172 at December 31,
     1997; no shares issued and
     outstanding pro forma.....    3,818    9,811      15,655       $     --
  Common stock, no par value:
    Authorized--13,500,000
     shares at December 31,
     1997 and pro forma
    Issued and outstanding--
     5,021,392 shares at March
     31, 1996; 5,656,910 shares
     at March 31, 1997;
     5,745,000 shares at
     December 31, 1997; and
     11,211,172 shares
     outstanding pro forma.....      114      495       1,134         16,789
  Notes receivable from
   shareholders................       --     (314)       (292)          (292)
  Deferred compensation........       --       --        (504)          (504)
  Cumulative translation
   adjustment..................       --      (62)        (10)           (10)
  Accumulated deficit..........   (3,832)  (9,797)    (16,537)       (16,537)
                                 -------  -------    --------       --------
      Total shareholders'
       equity (deficit)........      100      133        (554)      $   (554)
                                 -------  -------    --------       ========
                                 $ 3,471  $ 8,885    $ 12,379
                                 =======  =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             BRIO TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  FOR THE
                                   FOR THE YEARS ENDED       NINE MONTHS ENDED
                                        MARCH 31,              DECEMBER 31,
                                  ------------------------  -------------------
                                   1995    1996     1997       1996      1997
                                  ------  -------  -------  ----------- -------
                                                            (UNAUDITED)
Revenues:
  License fees..................  $2,487  $ 3,212  $10,328    $ 6,675   $13,914
  Services......................   1,025    1,315    3,058      2,034     4,646
                                  ------  -------  -------    -------   -------
    Total revenues..............   3,512    4,527   13,386      8,709    18,560
                                  ------  -------  -------    -------   -------
Cost of revenues:
  License fees..................     192      340      839        641       654
  Services......................     205      371      817        474     1,717
                                  ------  -------  -------    -------   -------
    Total cost of revenues......     397      711    1,656      1,115     2,371
                                  ------  -------  -------    -------   -------
Gross profit....................   3,115    3,816   11,730      7,594    16,189
                                  ------  -------  -------    -------   -------
Operating expenses:
  Research and development......     934    1,555    2,447      1,619     3,860
  Sales and marketing...........   1,662    4,476   13,588      8,350    16,764
  General and administrative....     849    1,014    1,685      1,094     2,079
                                  ------  -------  -------    -------   -------
    Total operating expenses....   3,445    7,045   17,720     11,063    22,703
                                  ------  -------  -------    -------   -------
Loss from operations............    (330)  (3,229)  (5,990)    (3,469)   (6,514)
                                  ------  -------  -------    -------   -------
Interest and other income
 (expenses), net :
  Interest income...............       6       44       93         83        60
  Interest expense..............     (46)      (2)     (68)       (40)     (129)
  Other expense, net............      --       (9)      --         --      (157)
                                  ------  -------  -------    -------   -------
    Total interest and other
     income (expense), net......     (40)      33       25         43      (226)
                                  ------  -------  -------    -------   -------
Net loss........................  $ (370) $(3,196) $(5,965)   $(3,426)  $(6,740)
                                  ======  =======  =======    =======   =======
Basic net loss per share........  $ (.07) $  (.64) $ (1.14)   $  (.68)  $ (1.18)
                                  ======  =======  =======    =======   =======
Shares used in computing basic
 net loss per share.............   5,000    5,018    5,218      5,069     5,715
                                  ======  =======  =======    =======   =======
Pro forma basic net loss per
 share..........................                   $  (.63)   $  (.37)  $  (.62)
                                                   =======    =======   =======
Shares used in computing pro
 forma basic net loss per share.                     9,479      9,213    10,898
                                                   =======    =======   =======


  The accompanying notes are an integral part of these consolidated financial statements.

                             BRIO TECHNOLOGY, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                        CONVERTIBLE                          NOTES                                              TOTAL
                      PREFERRED STOCK    COMMON STOCK      RECEIVABLE               CUMULATIVE              SHAREHOLDERS'
                     ----------------- -----------------      FROM       DEFERRED   TRANSLATION ACCUMULATED    EQUITY
                      SHARES   AMOUNT   SHARES    AMOUNT  SHAREHOLDERS COMPENSATION ADJUSTMENT    DEFICIT     (DEFICIT)
                     --------- ------- ---------  ------  ------------ ------------ ----------- ----------- -------------
Balance, March 31,
 1994...............        -- $    -- 4,999,996  $  101     $  --        $  --        $ --      $   (266)     $  (165)
 Issuance of Series
  A preferred stock,
  net............... 2,464,331   3,768        --      --        --           --          --            --        3,768
 Issuance of common
  stock for cash....        --      --     5,036       3        --           --          --            --            3
 Net loss...........        --      --        --      --        --           --          --          (370)        (370)
                     --------- ------- ---------  ------     -----        -----        ----      --------      -------
Balance, March 31,
 1995............... 2,464,331   3,768 5,005,032     104        --           --          --          (636)       3,236
 Issuance of Series
  A preferred stock,
  net...............    32,425      50        --      --        --           --          --            --           50
 Issuance of common
  stock for cash....        --      --    16,360      10        --           --          --            --           10
 Net loss...........        --      --        --      --        --           --          --        (3,196)      (3,196)
                     --------- ------- ---------  ------     -----        -----        ----      --------      -------
Balance, March 31,
 1996............... 2,496,756   3,818 5,021,392     114        --           --          --        (3,832)         100
 Issuance of Series
  B preferred stock,
  net............... 2,117,147   5,993        --      --        --           --          --            --        5,993
 Exercise of common
  stock options for
  cash..............        --      --   112,435      67        --           --          --            --           67
 Exercise of common
  stock options for
  notes receivable..        --      --   553,500     332      (332)          --          --            --           --
 Repurchase of
  restricted shares.        --      --   (30,417)    (18)       18           --          --            --           --
 Cumulative
  translation
  adjustment........        --      --        --      --        --           --         (62)           --          (62)
 Net loss...........        --      --        --      --        --           --          --        (5,965)      (5,965)
                     --------- ------- ---------  ------     -----        -----        ----      --------      -------
Balance, March 31,
 1997............... 4,613,903   9,811 5,656,910     495      (314)          --         (62)       (9,797)         133
 Issuance of Series
  C preferred stock,
  net...............   852,269   5,844        --      --        --           --          --            --        5,844
 Exercise of common
  stock options for
  cash..............        --      --    39,869      30        --           --          --            --           30
 Exercise of common
  stock options for
  notes receivable..        --      --    57,701      35       (35)          --          --            --           --
 Repurchase of
  restricted shares.        --      --    (9,480)     (6)       --           --          --            --           (6)
 Repayment of notes
  receivable from
  shareholders......        --      --        --      --        57           --          --            --           57
 Deferred
  compensation......        --      --        --     580        --         (580)         --            --           --
 Amortization of
  deferred
  compensation......        --      --        --      --        --           76          --            --           76
 Cumulative
  translation
  adjustment........        --      --        --      --        --                       52            --           52
 Net loss...........        --      --        --      --        --           --          --        (6,740)      (6,740)
                     --------- ------- ---------  ------     -----        -----        ----      --------      -------
Balance, December
 31, 1997........... 5,466,172 $15,655 5,745,000  $1,134     $(292)       $(504)       $(10)     $(16,537)     $  (554)
                     ========= ======= =========  ======     =====        =====        ====      ========      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             BRIO TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                   FOR THE YEARS ENDED      FOR THE NINE MONTHS
                                        MARCH 31,           ENDED DECEMBER 31,
                                  ------------------------  -------------------
                                   1995    1996     1997       1996      1997
                                  ------  -------  -------  ----------- -------
                                                            (UNAUDITED)
Cash flows from operating
 activities:
  Net loss......................  $ (370) $(3,196) $(5,965)   $(3,426)  $(6,740)
  Adjustments to reconcile net
   loss to cash used in
   operating activities:
    Depreciation and
     amortization...............      40      140      298        189       458
    Provision for returns and
     doubtful accounts..........      89      108      346        238       424
    Deferred compensation
     amortization...............      --       --       --         --        76
    Changes in operating assets
     and liabilities:
      Accounts receivable.......    (282)  (1,375)  (3,213)    (1,550)   (2,059)
      Inventories...............     (60)     (51)      48         58      (243)
      Prepaid expenses and other
       assets...................     (51)      (1)    (571)      (512)     (312)
      Accounts payable and
       accrued liabilities......     357       41    2,790      1,464        85
      Deferred revenue..........     158    1,005    1,533        410     2,868
                                  ------  -------  -------    -------   -------
        Cash used in operating
         activities.............    (119)  (3,329)  (4,734)    (3,129)   (5,443)
                                  ------  -------  -------    -------   -------
Cash flows from investing
 activities:
  Purchases of property and
   equipment....................    (127)    (380)  (1,883)    (1,279)   (1,180)
  Cash payment for DataBasics
   acquisition..................      --       --      (95)        --        --
                                  ------  -------  -------    -------   -------
        Cash used in investing
         activities.............    (127)    (380)  (1,978)    (1,279)   (1,180)
                                  ------  -------  -------    -------   -------
Cash flows from financing activ-
 ities:
  Proceeds from notes payable...      --    1,104    2,093        680     6,564
  Repayments under notes
   payable......................    (473)      --   (1,035)    (1,035)   (5,336)
  Proceeds from issuance of
   preferred stock, net.........   3,768       50    5,993      5,993     5,844
  Proceeds from issuance of
   common stock, net............       3       10       67         67        24
  Proceeds from repayments of
   notes receivable from
   shareholders.................      --       --       --         --       457
  Issuance of note to
   shareholder..................      --       --       --         --      (400)
                                  ------  -------  -------    -------   -------
        Cash provided by
         financing activities...   3,298    1,164    7,118      5,705     7,153
                                  ------  -------  -------    -------   -------
Net increase (decrease) in cash
 and cash equivalents...........   3,052   (2,545)     406      1,297       530
Effect of exchange rate changes
 on cash........................      --       --      (62)       (49)       52
Cash and cash equivalents,
 beginning of period............      39    3,091      546        546       890
                                  ------  -------  -------    -------   -------
Cash and cash equivalents, end
 of period......................  $3,091  $   546  $   890    $ 1,794   $ 1,472
                                  ======  =======  =======    =======   =======
Supplemental disclosure of cash
 flow information:
  Cash paid for interest........  $  139  $    46  $    54    $    47   $   124

  The accompanying notes are an integral part of these consolidated financial statements.

                             BRIO TECHNOLOGY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

(INFORMATION RELATING TO THE NINE MONTHS ENDED DECEMBER 31, 1996 IS UNAUDITED)

1. ORGANIZATION AND OPERATIONS:

  Brio Technology, Inc. (the "Company"), designs, develops, markets and supports software products that enable organizations to rapidly implement enterprise business intelligence solutions. The Company's products and services are designed to allow organizations to rapidly deploy and effectively manage business intelligence solutions incorporating the wide range of available corporate data sources, including data marts, data warehouses, operational data stores, enterprise applications and legacy applications.

  The Company is subject to a number of risks associated with companies in a similar stage of development, including negative working capital and shareholders' deficit, rapid technological growth, dependence on key personnel and sales force, litigation (see Note 9), potential competition from larger, more established companies, dependence on product development, the ability to penetrate the market with its products, and the ability to obtain adequate financing to support its growth.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

 Foreign Currency Translation

  The functional currency of the Company's subsidiaries is the local currency. Accordingly, the Company applies the current rate method to translate the subsidiaries' financial statements into U.S. dollars. Translation adjustments are included as a separate component of shareholders' equity (deficit) in the accompanying consolidated financial statements. Transaction gains and losses, which have not been material, are included in other income (expense).

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At March 31, 1996 and 1997, and December 31, 1997, the Company held its cash in checking and money market accounts.

 Inventories

  The Company's inventories are carried at the lower of cost or market on a first-in, first-out basis. Inventory consists principally of completed software packages including media and documentation.

                             BRIO TECHNOLOGY, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

 Property and Equipment

  Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives (three to seven years) of the assets. Leasehold improvements are depreciated over the shorter of the term of the related lease or the estimated useful life of the asset.

  Property and equipment consists of the following (in thousands):

                                                      MARCH 31,
                                                     -------------  DECEMBER 31,
                                                     1996    1997       1997
                                                     -----  ------  ------------
Computer equipment and software..................... $ 584  $1,780    $ 2,657
Furniture and fixtures..............................    75     638        976
Leasehold improvements..............................    50     210        175
                                                     -----  ------    -------
                                                       709   2,628      3,808
Less: Accumulated depreciation......................  (296)   (576)    (1,001)
                                                     -----  ------    -------
                                                     $ 413  $2,052    $ 2,807
                                                     =====  ======    =======

 Revenue Recognition

  The Company's revenues are derived from two sources, license fees and services. Services include software maintenance and support, training, and system implementation consulting.

  Revenue from license fees is recognized upon shipment of the software if collection of the resulting receivable is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to all delivered and undelivered elements of the arrangement. Allowances are established for potential product returns and credit losses. In instances where payments are subject to extended payment terms, revenue is deferred until payments become due. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

  Maintenance revenue is recognized ratably over the term of the maintenance contract. Consulting and training revenue is recognized when the services are performed.

  Cost of revenues consists primarily of third-party fees, related personnel and overhead allocations and overhead costs, the cost of media, documentation, packaging and shipping related to products sold.

 Deferred Revenue

  Deferred revenue represents amounts received from customers under certain license, maintenance and service agreements for which the revenue earnings process has not been completed.

 Software Development Costs

  Under Statement of Financial Accounting Standards (SFAS) No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," costs incurred in the

                             BRIO TECHNOLOGY, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

research and development of software products are expensed as incurred until technological feasibility has been established. Once established, these costs would be capitalized. Amounts that could have been capitalized under this Statement were insignificant and, therefore, no costs have been capitalized to date.

 Unaudited Interim Financial Data

  The unaudited interim financial statements for the nine months ended December 31, 1996, have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles.

 Computation of Basic Net Loss Per Share and Pro Forma Basic Net Loss Per
Share

  Historical net loss per share has been calculated under SFAS No. 128 "Earnings Per Share." Basic net loss per share on a historical basis is computed using the weighted average number of shares of common stock outstanding. No diluted loss per share information has been presented in the accompanying consolidated statements of operations since potential common shares from conversion of preferred stock, stock options, and warrants are antidilutive. The Company evaluated the requirements of the Securities and Exchange Commission Staff Accounting Bulletin No. 98 (SAB 98), and concluded that there are no nominal issuances of common stock or potential common stock which would be required to be shown as outstanding for all periods as outlined in SAB 98.

  Pro forma basic net loss per share has been calculated assuming the conversion of preferred stock into an equivalent number of common shares, as if the shares had converted on the dates of their issuance.

 Recent Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for the Company's fiscal year beginning April 1, 1998. This standard defines comprehensive income as the changes in equity of an enterprise except those resulting from shareholder transactions. All components of comprehensive income will be required to be reported in financial statements issued for periods beginning after the effective date of SFAS No. 130. Management believes the adoption of SFAS No. 130 will not have a material effect on the Company's financial statements.

  In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 is effective for the Company's fiscal year beginning April 1, 1998. SFAS No. 131 establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. Management believes the adoption of SFAS No. 131 will not have a material effect on the Company's financial statements.

  In December 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2 which will supersede SOP 91-1, "Software Revenue Recognition." SOP

                             BRIO TECHNOLOGY, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

97-2 is effective for transactions entered into in the Company's fiscal year beginning April 1, 1998. Management has assessed this new statement and believes that its adoption will not have a material effect on the Company's financial statements or on the timing of the Company's revenue recognition, or cause changes to its revenue recognition policies.

3. ACQUISITIONS:

  On April 1, 1996, the Company purchased Brio Technology Ltd. from Management Decisions (MD), one of the Company's distributors in the United Kingdom. The Company paid a nominal value for the outstanding stock and operations of Brio Technology Ltd., and the acquisition was accounted for as a purchase. No goodwill resulted from this acquisition. Brio Technology Ltd. is now a wholly-owned subsidiary of the Company. At March 31, 1996, the Company had a net receivable from MD in the amount of $19,300, which is included in the Company's accounts receivable at March 31, 1996. Sales to MD for the year ended March 31, 1996 were $39,100.

  On July 1, 1996, the Company purchased DataBasics, one of the Company's distributors in Australia, for $95,000 in cash. The acquisition was accounted for as a purchase and resulted in goodwill of $60,000 that is being amortized over a five year period. DataBasics was renamed Brio Technology Pty. Ltd., and is now a wholly-owned subsidiary of the Company. At March 31, 1996, the Company had receivables from DataBasics in the amount of $82,000, which is included in the Company's accounts receivable balance at March 31, 1996. Sales to DataBasics for the year ended March 31, 1996 were $121,000.

  Pro forma information related to these acquisitions has not been presented as the prior operations of the acquired companies were immaterial.

4. SIGNIFICANT CONCENTRATIONS:

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

  For the year ended March 31, 1997 and the nine months ended December 31, 1997, no customer accounted for more than 10% of the Company's total revenues. For the year ended March 31, 1996, one customer accounted for approximately 15% of the Company's total revenues. As of March 31, 1996 and 1997 and December 31, 1997, no customer accounted for more than 10% of accounts receivable.

  The Company markets its products in the United States and Canada and in other foreign countries through its domestic sales personnel and through its foreign subsidiaries. International revenue, which consists of sales to customers in foreign countries and sales from the Company's foreign subsidiaries, were 9%, 14% and 19% of total revenues for the years ended March 31, 1996 and 1997 and the nine months ended December 31, 1997, respectively. International revenues were not material in 1995.

                             BRIO TECHNOLOGY, INC.

5. COMMITMENTS:

  The Company leases its corporate headquarters facilities under an operating lease which expires in October 2003. The Company also leases office equipment under various non-cancelable operating leases with terms which expire through July 1998. Future minimum lease payments relating to these agreements as of December 31, 1997 are as follows (in thousands):

       FISCAL YEAR
       -----------
     1998 (Three months)................................................. $  360
     1999................................................................  1,712
     2000................................................................  1,576
     2001................................................................    511
     2002................................................................    434
     2003................................................................    434
     Thereafter..........................................................    253
                                                                          ------
                                                                          $5,280
                                                                          ======

  Rent expense for the years ending March 31, 1995, 1996 and 1997 was $67,300, $260,300, and $798,000, respectively. Rent expense for the nine month periods ended December 31, 1996 and 1997, was $564,000 and $1,397,000, respectively. Additionally, the Company has entered into a purchase commitment to purchase up to $500,000 of equipment for certain of its office space.

6. NOTES PAYABLE:

  At December 31, 1997, the Company had a $5,000,000 accounts receivable-based line of credit agreement and a $750,000 equipment-based line of credit agreement with a commercial bank. Interest accrued on borrowings under the accounts receivable line at the bank's reference rate (8.5% at December 31, 1997) and on borrowings under the equipment line at the bank's reference rate plus 0.5% (9.0% at December 31, 1997). The accounts receivable line and the equipment line had expiration dates of April 30, 1998 and December 1, 1999, respectively. At December 31, 1997, $3,390,000 was outstanding under these arrangements of which $3,140,000 was classified as current and $250,000 as noncurrent, due in fiscal 1999. Borrowings under the accounts receivable line of credit were limited to 70% of eligible accounts receivable. Borrowings under both agreements were secured by inventory, accounts receivable, property and equipment, and intangible assets of the Company.

  In January 1998, the Company entered into a new line of credit agreement with another bank and used proceeds from borrowings under the new line to pay off balances owed under the old lines of credit discussed above. The old lines of credit were cancelled. The new line of credit provides for up to $10.0 million in borrowings. The Company can borrow up to 80% of eligible accounts receivable against this line, in addition to up to $1.5 million in non-formula availability. The line of credit is collateralized by substantially all of the Company's assets, including the Company's intellectual property, accounts receivable, and property and equipment. Borrowings under the line bear interest at the bank's prime rate. This line of credit requires the Company to comply with various financial covenants, including quarterly requirements to maintain a minimum quick ratio, a minimum tangible net worth, and minimum results of operations (the results of operation covenant is eliminated in the event of an initial public offering). The line expires on December 1, 1999.

                             BRIO TECHNOLOGY, INC.

7. PREFERRED STOCK:

  As of December 31, 1997, the Company had issued 2,496,756 shares of Series A Convertible Preferred Stock (Series A), 2,117,147 shares of Series B Convertible Preferred Stock (Series B) and 852,269 shares of Series C Convertible Preferred Stock (Series C).

  The rights, restrictions and preferences of the Series A, Series B and Series C Convertible Preferred Stock are as follows:

  . Each share of Series A, Series B and Series C is convertible, at the right and option of the shareholder, into one share of common stock. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, or the issuance of equity securities with a per share price lower than that of the Series A, Series B and Series C.

  . Each shareholder of Series A, Series B and Series C is entitled to the number of votes equal to the number of shares of common stock into which the preferred stock can be converted.

  . Each share of Series A, Series B and Series C will automatically convert into common stock in the event of the closing of an underwritten public offering of the Company's common stock from which the Company receives proceeds in excess of $10,000,000 and for which the offering price is not less than $14.08 per share of common stock (see Note 11).

  . Each shareholder of Series A, Series B and Series C is entitled to receive annual dividends at the rates of $.14, $.28 and $.70 per share, respectively, when and if declared by the Board of Directors, prior to payment of dividends on common stock. Dividends are non-cumulative, and no dividends have been declared to date.

  . On June 30, 2002 or thereafter, the Company may redeem in whole or in part the Series A, Series B and Series C shares by paying, in cash, $1.542, $2.834 and $7.04 per share, respectively, plus any accrued but unpaid dividends. Such redemption may occur prior to June 30, 2002, with the written consent of 66 2/3% of the outstanding Series A, Series B and Series C shareholders.

  . In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, each shareholder of Series A, Series B and Series C shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of common stock, an amount equal to $1.542, $2.834 and $7.04 per share, respectively. If the full amount is not available for distribution, amounts shall be paid out in proportion to the aggregate preferential amounts owed.

 Pro Forma Shareholders' Deficit

  In February 1998, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with the proposed Initial Public Offering (IPO). If the offering is consummated under the terms presently anticipated, all of the currently outstanding convertible preferred stock will convert to 5,466,172 shares of common stock upon the closing of the IPO. The effect of the conversion has been reflected as unaudited pro forma shareholders' deficit in the accompanying consolidated balance sheet as of December 31, 1997.

                             BRIO TECHNOLOGY, INC.

8. COMMON STOCK:

  As of December 31, 1997, 150,000 shares of common stock issued to certain founders of the Company were subject to the option of the Company to repurchase such shares at original cost. Of the shares subject to the repurchase option, 50,000 shares per month will be released from such option.

  As of December 31, 1997, the Company had reserved shares of its common stock for future issuance as follows:

     Conversion of Series A convertible preferred stock............... 2,496,756
     Conversion of Series B convertible preferred stock............... 2,117,147
     Conversion of Series C convertible preferred stock...............   852,269
     Exercise of outstanding warrants.................................    10,000
     Exercise of stock options........................................ 1,334,791
                                                                       ---------
       Total shares reserved.......................................... 6,810,963
                                                                       =========

  During fiscal 1997 and the nine months ended December 31, 1997, certain employees funded the purchase of common stock under the 1992 Stock Option Plan with fully secured notes payable to the Company.

 Stock Rights and Warrants

  In connection with the issuance of a promissory note in 1992, the Company issued warrants to the noteholder to purchase up to 128,205 shares of common stock at $1.542 per share. The warrants expired, unexercised, on April 17, 1997.

  Under the terms of an agreement with a customer, the Company granted the customer the right to purchase up to $1,300,000 of equity securities of the same type and price of the securities issued to third parties in the event the Company issues at least $500,000 of such securities. This right expires upon the closing of the first firm commitment underwritten offering of the Company's securities to the public.

  In connection with the purchase of Brio Technology Ltd. from MD in 1996, the Company granted MD warrants to purchase 10,000 shares of the Company's common stock at $.60 per share. The value of the warrants was not material. The warrants expire on the earlier of the date of the closing of an initial public offering of the Company's common stock, the sale of substantially all of the Company's assets or the sale of more than 50% of the Company's outstanding common stock, or December 9, 2001.

                             BRIO TECHNOLOGY, INC.

8. COMMON STOCK, CONTINUED:

 Stock Options

  Through December 31, 1997, the Company has reserved 2,079,795 shares of common stock for issuance under the 1992 Stock Option Plan (the "Plan"). Under the Plan, the Board of Directors may grant options to purchase the Company's common stock to employees, directors, or consultants at an exercise price of not less than 100% of the fair value of the Company's common stock, as determined by the Board of Directors. Any options granted must be granted by the tenth anniversary of the effective date of the Plan. Options issued under the Plan generally have a term of five years from the date of grant and generally vest ratably over four years.

  Option activity under the Plan is as follows:

                                          SHARES
                                         AVAILABLE  OUTSTANDING WEIGHTED AVERAGE
                                         FOR GRANT    OPTIONS    EXERCISE PRICE
                                         ---------  ----------- ----------------
     Outstanding--March 31, 1995........ 1,304,426     370,333       $0.60
       Options granted..................  (372,125)    372,125        0.60
       Options exercised................        --     (16,360)       0.60
       Options canceled.................    59,051     (59,051)       0.60
                                         ---------   ---------       -----
     Outstanding--March 31, 1996........   991,352     667,047        0.60
       Authorized.......................   400,000          --          --
       Restricted shares repurchased....    30,417          --          --
       Options granted..................  (939,521)    939,521        0.72
       Options exercised................        --    (665,935)       0.60
       Options canceled.................    93,594     (93,594)       0.62
                                         ---------   ---------       -----
     Outstanding--March 31, 1997........   575,842     847,039        0.74
       Restricted shares repurchased....     9,480          --          --
       Options granted..................  (667,747)    667,747        2.68
       Options exercised................        --     (97,570)       0.67
       Options canceled.................   212,654    (212,654)       0.86
                                         ---------   ---------       -----
     Outstanding--December 31, 1997.....   130,229   1,204,562       $1.79
                                         =========   =========       =====

  Certain unvested options have been exercised and are subject to repurchase by the Company until such shares vest. As of December 31, 1997, 174,021 shares were subject to the right of repurchase at an exercise price of $0.60 per share.

  A summary of options outstanding and exercisable as of December 31, 1997, is as follows:

                                        AS OF DECEMBER 31, 1997
                 ----------------------------------------------------------------------
                             OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                 ------------------------------------------- --------------------------
    RANGE OF                     AVERAGE         WEIGHTED                   WEIGHTED
   CONTRACTUAL     NUMBER    CONTRACTUAL LIFE    AVERAGE       NUMBER       AVERAGE
     PRICES      OUTSTANDING     (YEARS)      EXERCISE PRICE EXERCISABLE EXERCISE PRICE
   -----------   ----------- ---------------- -------------- ----------- --------------
      $0.60         426,618        3.59           $0.60        168,397       $0.60
       1.20         417,938        4.32            1.20         50,465        1.20
       2.00         171,950        4.63            2.00            771        2.00
       3.00          24,718        4.81            3.00          1,426        3.00
       6.00         163,338        4.90            6.00            388        6.00
   -------        ---------        ----           -----        -------       -----
     $0.60 -
       $6.00      1,204,562        4.19           $1.79        221,447       $0.76
   =======        =========        ====           =====        =======       =====

                             BRIO TECHNOLOGY, INC.

8. COMMON STOCK, CONTINUED:

  The Company accounts for its Plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation expense for the Plan been determined consistent with SFAS No. 123, "Accounting for Stock Based Compensation," the Company's net loss would have increased to the following pro forma amounts (in thousands, except per share information):

                                       YEARS ENDED MARCH 31,
                                       ----------------------  NINE MONTHS ENDED
                                          1996        1997     DECEMBER 31, 1997
                                       ----------  ----------  -----------------
Net loss:
  As reported......................... $   (3,196) $   (5,965)      $(6,740)
  Pro forma........................... $   (3,198) $   (5,988)      $(6,840)
Basic net loss per share:
  As reported......................... $    (0.64) $    (1.14)      $ (1.18)
  Pro forma........................... $    (0.64) $    (1.15)      $ (1.20)

  Because the SFAS No. 123 method of accounting has not been applied to options granted prior to April 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

  The weighted average grant date fair value of options granted during fiscal 1996 and 1997 and the nine month period ended December 31, 1997, was $0.08, $0.12 and $2.06, respectively.
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in all periods: risk-free interest rates ranging from 5.2 to 6.7 percent; expected dividend yields of zero percent; expected lives of 3 to 4 years from grant date; and expected volatility of zero percent.

 Deferred Compensation

  In connection with the grant of certain stock options to employees during the nine months ended December 31, 1997, the Company recorded deferred compensation of $580,000, representing the difference between the deemed value of the common stock for accounting purposes and the option exercise price of such options at the date of grant. Such amount is presented as a reduction of shareholder's equity and amortized ratably over the vesting period of the applicable options. Approximately $76,000 was expensed during the nine months ended December 31, 1997, and the balance will be expensed ratably over the next four years as the options vest. Compensation expense is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder's services. No compensation expense related to any other periods presented has been recorded.

 1998 Stock Option Plan

  The Company's 1998 Stock Option Plan (the "1998 Plan") was adopted by the Company's Board of Directors in February 1998, subject to approval by the stockholders. A total of 2,250,000 shares of common stock have been reserved for issuance under the 1998 Plan. The shares reserved for issuance under the 1998 Plan increase annually on the first day of the Company's fiscal year through April 1, 2003, by the lesser of 600,000 or three percent of the shares outstanding on the last day of the immediately preceding fiscal year. Under the 1998 Plan, the Board of Directors may grant options to purchase the Company's common stock to employees, directors or consultants at an exercise price of not less than 100% of the fair value

                             BRIO TECHNOLOGY, INC.

8. COMMON STOCK, CONTINUED:

of the Company's common stock on the date of grant, in the case of incentive stock options, and not less than 85% of the fair value of the Company's common stock on the date of grant, in the case of nonqualified stock options. Options must all be granted by the tenth anniversary of the effective date of the 1998 Plan. Options issued under the 1998 Plan will generally have a term of 10 years from the date of grant and will generally vest ratably over four years.

 1998 Employee Stock Purchase Plan

  The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors in February 1998, subject to approval by the stockholders. A total of 500,000 shares of common stock has been reserved for issuance under the Purchase Plan. The shares reserved for issuance under the Purchase Plan increase annually on the first day of the Company's fiscal year through April 1, 2000, by the lesser of 300,000 or two percent of the shares outstanding on the last day of the immediately preceding fiscal year. The Purchase Plan permits eligible employees to purchase common stock at 85% of the lower of the fair market value of the Company's common stock on the first day or the last day of each six-month offering period.

 1998 Directors' Stock Option Plan

  The Company's 1998 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Company's Board of Directors in February 1998, subject to approval by the stockholders. A total of 300,000 shares of common stock has been reserved for issuance under the Directors' Plan. The Directors' Plan provides for the initial grant of nonqualified stock options to purchase 20,000 shares of common stock on the date on which the optionee first becomes a nonemployee director of the Company subsequent to the initial public offering (the "First Option"), and an additional option to purchase 5,000 shares of common stock on the next anniversary to existing and future nonemployee directors of the Company if, on such date, the director has served on the board for at least six months (the "Subsequent Option"). The exercise price per share of all options granted under the Directors' Plan will equal the fair market value of a share of the Company's common stock on the date of grant of the option. Options issued under the Directors' Plan will have a term of 10 years from the date of grant; the First Option shall become exercisable in installments of 25% of the total number of shares subject to the First Option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option; each Subsequent Option shall become exercisable in full on the day before the first anniversary of the date of grant of that Subsequent Option.

                             BRIO TECHNOLOGY, INC.

9. CONTINGENCIES:

  On January 20, 1997, Business Objects, S.A. filed a complaint (the "Complaint") against the Company in the U.S. District Court for the Northern District of California in San Jose, California alleging that certain of the Company's products infringe U.S. Patent No. 5,555,403. The Complaint seeks injunctive relief and unspecified monetary damages. In April 1997, the Company filed an answer and affirmative defenses to the Complaint, denying certain of the allegations in the Complaint, and asserting a counterclaim requesting declaratory relief that the Company is not infringing the patent and that the patent is invalid and unenforceable. In December 1997, venue for the case was changed to the Northern District of California in San Francisco, California. The Company believes that it has meritorious defenses to the claims made in the Complaint on both invalidity and non-infringement grounds, and intends to defend the suit vigorously. The Company and Business Objects, S.A. are currently conducting discovery and are awaiting a date for the claims construction hearing. The pending litigation could result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. Litigation is subject to inherent uncertainties, especially in cases such as this where complex technical issues must be decided. The Company's defense of this litigation, regardless of the merits of the Complaint or lack thereof, could be time-consuming or costly, or divert the attention of technical and management personnel, which could have a material adverse effect upon the Company's business, operating results and financial condition. There can be no assurance that the Company will prevail in the litigation given the complex technical issues and inherent uncertainties in patent litigation. In the event the Company is unsuccessful in the litigation, the Company may be required to pay damages to Business Objects, S.A. and could be prohibited from marketing certain of its products without a license, which license may not be available on acceptable terms. If the Company is unable to obtain such a license, the Company may be required to license a substitute technology or redesign to avoid infringement, in which case the Company's business, operating results and financial condition could be materially adversely affected.

10. INCOME TAXES:

  The Company accounts for income taxes using an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events which have been recognized in the Company's financial statements. Deferred tax assets and liabilities are determined using the current applicable enacted tax rate and provisions of the enacted tax law.

  Until March 23, 1995, the Company had elected to be treated as an S corporation under the provisions of the Internal Revenue Code; therefore, the income and loss of the Company was reported and taxed in the shareholders' individual income tax returns. Thus, no provision for income taxes was recorded by the Company. On March 23, 1995, in connection with the issuance of Series A Preferred Stock, the Company's S corporation status was terminated and the Company became a taxable entity.

                             BRIO TECHNOLOGY, INC.

10. INCOME TAXES, CONTINUED:

  The Company had a net deferred tax asset at March 31, 1996 and 1997, and December 31, 1997 as follows (in thousands):

                                               MARCH 31, MARCH 31, DECEMBER 31,
                                                 1996      1997        1997
                                               --------- --------- ------------
     Allowance for sales returns and doubtful
      accounts...............................   $   102   $   152     $  256
     Accumulated depreciation................       (33)      (92)      (143)
     Accrued expenses and other..............       135     1,699      1,019
     Federal and state credits...............        34       103        269
     Capitalized research and development....        --       161        246
     Net operating losses....................     1,119     2,003      2,979
                                                -------   -------     ------
                                                  1,357     4,026      4,626
     Valuation allowance.....................    (1,357)   (4,026)    (4,626)
                                                -------   -------     ------
     Net deferred tax asset..................   $    --   $    --     $   --
                                                =======   =======     ======

  At December 31, 1997, the Company had Federal and state net operating loss carryforwards of $8.0 million and $3.0 million, respectively, which expire at various dates through 2012. The Company believes that, based on a number of factors, there is sufficient uncertainty regarding the reliability of carryforwards and credits that a full valuation allowance has been recorded against the net deferred tax asset. These factors include a history of operating losses, recent increases in expense levels to support the Company's growth, the competitive nature of the Company's market and the lack of predictability of revenue. Management will continue to assess the reliability of the tax benefits available to the Company based on actual and forecasted operating results. The Internal Revenue Code contains provisions which may limit the net operating loss and research and development credit carryforwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership.

11. SUBSEQUENT EVENT


  In      1998, the Company was reincorporated via a merger with a newly-
formed Delaware corporation in connection with the Company's proposed IPO. Also, the Board of Directors approved a one-for-two reverse stock split. All common, preferred, and per share amounts have been adjusted retroactively to give effect to this reverse stock split. In connection with the reincorporation, the automatic conversion price for the Series A, Series B, and Series C Preferred Stock has been reduced from $14.08, as indicated in
Note 7 above, to $7.00 per share.

                      [DESCRIPTION OF INSIDE BACK COVER]

  The back cover has a text box stretching across the entire bottom of the page. In the text box is the phrase "Unleashing the Power of Data" followed by a trademark symbol. Above this box, the page is divided horizontally into two halves. The left half is darker and contains the silhouette of a planet with a sun backlighting the planet and shining through from behind it. "Brio Technology" lies over the graphic. The right half of the page has the phrase "Our Mission" centered horizontally on the page and offset to the right, with a line stretching under the phrase and off to the left. Below this phrase is the mission statement:

  Empowering organizations by delivering instant insight into information to any user, anywhere, anytime through the best business intelligence software for the enterprise.

 NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
  Prospectus Summary.....................................................     3
  The Company ...........................................................     4
  Risk Factors ..........................................................     5
  Use of Proceeds .......................................................    16
  Dividend Policy .......................................................    16
  Capitalization ........................................................    17
  Dilution ..............................................................    18
  Selected Consolidated Financial Data ..................................    19
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations ........................................................    20
  Business ..............................................................    31
  Management.............................................................    44
  Certain Relationships and Related Transactions ........................    54
  Principal and Selling Stockholders ....................................    56
  Description of Capital Stock ..........................................    58
  Shares Eligible for Future Sale .......................................    61
  Underwriting ..........................................................    63
  Legal Matters .........................................................    65
  Experts ...............................................................    65
  Additional Information ................................................    65
  Index to Financial Statements..........................................   F-1

 UNTIL       , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
 EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
-------------------------------------------------------------------------------

[LOGO OF BRIO TECHNOLOGY]

      SHARES

 COMMON STOCK


 DEUTSCHE MORGAN GRENFELL

 BANCAMERICA ROBERTSON STEPHENS

 FIRST ALBANY CORPORATION

 PIPER JAFFRAY INC.

 PROSPECTUS

       , 1998

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        AMOUNT
                                                                      TO BE PAID
                                                                      ----------
SEC registration fee.................................................   $9,839
NASD filing fee......................................................    3,835
Nasdaq National Market listing fee...................................        *
Printing and engraving expenses......................................        *
Legal fees and expenses..............................................        *
Accounting fees and expenses.........................................        *
Blue Sky qualification fees and expenses.............................        *
Transfer Agent and Registrar fees....................................        *
Miscellaneous fees and expenses......................................        *
                                                                        ------
  Total..............................................................   $    *
                                                                        ======

--------
* To be disclosed by amendment.

  The Registrant intends to pay all expenses of registration, issuance and distribution with respect to the securities being offered for the account of the Selling Stockholders, except for Underwriter's discounts and commissions and stock transfer taxes.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of Delaware (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII of the Company's Certificate of Incorporation (Exhibit 3.2 hereto) and Article VI of the Company's Bylaws (Exhibit 3.3 hereto) provide for indemnification of the Company's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Company has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among the Company, and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since January 31, 1995, the Company has sold and issued the following securities:

1. In March 1995, the Company issued and sold, pursuant to a Series A Preferred Stock Purchase Agreement, an aggregate of 2,496,756 shares of its Series A Preferred Stock convertible into 2,496,756 shares of Common Stock at a purchase price of $1.542 per share for an aggregate offering price of $3,849,996.21.

2. In June 1996, the Company issued and sold, pursuant to a Series B Preferred Stock Purchase Agreement, an aggregate of 2,117,147 shares of its Series B Preferred Stock convertible into 2,117,146 shares of Common Stock at a purchase price of $2.834 per share for an aggregate offering price of $5,999,991.76.

3. In April 1996, the Company issued and sold a warrant to purchase an aggregate of 10,000 shares of its Common Stock an exercise price of $0.60 per share to Management Decisions Limited.

4. In June 1997, the Company issued and sold, pursuant to a Series C Preferred Stock Purchase Agreement, an aggregate of 852,269 shares of its Series C Preferred Stock convertible into 852,269 shares of Common Stock at a purchase price of $7.04 per share for an aggregate offering price of $5,999,973.76.

5. From January 31, 1995 through January 31, 1998, the Company granted options under the 1992 Stock Option Plan to purchase an aggregate of 1,990,493 shares of Common Stock at exercise prices ranging from $0.60 to $8.00 per share to 272 employees, directors and consultants.

6. From January 31, 1995 through January 31, 1998, an aggregate of 786,129 shares of Common Stock were issued pursuant to option exercises at exercise prices ranging from $0.60 to $2.00 per share to 59 employees, directors and consultants.

  The issuances of the securities in Items 1, 2, 3 and 4 above were deemed to be exempt from registration under the Act in reliance on Section 4(2) of such Act. The issuances of the options and Common Stock issued upon exercise of options in Items 5 and 6 above were deemed exempt from registration under the Act in reliance upon Rule 701 promulgated under the Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates, options and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

 NUMBER                               DESCRIPTION
 ------                               -----------
   1.1  Form of Underwriting Agreement.*
   3.1  Amended and Restated Certificate of Incorporation of the Company.*
   3.2  Form of Amended and Restated Certificate of Incorporation of the
        Company to be effective upon the closing of the Offering.
   3.3  Bylaws of the Company.
   4.1  Specimen Stock Certificate.*
   4.2  Amended and Restated Rights Agreement dated as of June 27, 1997 between the Company and the individuals and entities listed in the signature pages thereto, as amended effective February 27, 1998.
   5.1  Opinion of Venture Law Group regarding the legality of the Common Stock being registered.*
  10.1  Form of Indemnification Agreement between the Company and each of its
        Officers and Directors.
  10.2  Loan and Security Agreement dated December 30, 1997 between the Company and Silicon Valley Bank.
  10.3  Sublease dated February 1997 between the Company and KPMG Peat Marwick
        LLP.
  10.4  Lease Agreement dated June 27, 1996 between the Company and the
        Arrillaga Family Trust.
  10.5  Employment Agreement dated July 15, 1996 between the Company and Robert
        Currie.

 NUMBER                               DESCRIPTION
 ------                               -----------
 10.6   Employment Agreement dated July 21, 1997 between the Company and Karen
        Willem.
 10.7   Employment Agreement dated June 30, 1994 between the Company and Yorgen
        Edholm.*
 10.8   1992 Stock Option Plan.
 10.9   1998 Stock Option Plan.
 10.10  1998 Directors' Stock Option Plan.
 10.11  1998 Employee Stock Purchase Plan.
 21.1   List of Subsidiaries.
 23.1   Consent of Independent Public Accountants.
 23.2   Consent of Counsel (included in Exhibit 5.1).*
 24.1   Power of Attorney (see page II-4).
 27.1   Financial Data Schedule.

--------
* To be supplied by amendment.

  (b) FINANCIAL STATEMENT SCHEDULES

    Report of Independent Public Accountants on Schedule S-1
    Schedule II--Valuation and Qualifying Accounts       S-2

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing, as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The Securities Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PALO ALTO , STATE OF CALIFORNIA ON MARCH 2, 1998.

                                          Brio Technology, Inc.

                                                   /s/ Yorgen H. Edholm
                                          By: _________________________________
                                                     YORGEN H. EDHOLM
                                            PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                            AND
                                            CHAIRMAN OF THE BOARD OF DIRECTORS

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Yorgen H. Edholm and Karen J. Willem, and each of them, as his attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to this Offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----

        /s/ Yorgen H. Edholm           President, Chief         March 2, 1998
-------------------------------------  Executive Officer
          YORGEN H. EDHOLM             and Chairman of the
                                       Board of Directors
                                       (Principal Executive
                                       Officer)

         /s/ Karen J. Willem           Chief Financial          March 2, 1998
-------------------------------------  Officer (Principal
           KAREN J. WILLEM             Financial and
                                       Accounting Officer)

        /s/ Katherine Glassey          Director                 March 2, 1998
-------------------------------------
          KATHERINE GLASSEY

         /s/ E. Floyd Kvamme           Director                 March 2, 1998
-------------------------------------
           E. FLOYD KVAMME

       /s/ Bernard J. Lacroute         Director                 March 2, 1998
-------------------------------------
         BERNARD J. LACROUTE

         /s/ Norman Vincent            Director                 March 2, 1998
-------------------------------------
           NORMAN VINCENT

  After the reincorporation and the effectiveness of the stock split discussed in Note 11 to Brio Technology, Inc.'s consolidated financial statements, we expect to be in a position to render the following audit report:

                                          ARTHUR ANDERSEN LLP

San Jose, California
February 26, 1998

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To the Shareholders of Brio Technology, Inc.:

  We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Brio Technology, Inc. and subsidiaries included in this Registration Statement and have issued our report thereon dated February 26, 1998. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index above is the responsibility of the Company's management and is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

San Jose, California
February 26, 1998

BRIO TECHNOLOGY, INC.

SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

              COLUMN A                 COLUMN B   COLUMN C   COLUMN D  COLUMN E
------------------------------------  ---------- ---------- ---------- ---------
                                      BALANCE AT CHARGED TO             BALANCE
                                      BEGINNING  COSTS AND              AT END
            DESCRIPTION               OF PERIOD   EXPENSES  DEDUCTIONS OF PERIOD
------------------------------------  ---------- ---------- ---------- ---------
Year ended March 31, 1995:
Allowance for returns and doubtful
 accounts...........................   $ 52,000   $ 89,000   $     --  $141,000
Year ended March 31, 1996:
Allowance for returns and doubtful
 accounts...........................   $141,000   $108,000   $     --  $249,000
Year ended March 31, 1997:
Allowance for returns and doubtful
 accounts...........................   $249,000   $346,000   $224,000  $371,000
Nine-Month Period Ended December 31,
 1997:
Allowance for returns and doubtful
 accounts...........................   $371,000   $424,000   $176,000  $619,000

                                 EXHIBIT INDEX

 NUMBER                               DESCRIPTION
 ------                               -----------
  1.1   Form of Underwriting Agreement.*
  3.1   Amended and Restated Certificate of Incorporation of the Company.*
  3.2   Form of Amended and Restated Certificate of Incorporation of the
        Company to be effective upon the closing of the Offering.
  3.3   Bylaws of the Company.
  4.1   Specimen Stock Certificate.*
  4.2   Amended and Restated Rights Agreement dated as of June 27, 1997 between the Company and the individuals and entities listed in the signature pages thereto, as amended effective February 27, 1998.
  5.1   Opinion of Venture Law Group regarding the legality of the Common Stock being registered.*
 10.1   Form of Indemnification Agreement between the Company and each of its
        Officers and Directors.
 10.2   Loan and Security Agreement dated December 30, 1997 between the Company and Silicon Valley Bank.
 10.3   Sublease dated February 1997 between the Company and KPMG Peat Marwick
        LLP.
 10.4   Lease Agreement dated June 27, 1996 between the Company and the
        Arrillaga Family Trust.
 10.5   Employment Agreement dated July 15, 1996 between the Company and Robert
        Currie.
 10.6   Employment Agreement dated July 21, 1997 between the Company and Karen
        Willem.
 10.7   Employment Agreement dated June 30, 1994 between the Company and Yorgen
        Edholm.*
 10.8   1992 Stock Option Plan.
 10.9   1998 Stock Option Plan.
 10.10  1998 Directors' Stock Option Plan.
 10.11  1998 Employee Stock Purchase Plan.
 21.1   List of Subsidiaries.
 23.1   Consent of Independent Public Accountants.
 23.2   Consent of Counsel (included in Exhibit 5.1).*
 24.1   Power of Attorney (see page II-4).
 27.1   Financial Data Schedule.

--------
* To be supplied by amendment.